    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 31, 1997

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                    BALLY TOTAL FITNESS HOLDING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             Delaware                              7991                             36-3228107
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois, 60631
                                 (773) 380-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ------------------
                                 LEE S. HILLMAN
                    Bally Total Fitness Holding Corporation
                           8700 West Bryn Mawr Avenue
                            Chicago, Illinois 60631
                                 (773) 380-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                                   Copies to:
                                  IRV BERLINER
                   Benesch, Friedlander, Coplan & Aronoff LLP
                            2300 BP America Building
                               200 Public Square
                             Cleveland, Ohio 44114
                                 (216) 363-4500
                               ------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

 As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed Prospectus have been satisfied or waived.
                               ------------------
    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. [ ]
                               ------------------
                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                         MAXIMUM
TITLE OF CLASS OF SECURITIES      AMOUNT TO BE        OFFERING PRICE         AGGREGATE           AMOUNT OF
      TO BE REGISTERED             REGISTERED            PER NOTE        OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
9 7/8% Senior Subordinated
  Notes due 2007.............     $225,000,000             100%             $225,000,000          $68,182
================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2) under the Securities Act.
                               ------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                             CROSS-REFERENCE SHEET

            ITEM NUMBER IN FORM S-4                  LOCATION IN PROXY STATEMENT/PROSPECTUS
------------------------------------------------   -------------------------------------------
  1. Forepart of Registration Statement and        Facing Page of the Registration Statement;
       Outside Front Cover Page of Prospectus      Outside Front Cover Page of Prospectus
  2. Inside Front and Outside Back Cover Pages     Inside Front Cover Page of Prospectus;
       of Prospectus                               Available Information; Outside Back Cover
                                                   Page of Prospectus
  3. Risk Factors, Ratio of Earnings to Fixed      Outside Front Cover Page of Prospectus;
       Charges and Other Information               Summary; Risk Factors; Selected
                                                   Consolidated Financial Data
  4. Terms of the Transaction                      Outside Front Cover Page of Prospectus;
                                                   Summary; The Exchange Offer; Description of
                                                   the New Notes
  5. Pro Forma Financial Information               Summary Historical and Pro Forma
                                                   Consolidated Financial Data
  6. Material Contracts with the Company Being     *
       Acquired
  7. Additional Information Required for           *
       Reoffering by Persons and Parties Deemed
       to be Underwriters
  8. Interests of Named Experts and Counsel        Legal Matters; Experts
  9. Disclosure of Commission Position on          *
       Indemnification for Securities Act
       Liabilities
 10. Information with Respect to S-3 Registrants   Summary; Summary Historical and Pro Forma
                                                   Consolidated Financial Data; Management's
                                                   Discussion and Analysis of Results of
                                                   Operations and Financial Condition;
                                                   Business; Consolidated Financial State-
                                                   ments
 11. Incorporation of Certain Information by       Incorporation of Certain Information by
       Reference                                   Reference
 12. Information with Respect to S-2 or S-3        *
       Registrants
 13. Incorporation of Certain Information by       *
       Reference
 14. Information with Respect to Registrants       *
       Other Than S-3 or S-2 Registrants
 15. Information with Respect to S-3 Companies     *
 16. Information with Respect to S-2 or S-3        *
       Companies
 17. Information with Respect to Companies Other   *
       Than S-3 or S-2 Companies
 18. Information if Proxies, Consents or           *
       Authorizations are to be Solicited
 19. Information if Proxies, Consents or           Management; The Exchange Offer
       Authorizations are not to be Solicited or
       in an Exchange Offer

---------------

* Omitted because the item is inapplicable or the answer thereto is negative.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                PRELIMINARY PROSPECTUS DATED             , 1997

PROSPECTUS

                                  $225,000,000
     LOGO

                       BALLY TOTAL FITNESS HOLDING CORPORATION
                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
               9 7/8% SERIES A SENIOR SUBORDINATED NOTES DUE 2007
                  ($225,000,000 PRINCIPAL AMOUNT OUTSTANDING)
             FOR 9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2007

     The Exchange Offer (as defined) and withdrawal rights will expire at 5:00
p.m., New York City time, on             , 1997 (as such date may be extended,
the "Expiration Date").

     Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus, as it may be amended and supplemented from time to time (the "Prospectus"), and the accompanying Letter of Transmittal (the "Letter of Transmittal", and, together with the Prospectus, the "Exchange Offer"), to exchange $1,000 in principal amount of its 9 7/8% Series B Senior Subordinated Notes due 2007 (the "New Notes") for each $1,000 in principal amount of its outstanding 9 7/8% Series A Senior Subordinated Notes due 2007 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes") held by Eligible Holders (as defined), of which an aggregate principal amount of $225 million is outstanding. See "The Exchange Offer". For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Registrable Securities (as defined) as reflected on the records of First Trust National Association, a national banking corporation, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Registrable Securities are held of record by the Depositary (as defined), as of the Record Date (as defined). For purposes of the Exchange Offer, "Registrable Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note has been exchanged for a New Note in the Exchange Offer, (ii) the date on which a registration statement filed by the Company which covers the Old Note has been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), and the Old Note is disposed of in accordance with such registration statement, (iii) the date on which such Old Note is sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, (iv) the date on which the Old Note ceases to be outstanding, or (v) the date on which the Old Note can be sold by the holder thereof without limitation as to holding period or volume.

     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived, in part or in whole, by the Company, and to the terms and provisions of the Registration Rights Agreement, dated as of October 7, 1997 (the "Registration Rights Agreement"), among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., Societe Generale Securities Corporation and Ladenburg Thalmann & Co. Inc. (collectively, the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer".

                                                        (continued on next page)

      SEE "RISK FACTORS" BEGINNING ON PAGE 17 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
   THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------

            The date of this Prospectus is                  , 1997.

     An aggregate of $225 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on October 7, 1997 (the "Closing Date") without registration under the Securities Act, in reliance upon exemptions therefrom, pursuant to a Purchase Agreement dated September 29, 1997 (the "Purchase Agreement") among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act ("Rule 144A"), Regulation S under the Securities Act ("Regulation S") and certain other exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer -- Purpose and Effect".

     The Old Notes were, and the New Notes will be, issued under the Indenture dated as of October 7, 1997 (the "Indenture") between the Company and First Trust National Association, a national banking corporation, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any Additional Interest (as defined) pursuant to the Registration Rights Agreement in respect of Old Notes constituting Registerable Securities held by such holders upon the occurrence of a Registration Default (as defined), and (iii) holders of New Notes will not be, and upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of Registrable Securities; provided, however, that (A) an Eligible Holder of Old Notes who is not legally permitted to participate in the Exchange Offer based upon advice of counsel to that effect or who does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, and (B) the Initial Purchasers acquiring a majority of the initial aggregate principal amount of Old Notes with respect to Registerable Securities acquired directly from the Company, shall have the right to require the Company to file a shelf registration statement pursuant to Rule 415 under the Securities Act (a "Shelf Registration Statement") solely for the benefit of such Eligible Holder of Old Notes and will be entitled to Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered by Eligible Holders pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of the New Notes".

     Interest on the New Notes is payable semiannually, in arrears, on April 15 and October 15 of each year (each, an "Interest Payment Date") commencing on April 15, 1998. Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The New Notes will mature on October 15, 2007. See "Description of the New Notes -- General".

     The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after October 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. In addition, on or prior to October 15, 2000, the Company may redeem up to 35% of the Notes originally issued, at a price of 109 7/8% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined), provided that not less than $146.3 million in principal amount of the Notes is outstanding immediately after giving effect to such redemption. Upon the occurrence of a Change of Control (as defined), each holder of Notes, subject to the limitations described herein, will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC (the "SEC Staff") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the SEC Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the SEC Staff, and subject to the following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by an Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the "distribution" (within the meaning of the Securities Act) of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, among other things, that such conditions have been met. Any Eligible Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of participating in the "distribution" of the New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the SEC Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirement. See "The Exchange Offer -- Resales of the New Notes".

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer may be deemed to be a Statutory Underwriter, must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the SEC Staff in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain conditions, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution". However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- The Exchange Agent; Assistance". Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of the New Notes".

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc. (the "NASD"). There can be no assurance that an active trading market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors -- Absence of Public Market for the New Notes".

     The Company will not receive any proceeds from the Exchange Offer, but, pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

                               PROSPECTUS SUMMARY

The following is a summary of certain information contained elsewhere in this Prospectus and is qualified by the more detailed information set forth elsewhere in this Prospectus which should be read in its entirety. Unless otherwise indicated, capitalized terms used in this Prospectus Summary have the respective meanings ascribed to them elsewhere in this Prospectus. The information contained in this Prospectus Summary contains forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See "Special Note Regarding Forward-Looking Statements" on page 14.

                                  THE COMPANY

     The Company is the largest (and only nationwide) commercial operator of fitness centers in the United States in terms of revenues, the number of members, and the number and square footage of facilities. As of June 30, 1997, the Company operated approximately 320 fitness centers concentrated in major metropolitan areas in 27 states and Canada and had approximately four million members. During 1996, Bally's members made more than 100 million visits to its fitness centers. In August 1997, the Company completed a public offering of 8,000,000 shares of its common stock, which provided net proceeds of $88.4 million to the Company (the "Stock Offering").

     The Company offers its members value by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally's fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic training programs. The Company's new club prototype achieves efficiency by focusing on those fitness services that receive a high degree of member use. Most of the Company's current fitness centers include pools, racquet courts or other athletic facilities that receive a lower degree of member use. The Company has clustered its fitness centers in major metropolitan areas in order to achieve marketing and operating efficiencies. These markets include, among others, New York, Los Angeles, Chicago, Houston, Dallas, Detroit, Baltimore, Washington, D.C., Philadelphia, Miami, Cleveland, Atlanta, Milwaukee, Seattle, Minneapolis, Orlando, Denver, Phoenix, St. Louis, Boston and Kansas City. In 1996, the Company completed the process of renaming its fitness centers so they all use the servicemark "Bally Total Fitness", thereby enhancing brand identity, concentrating advertising and eliminating the prior practice of using more than 25 different regional servicemarks and trade names.

     The Company's primary target market for new members is the 18 to 34-year old, middle income segment of the population. Bally markets itself to this consumer segment through the use of a variety of membership options and payment plans. The membership options offered by the Company range from single-club memberships to premium memberships which provide additional amenities and the use of all of Bally's fitness centers nationwide. Similarly, the Company offers a broad range of payment alternatives. Typically, members pay an initiation fee which can either be financed (generally for 36 months and subject to downpayment requirements) or paid-in-full at the time of joining. Members are also required to pay monthly membership dues in order to use the Company's fitness facilities. Management believes the various memberships and payment plans, in addition to Bally's strong brand identity and the convenience of its multiple locations, provide the Company distinct competitive advantages.

OPERATING STRATEGIES

     In October 1996, Lee S. Hillman was named President and Chief Executive Officer of the Company. This completed the transition of senior management of the Company from predominantly marketing oriented managers, including the original founders of the Company, to managers with more financial and operational orientation. Until December 1996, a number of the Company's top executives, including Mr. Hillman, also performed significant functions for Bally Entertainment Corporation ("Entertainment"), the owner of the Company until January 1996. Current management intends to pursue a number of operating strategies, including the following, which the Company believes will improve the results of its core business:

     - Reduce Discount Pricing on Paid-In-Full Membership Plans -- Since late 1990, the Company has managed its pricing structure to generate immediate cash for liquidity by significantly discounting its membership plans and by emphasizing paid-in-full instead of financed membership plans. Additional working capital provided by the Stock Offering will allow the Company to sell more financed membership plans, which historically have generated better long-term returns for the Company including streams of recurring dues revenues, rather than selling discounted paid-in-full memberships for which dues are frequently waived for up to three years.

     - Upgrade and Expand Fitness Centers -- The Company intends to expand and upgrade its facilities in order to increase its membership base and more effectively capitalize on its streamlined marketing and administrative functions. Management plans to make capital expenditures of approximately $10 million to $12 million over the next twelve months to maintain and make minor upgrades to the Company's existing facilities, which include exercise equipment upgrades, heating, ventilation and air conditioning ("HVAC") and other operating equipment upgrades and replacements, and locker room and workout area refurbishments, among others. In addition, the Company intends to invest approximately $10 million of the net proceeds from the Stock Offering over the next two years to extensively refurbish and make major upgrades to approximately 25% of its clubs, which include converting low-usage pools and racquet areas into expanded exercise areas and to a lesser extent retail and outpatient rehabilitation service areas, adding and upgrading exercise equipment, and refreshing interior and exterior finishes to improve club ambience, among others. The Company also intends to spend approximately $25 million to $30 million of the net proceeds from the Stock Offering over the next three years to open 20 to 30 new facilities based on its new prototype. These facilities are designed to cost less to construct and maintain than the Company's older facilities. The facilities are expected to range in size from 10,000 to 45,000 square feet and have the capacity to accommodate significantly more members than older clubs of the same size because the new facilities will contain only the most widely used amenities.

     - Increase Dues Revenues -- The Company believes that its dues are substantially less than those charged by its competitors and that it can significantly increase dues for its members who are beyond their initial financing period without any material loss in membership.

     - Improve Collections on Financed Contracts -- The Company plans to continue its focus on increasing the downpayment on financed membership plans and securing payment by electronic funds transfer ("EFT"), which the Company's experience has shown results in higher quality receivables. Further, the Company intends to institute more focused collection efforts based on information provided by "credit scoring", which management believes will also improve the yield from the receivables portfolio.

     - Continue Cost Reduction Policies -- The Company's operating costs and expenses for 1996 were more than $75 million lower than in 1994. Management believes that other opportunities exist to cut additional costs in the areas of administration, advertising and self-insured losses incurred.

GROWTH OPPORTUNITIES

     The Company currently generates substantially all of its revenues from the sale of membership plans and the receipt of dues. Management believes that it can increase and diversify its revenues by leveraging its strong brand identity, extensive distribution infrastructure (approximately 320 facilities), significant member base (approximately four million members) and frequency of visitation (in excess of 100 million visits in 1996) by offering a number of ancillary products and services. In order to pursue these growth opportunities, the Company plans to:

     - Sell Nutritional Products -- The Company has successfully concluded test marketing certain nutritional products, predominantly vitamins and weight control supplements, and is launching the sale of these products to members through its fitness centers and telemarketing.

     - Provide Outpatient Rehabilitation Services -- The Company plans to contract with providers of health care programs and services whereby certain of the Company's existing facilities will also be used for comprehensive outpatient rehabilitation services. The Company believes it has opportunities with a number of third party providers and managers of health care programs and services to provide similar outpatient rehabilitation services in additional fitness centers, and expects to offer these services within three years to members and non-members alike in up to 100 of its facilities primarily using equipment already on-hand. Among others, the Company has recently contracted with Continucare Corporation to provide such services in certain, initially four, of the Company's fitness centers. The Company plans to spend approximately $1 million of the net proceeds from the Stock Offering to upgrade an initial group of its facilities to provide rehabilitation services.

     - Offer Other Goods and Services -- The Company plans to sell work-out and related apparel and market certain financial services and direct marketing programs provided by third parties to its members such as a co-branded credit card, credit life insurance, dining clubs and automated teller machines ("ATMs") in its clubs through in-club sales efforts and direct marketing programs.

                                THE REFINANCING

     On October 7, 1997, the Company completed a refinancing (the "Refinancing") which reduces interest expense, extends debt maturities and improves financial flexibility. The components of the Refinancing were (i) the offering of $225 million aggregate principal amount of the Old Notes (the "Offering"), (ii) the consummation of a tender offer and consent solicitation (the "Tender Offer") with respect to the Company's 13% Senior Subordinated Notes due 2003 (the "13% Notes"), and (iii) the application of the proceeds from the Offering to retire the 13% Notes. Pursuant to the Tender Offer, the Company purchased $177.4 million aggregate principal amount of the 13% Notes. The remaining $22.6 million aggregate principal amount of the 13% Notes not tendered in the Tender Offer are expected to be purchased, redeemed or defeased by the Company prior to the end of January 1998. In addition, the Indenture pursuant to which the 13% Notes were issued was substantially amended pursuant to the Tender Offer.

                           ISSUANCE OF THE OLD NOTES

     The Old Notes were sold by the Company to the Initial Purchasers on the Closing Date pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A, Regulation S under the Securities Act and other available exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer".

                               THE EXCHANGE OFFER

The Exchange Offer.........  The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. As of the date of this Prospectus, $225 million aggregate principal amount of the Old Notes were outstanding, the maximum amount authorized by the Indenture for all Notes. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such nontendered Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. See "The Exchange Offer -- Terms of the Exchange Offer".

Expiration Date............  5:00 p.m., New York City time, on                ,
                             1997 as the same may be extended. See "The Exchange
                             Offer -- Expiration Date; Extensions; Amendments".

Conditions of the Exchange
   Offer; Extensions;
   Amendments..............  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. The Company expressly reserves the right, in its sole and absolute discretion, (i) to delay accepting any Old Notes by giving oral or written notice to the Exchange Agent, (ii) to extend the Exchange Offer,
                             (iii) to terminate the Exchange Offer by giving oral or written notice of such termination to the Exchange Agent, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the Eligible Holders. See "The Exchange Offer -- Expiration Date; Extensions; Amendments" and " -- Conditions of the Exchange Offer".

Termination of Certain
   Rights..................  Eligible Holders of Old Notes have certain rights pursuant to the Registration Rights Agreement and the Old Notes. Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to (i) the right to receive Additional Interest upon the occurrence of Registration Default, or (ii) certain other rights under the Registration Rights Agreement intended for the holders of unregistered securities; provided, however, that (A) an Eligible Holder of Old Notes who is not legally permitted to participate in the Exchange Offer based upon advice of counsel to that effect or who does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, and (B) the Initial Purchasers acquiring a majority of the initial aggregate principal amount of Old Notes with respect to Registerable Securities acquired directly from the Company, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such Eligible Holders of Old Notes and will be entitled to receive Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. Notwithstanding anything to the contrary in the foregoing, Old Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms. See "The

                             Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of the New Notes".

Accrued Interest on the
   Old Notes...............  Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes.

Procedures for Tendering
   Old Notes...............  Unless a tender of Old Notes is effected pursuant to the procedures for book-entry transfer as provided herein, each Eligible Holder desiring to accept the Exchange Offer must complete and sign the Letter of Transmittal, have the signature thereon guaranteed if received by the Letter of Transmittal, and mail or deliver the Letter of Transmittal, together with the Old Notes or a Notice of Guaranteed Delivery and any other required documents (such as evidence of authority to act, if the Letter of Transmittal is signed by someone acting in a fiduciary or representative capacity), to the Exchange Agent (as defined) at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date; provided, however, that the signature on the Letter of Transmittal is not required to be guaranteed if the Old Notes surrendered for exchange are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) for the account of an Eligible Institution (as defined). Any Beneficial Owner (as defined) of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company, and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. Any Old Notes not accepted for exchange for any reason will be returned, without expense to the tendering Eligible Holder thereof, as promptly as practicable after the Expiration Date. See "The Exchange
                             Offer -- Procedures for Tendering Old Notes".

Guaranteed Delivery
   Procedures..............  Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, or (iii) who complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange
                             Offer -- Guaranteed Delivery Procedures".

Acceptance of Old Notes and
   Delivery of New Notes...  Upon satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes".

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer -- Withdrawal Rights".

The Exchange Agent.........  First Trust National Association, a national banking corporation, is the exchange agent (in such capacity, the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- The Exchange Agent; Assistance".

Fees and Expenses..........  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes, if applicable, to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses".

Resales of the New Notes...  The Company is making the Exchange Offer in reliance on the position of the SEC Staff as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the SEC Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the SEC Staff, and subject to the following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by an Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the "distribution" (within the meaning of the Securities Act) of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, among other things, that such conditions have been met. Any Eligible Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of participating in the distribution of the New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act,
                             (a) will not be able to rely on the interpretations of the SEC Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirement. See "The Exchange Offer -- Resales of the New Notes".

                                  Each broker-dealer that receives New Notes for
                             its own account pursuant to the Exchange Offer may be deemed to be a statutory underwriter, must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The

                             Letter of Transmittal states that by so
                             acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the SEC Staff in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain conditions, the Company has agreed that this Prospectus, as it may be amended or supplemented, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution". However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent; Assistance". Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of the New Notes".

                          DESCRIPTION OF THE NEW NOTES

     The form and term of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any Additional Interest thereon pursuant to the Registration Rights Agreement in respect of Old Notes constituting Registrable Securities held by such holders if (A) a registration statement concerning the Exchange Offer is not filed with the SEC on or prior to November 6, 1997, (B) the registration statement filed by the Company with respect to the Exchange Offer has not been declared effective on or prior to January 5, 1998, or (C) the Exchange Offer is not consummated on or prior to February 4, 1998 or a Shelf Registration Statement, if required, is not declared effective on or prior to February 4, 1998 (or if a Shelf Registration Statement is required based upon a request by the Initial Purchasers, 30 days after request therefor) (each such event referred to in clauses (A) through (C) above, a "Registration Default"), and
(iii) holders of New Notes will not be, and upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for Eligible Holders; provided, however, that (X) an Eligible Holder of Old Notes who is not legally permitted to participate in the Exchange Offer based upon advice of counsel to that effect or who does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, and (Y) the Initial Purchasers acquiring a majority of the initial aggregate principal amount of Old Notes with respect to Registerable Securities acquired directly from the Company, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such Eligible Holder of Old Notes and will be entitled to Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered (and not withdrawn) by Eligible Holders pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights", "-- Procedures for Tendering Old Notes" and "Description of the New Notes".

Maturity Date..............  October 15, 2007.

Interest Payment Dates.....  April 15 and October 15 of each year, commencing
                             April 15, 1998.

Optional Redemption........  The New Notes are redeemable at the option of the
                             Company, in whole or in part, at any time on or after October 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. In addition, on or prior to October 15, 2000, the Company may redeem up to an aggregate of 35% of the principal amount of the Notes originally issued, at a price of 109 7/8% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings, provided that not less than $146.3 million in principal amount of the Notes is outstanding immediately after giving effect to such redemption. See "Description of the New Notes -- Optional Redemption".

Change of Control..........  Upon the occurrence of a Change in Control, each holder of Notes, subject to certain limitations described herein, will have the right to require the Company to purchase all or a portion of such holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the New
                             Notes -- Purchase of Notes Upon a Change in
                             Control".

Offers to Purchase.........  The Company will, under certain circumstances, be obligated to make offers to purchase Notes in the event of an Asset Sale. See "Description of the New Notes -- Certain Covenants -- Limitation on Sale of Assets".

Ranking....................  The New Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. In addition, the Company is a holding company and, accordingly, the New Notes will also be effectively subordi-nated to all existing and future non-intercompany liabilities of the Company's subsidiaries. As of June 30, 1997, after giving effect to (i) the Refinancing, and (ii) the completion by the Company of the Stock Offering, the Company would have had approximately $196 million of Senior Indebtedness, including $160 million under the Securitization Facility (as defined), which is a subsidiary liability, and approximately $484 million of other non-intercompany subsidiary liabilities (including $364 million of deferred revenues and $26 million of deferred income taxes) to which the New Notes would be subordinated. As of June 30, 1997, other than indebtedness under the 13% Notes, the Company's existing revolving credit facility which it intends to substantially modify or replace (the "Bank Credit Facility") and capital lease obligations, substantially all of the Company's liabilities, including the Securitization Facility (which is also Senior Indebtedness), were non-intercompany subsidiary liabilities. The New Notes will rank pari passu in right of payment with the Old Notes. The subordination of the New Notes and the funds available to the Company may limit the ability of the Company to repurchase the New Notes. See "Risk Factors -- Subordination of the New Notes and Holding Company Structure".

Certain Covenants..........  The Indenture (as defined herein) will contain certain covenants that, among other things, will limit the ability of the Company and its subsidiaries to (i) incur additional indebtedness,
                             (ii) pay dividends and make other restricted payments, (iii) issue preferred stock of its subsidiaries, (iv) permit payment restrictions on its subsidiaries, (v) engage in transactions with affiliates, (vi) create liens, or (vii) engage in mergers, consolidations or asset sales. See "Description of the New Notes--Certain Covenants".

Absence of a Public Market
   for the Notes...........  The New Notes will be new securities for which there is currently no established trading market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice, in their sole discretion. Accordingly, there can be no assurances as to the development or the liquidity of any market for the New Notes. The Company intends to apply to have the New Notes designated for trading in the PORTAL system. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system. See "Risk Factors -- Absence of Public Market for the New Notes".

     For more detailed information regarding the terms of the New Notes and for definitions of capitalized terms not otherwise defined, see "Description of the New Notes".

                                  RISK FACTORS

     See "Risk Factors" beginning on page 17 of this Prospectus for a discussion of certain factors that should be considered by Eligible Holders in evaluating the Exchange Offer.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus under "Prospectus Summary", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions; those items set forth under the heading "Risk Factors" beginning on page 17 of this Prospectus; and other factors referenced in this Prospectus.
                               ------------------

     The Company was a wholly-owned subsidiary of Entertainment until Entertainment spun-off the Company (the "Spin-off") to its stockholders on January 9, 1996. The Company's executive offices are located at 8700 West Bryn Mawr Avenue, Chicago, Illinois, 60631, telephone number (773) 380-3000. As used in this Offering Memorandum, unless the context otherwise requires, the "Company" or "Bally" refers to Bally Total Fitness Holding Corporation and its subsidiaries and their predecessors.

     In connection with the Stock Offering, the SEC Staff advised the Company it requires all registrants operating fitness centers with membership plans that include initial membership fees to follow a "deferral method" of accounting with respect to the recognition of revenue from initial membership fees. The accompanying consolidated financial statements for the periods prior to the six months ended June 30, 1997 have been restated from those originally reported because this "deferral method" differed from the revenue recognition method historically used by the Company. See "Consolidated Financial Statements".

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
              (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table presents summary consolidated financial data of the Company. The historical financial data were derived from, and should be read in conjunction with, financial information appearing elsewhere in this Prospectus. See "Selected Consolidated Financial Data".

                                                     SIX MONTHS
                                                   ENDED JUNE 30,                    YEARS ENDED DECEMBER 31,
                                                 -------------------   ----------------------------------------------------
                                                   1997       1996       1996       1995       1994       1993       1992
                                                 --------   --------   --------   --------   --------   --------   --------
                                                                             (AS RESTATED) (A)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Membership revenues --
    Initial membership fees on paid-in-full
      memberships originated...................  $   32.0   $   43.3   $   85.6   $   95.7   $  103.0   $  141.8   $  153.1
    Initial membership fees on financed
      memberships originated...................     175.6      157.9      290.4      310.0      322.7      316.1      335.4
    Dues collected.............................      96.8       85.6      182.9      177.8      173.5      164.9      141.6
    Change in deferred revenues................      (0.9)      10.2       29.8       16.8       27.0      (20.7)     (25.1)
                                                 --------   --------   --------   --------   --------   --------   --------
                                                    303.5      297.0      588.7      600.3      626.2      602.1      605.0
  Finance charges earned.......................      19.5       18.5       36.4       36.9       34.9       44.4       56.8
  Fees and other...............................       7.5        7.3       15.1       16.4       20.9       20.2       26.8
                                                 --------   --------   --------   --------   --------   --------   --------
                                                    330.5      322.8      640.2      653.6      682.0      666.7      688.6
Operating costs and expenses:
  Fitness center operations....................     189.4      187.4      366.5      396.6      407.1      416.0      398.1
  Member processing and collection centers.....      18.2       21.3       42.3       50.3       52.1       57.4       56.7
  Advertising..................................      23.9       25.8       47.4       50.0       47.5       53.3       54.2
  General and administrative...................      12.2       10.1       23.6       21.6       21.9       25.6       27.9
  Provision for doubtful receivables...........      47.6       44.4       80.4       72.1      103.9       72.5      116.2
  Depreciation and amortization................      28.1       27.7       55.9       57.4       58.9       60.4       57.8
  Change in deferred membership origination
    costs......................................       1.5        1.8        4.1        0.4        6.7       (0.4)      (3.0)
                                                 --------   --------   --------   --------   --------   --------   --------
                                                    320.9      318.5      620.2      648.4      698.1      684.8      707.9
                                                 --------   --------   --------   --------   --------   --------   --------
Operating income (loss)........................       9.6        4.3       20.0        5.2      (16.1)     (18.1)     (19.3)
Interest expense...............................      22.4       23.9       47.6       43.8       38.6       39.1       31.9
                                                 --------   --------   --------   --------   --------   --------   --------
Loss before income taxes, extraordinary item
  and cumulative effect on prior years of
  change in accounting for income taxes........     (12.8)     (19.6)     (27.6)     (38.6)     (54.7)     (57.2)     (51.2)
Income tax provision (benefit).................       0.2        0.3       (2.7)      (7.2)     (15.2)     (25.8)     (17.6)
                                                 --------   --------   --------   --------   --------   --------   --------
Loss before extraordinary item and cumulative
  effect on prior years of change in accounting
  for income taxes (b)(c)......................  $  (13.0)  $  (19.9)  $  (24.9)  $  (31.4)  $  (39.5)  $  (31.4)  $  (33.6)
                                                 ========   ========   ========   ========   ========   ========   ========
Loss per common share (pro forma for 1995 and
  1994) (d)....................................  $  (1.06)  $  (1.63)  $  (2.04)  $  (3.25)  $  (4.61)
OTHER FINANCIAL DATA:
EBITDA (e).....................................  $   37.7   $   32.0   $   75.9   $   62.6   $   42.8   $   42.3   $   38.5
Capital expenditures...........................      13.1       11.5       20.6       22.5       21.4       34.9       22.5
EBITDA margin (e)..............................      11.4%       9.9%      11.9%       9.6%       6.3%       6.3%       5.6%

                                                         TWELVE MONTHS
                                                      ENDED JUNE 30, 1997
                                                      --------------------
PRO FORMA FINANCIAL DATA: (F)
EBITDA (e)..........................................         $ 81.6
Interest expense....................................           41.5
Ratio of EBITDA to interest expense.................            2.0x

                                                               JUNE 30, 1997
                                                      --------------------------------
                                                         ACTUAL        AS ADJUSTED (F)
                                                      ------------     ---------------
BALANCE SHEET DATA:
Cash and equivalents................................     $  9.6            $  88.0
Installment contracts receivable, net...............      317.2              317.2
Total assets........................................      910.2              991.0
Total debt..........................................      397.8              410.8
Stockholders' equity................................       13.3               81.1

                                                   (footnotes on page following)

---------------

(a) The summary consolidated financial data presented herein for periods prior to the six months ended June 30, 1997 have been restated to reflect a change in the Company's method of recognizing membership revenue. See "Consolidated Financial Statements".

(b) In 1996, the Company recognized a net extraordinary gain on extinguishment of debt consisting of (i) a gain (net of taxes) of $9.9 million ($.81 per share) resulting from indebtedness owed Entertainment which was forgiven as part of the December 1996 merger of Entertainment with and into Hilton Hotels Corporation ("Hilton"), and (ii) a charge (net of taxes) of $4.2 million ($.35 per share) resulting from the refinancing of the Company's prior securitization facility by the Securitization Facility. In 1993, the Company recognized an extraordinary loss on extinguishment of debt of $6.0 million (net of taxes) resulting from a refinancing of certain indebtedness.

(c) In 1993, the Company changed its method of accounting for income taxes as required by Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior years to apply the provisions of SFAS No. 109, which resulted in a charge of $69.0 million in 1993.

(d) The loss for the years ended December 31, 1995 and 1994 reflects a federal income tax benefit arising from the Company's prior tax sharing agreement with Entertainment of $7.1 million and $15.2 million, respectively. Pro forma loss per common share (which is unaudited) was calculated giving effect to (i) adjustments made to reflect the income tax provision/benefit as if the Company had filed its own separate consolidated income tax return for each year and (ii) the distribution of 11,845,161 shares of the Company's common stock to Entertainment stockholders as if such distribution had taken place as of the beginning of each year.

(e) EBITDA is defined as operating income (loss) before depreciation and amortization and EBITDA margin represents EBITDA divided by net revenues. The Company has presented EBITDA and EBITDA margin supplementally because management believes this information is useful given the significance of the Company's depreciation and amortization and because of its highly leveraged financial position. These data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income/loss or cash provided by/used in operating, investing and financing activities), nor should they be considered as an indicator of the Company's overall financial performance. Also, the EBITDA definition used herein may not be comparable to similarly titled measures reported by other companies.

(f) Adjusted to give effect to (i) the Stock Offering, (ii) the Refinancing and
    (iii) the Exchange Offer, as if each had occurred on July 1, 1996 for Pro Forma Financial Data and on June 30, 1997 for Balance Sheet Data, using the interest rate of 9 7/8% on the Notes along with the assumptions used in the capitalization table (see "Capitalization").

                                  RISK FACTORS

     Prior to making an investment decision, prospective investors should consider carefully all of the information set forth in this Prospectus and, particularly, should evaluate the following risk factors.

RISKS ASSOCIATED WITH HIGHLY-LEVERAGED FINANCIAL POSITION

     In December 1996, the Company issued $160.0 million of asset-backed securities (the "Securitization Facility") by selling undivided interests in the H&T Master Trust (the "Trust"). The Trust consists primarily of a portfolio of installment contracts receivable from membership plans and the proceeds thereof. The Company plans to refinance the Securitization Facility in the second or third quarter of 1999; however, there can be no assurance that the Company will be able to sell such a replacement series or that the terms of such replacement series will be as favorable as the Securitization Facility.

     At June 30, 1997, the Company had total indebtedness (including outstanding letters of credit) of approximately $408 million ($433 million after giving effect to the Refinancing). The Company's long-term debt presently includes the Securitization Facility, $225 million principal amount of the Old Notes, $22.6 million principal amount of the 13% Notes and the $30 million existing Bank Credit Facility. The Company intends to substantially modify or replace the existing Bank Credit Facility. The Company's recent losses, total indebtedness and provisions of existing debt instruments limit the Company's ability to raise capital or borrow money. The provisions in the Company's existing debt instruments and the existing Bank Credit Facility limit the Company's ability to borrow additional funds and to grant security interests and require the Company to maintain certain financial ratios, including those relating to cash flow and interest expense. The substantially modified or new Bank Credit Facility is expected to contain covenants which are similar to those of the existing Bank Credit Facility. As a result of the limitations, the Company may be more vulnerable to economic downturns, may not be able to exploit certain business opportunities when they arise and may have less flexibility to respond to changing economic conditions, each of which could have a material adverse effect on the Company's financial condition and results of operations.

SUBORDINATION OF THE NEW NOTES AND HOLDING COMPANY STRUCTURE

     The New Notes will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including all Indebtedness under the existing Bank Credit Facility and any modification or refinancing thereof. As of June 30, 1997, after giving effect to (i) the Refinancing, and (ii) the completion by the Company of the Stock Offering, the amount of Senior Indebtedness of the Company would have been approximately $196 million, including $160 million under the Securitization Facility, which is a subsidiary liability. By reason of such subordination, in the event of liquidation or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than holders of the New Notes, and funds which would be otherwise payable to holders of the New Notes will be paid to the holders of Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the New Notes. In addition, under certain circumstances, no payments may be made with respect to the principal of or interest on the New Notes upon the occurrence of a default under the terms of any Senior Indebtedness including, but not limited to, a default under the Bank Credit Facility. The New Notes will rank pari passu in right of payment with the Old Notes.

     The operations of the Company are conducted through subsidiaries. Except to the extent that the Company may itself be a trade creditor with recognized claims against its subsidiaries, claims of creditors of such subsidiaries, including trade creditors, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the New Notes, even though such subsidiary obligations do not constitute Senior Indebtedness. As of June 30, 1997, subsidiary liabilities (which also include Senior Indebtedness) were approximately $657 million, including $364 million of deferred revenues and $26 million of deferred income taxes.

     In certain circumstances, the Company may be obligated to repurchase or to make an offer to repurchase the New Notes. The subordination of the New Notes to all existing and future Senior Indebtedness of the Company and the funds available to the Company may limit the ability of the Company to repurchase the New Notes.

DECLINE IN MEMBERSHIP FEES ORIGINATED; NET LOSSES

     The Company's initial membership fees originated, a principal component of its total revenues, have decreased from $425.7 million in 1994 to $376.0 million in 1996, and there can be no assurance that the Company will be able to halt or reverse this decline. Although the Company's operating costs and expenses were more than $75 million lower in 1996 than in 1994, there can be no assurance that the Company will be able to continue reducing its operating costs and expenses. The Company reported losses before extraordinary item of $13.0 million, $24.9 million, $31.4 million and $39.5 million for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. On a pro forma basis, adjusting the income tax provision/benefit as if the Company had filed its own separate consolidated tax returns, the loss for 1995 and 1994 would have been $38.5 million and $54.6 million, respectively.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

     The existing Bank Credit Facility and the Indenture contain covenants that, among other things and subject to certain exceptions, restrict the ability of the Company to incur additional indebtedness, pay dividends, prepay Subordinated Indebtedness, dispose of certain assets, create liens and make certain investments or acquisitions. The substantially modified or new Bank Credit Facility is expected to contain covenants which are similar to those of the existing Bank Credit Facility. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the existing or new Bank Credit Facility. In the event of any such default, depending on the actions taken by the lenders under the existing or new Bank Credit Facility, such lenders could elect to declare all amounts borrowed under the existing or new Bank Credit Facility, together with accrued interest, to be due and payable. A default under the existing or new Bank Credit Facility or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the existing or new Bank Credit Facility and any instruments governing the Company's other indebtedness.

RISKS ASSOCIATED WITH NEW INITIATIVES

     The Company intends to embark on a number of new initiatives to capitalize on its strong brand identity, extensive distribution infrastructure (approximately 320 facilities), significant member base (approximately four million members) and frequency of visitation (in excess of 100 million visits in
1996). These initiatives include selling and marketing nutritional products and work-out and related apparel to its members and marketing financial services provided by third parties to its members such as a co-branded credit card, credit life insurance, dining clubs and ATMs in its clubs as well as making comprehensive outpatient rehabilitation services available to members and non-members alike. The Company has not previously generated significant revenues from any of these new initiatives and there can be no assurance that such initiatives will be successful. In addition, the Company has limited experience in marketing new products to its members. The sale and marketing of nutritional products and work-out and related apparel and the provision of rehabilitation services involve significant risks of competition. See "-- Competition". The provision of rehabilitation services also involves risks of government regulation. See "-- Government Regulation".

RISKS ASSOCIATED WITH PRICING STRATEGY

     Competitive conditions in certain markets in which the Company operates may limit the Company's ability to reduce discount pricing on paid-in-full memberships and to increase dues significantly without a material loss in membership.

COMPETITION

     The Company is the largest operator, or among the largest operators, of fitness centers in every major market in which it has fitness centers. Within each market, the Company competes with other fitness centers, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. The Company also competes with other entertainment and retail businesses for the discretionary income of its target market. The Company believes competition has increased in certain markets. There can be no assurance that the Company will be able to compete effectively in the future in the markets in which it operates.

     When the Company embarks on its new initiatives, particularly the sale of nutritional products and apparel, the Company will be competing against large established companies with more experience selling such products on a retail basis and, in some instances, with substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete effectively against such established companies.

SEASONAL MEMBERSHIP FEE ORIGINATIONS

     Historically, the Company has experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Certain of the new initiatives the Company plans to undertake may have the effect of further increasing the seasonality of the Company's business.

GOVERNMENT REGULATION

     The operations and business practices of the Company are subject to regulation at federal, state and, in some cases, local levels. General rules and regulations of the Federal Trade Commission (the "FTC"), and of state and local consumer protection agencies, and state statutes apply to the Company's advertising, sales and other trade practices, including the sale, financing and collection of memberships. Although management is not aware of any proposed changes in any statutes, rules or regulations, any changes could have a material adverse effect on the Company's financial condition and results of operations. In addition, the provision of rehabilitation services and payments for such services are subject to government regulation. See "Business -- Government Regulation".

FRAUDULENT CONVEYANCE

     The Company believes that the indebtedness represented by the New Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding this belief, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that the Company did not receive fair consideration (or reasonably equivalent value) for incurring the New Notes and, at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or that the Company intended to hinder, delay or defraud its creditors, then such court could, among other things, (i) void all or a portion of the Company's obligations to the holders of the New Notes, the effect of which would be that the holders of the New Notes may not be repaid in full, (ii) recover all or a portion of the payments made to holders of the New Notes, and/or (iii) subordinate the Company's obligations to the holders of the New Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the New Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the company's debts is greater than all of the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its existing debts as they become due and payable. There can be no assurances as to what standards a court would apply to determine whether the Company was solvent at the relevant time, or whether, whatever standard was applied, the New Notes would not be voided on another of the grounds set forth above.

ABSENCE OF PUBLIC MARKET FOR THE NEW NOTES

     The New Notes will be new securities for which there is currently no established trading market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, the Initial Purchasers are not obligated to do so, and any such market-making may be discontinued at any time without notice, in their sole discretion. Accordingly there can be no assurance as to the development or liquidity of any market for the New Notes. The Company intends to apply to have the New Notes designated for trading in the PORTAL system. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system.

CERTAIN MARKET CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     To the extent that Old Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Old Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Old Notes not exchanged. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Old Notes remaining at such time and the interest in maintaining a market in such Old Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Old Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile.

CERTAIN CONSEQUENCES OF FAILURE TO VALIDLY TENDER

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer -- Conditions of the Exchange Offer" and only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery of all required documentation. Beneficial holders of Old Notes should also take into account the fact that the delivery of documents to The Depository Trust Company ("DTC") in accordance with DTC's procedures does not constitute delivery to the Exchange Agent. Neither the Exchange Agent, the Company nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following consummation of the Exchange Offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to the Old Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company to the Initial Purchasers on October 7, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A, Regulation S under the Securities Act and certain other exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes, to use its best efforts (i) to file, on or prior to November 6, 1997, a registration statement concerning the Exchange Offer with the SEC under the Securities Act, (ii) to cause the registration statement filed by the Company with respect to the Exchange Offer to be declared effective by the SEC on or prior to January 5, 1998, (iii) to keep the registration statement filed by the Company with respect to the Exchange Offer effective until the closing of the Exchange Offer, and
(iv) to cause the Exchange Offer to be consummated on or prior to February 4, 1998. The Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, Eligible Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered (and not withdrawn) prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "Conditions of the Exchange Offer".

     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter Of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).

     As of the date of this Prospectus, $225 million aggregate principal amount of the Old Notes were outstanding, the maximum amount authorized by the Indenture for the Notes. Solely for reasons of administration (and for no other
purpose), the Company has fixed the close of business on             , 1997, as
the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Old Notes (or such Eligible Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such Eligible Holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Eligible Holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Eligible Holder thereof as promptly as practicable after the Expiration Date.

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN

FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER, AFTER READING CAREFULLY THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The Expiration Date shall be             , 1997 at 5:00 p.m., New York City
time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

     The Company expressly reserves the right, in its sole and absolute discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) to terminate the Exchange Offer, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the Eligible Holders.

     Any such delay in acceptance, extension, termination, amendment or waiver will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such notice and announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

          (i) the Exchange Offer, or the making of any exchange by an Eligible Holder, violates any applicable law or any applicable interpretation of the SEC Staff;

          (ii) the due tendering of Registrable Securities in accordance with the Exchange Offer; and

          (iii) each Eligible Holder of Registrable Securities exchanged in the Exchange Offer shall have made certain customary representations, including representations that such Eligible Holder is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, that all New Notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the Exchange Offer, such Eligible Holder has no arrangement or understanding with any person to participate in the "distribution" (within the meaning of the Securities Act) of the New Notes, and any such representation as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow Eligible Holders to use of the registration statement filed by the Company with respect to the Exchange Offer.

     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old

Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

TERMINATION OF CERTAIN RIGHTS

     The Registration Rights Agreement provides that, in the event of a Registration Default, the interest rate borne by the Old Notes (except in the case of the Exchange Offer not being consummated by February 4, 1998 or if a Shelf Registration Statement is not declared effective on or prior to February 4, 1998, or if a Shelf Registration Statement is not filed within 30 days of request by the request of the Initial Purchasers, in which case only the Old Notes that have not been exchanged in the Exchange Offer) shall be increased by one-quarter of one percent (0.25%) per annum upon the occurrence of any Registration Default, which rate (as increased as aforesaid) will increase by an additional one-quarter of one percent (0.25%) each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum (such interest in excess of 9 7/8% paid by the Company pursuant to a Registration Default referred to herein as "Additional Interest"). Following the cure of all Registration Defaults, the accrual of Additional Interest will cease and the interest rate will revert to 9 7/8%. Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to (i) the right to receive Additional Interest upon the occurrence of a Registration Default, or (ii) certain other rights under the Registration Rights Agreement intended for the holders of unregistered securities; provided, however, that (A) an Eligible Holder of Old Notes who is not legally permitted to participate in the Exchange Offer based upon advice of counsel to that effect or who does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, and (B) the Initial Purchasers acquiring a majority of the initial aggregate principal amount of the Old Notes with respect to Registerable Securities acquired directly from the Company, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such Eligible Holders of Old Notes and will be entitled to receive Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. Notwithstanding anything to the contrary in the foregoing, Old Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms.

ACCRUED INTEREST ON THE OLD NOTES

     Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes.

PROCEDURES FOR TENDERING OLD NOTES

     The tender of an Eligible Holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER

REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's accountant DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case, be delivered to and received by the Exchange Agent at its address set forth under " -- The Exchange Agent; Assistance" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange are tendered (i) by a registered holder of the Old Notes who has not completed the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such signature must be guaranteed by a participant in a recognized Medallion Signature Program (a "Medallion Signature Guarantor"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must be endorsed by the registered holder, with the signature thereon guaranteed by a Medallion Signature Guarantor. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar. The term "Eligible Institution" as used herein means a firm which is a member of a registered national securities exchange or of the NASD, a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Exchange Act.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, provide proper evidence satisfactory to the Company, in its sole discretion, of such person's authority so to act.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the Eligible Holder and each Beneficial Owner of the Old Notes are being acquired by the Eligible Holder and each Beneficial Owner in the ordinary course of business of the Eligible Holder and each Beneficial Owner,
(ii) the Eligible Holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the Eligible Holder and each Beneficial Owner acknowledge and agree that any person who is an affiliate of the Company or who is participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the SEC Staff set forth in no-action letters that are discussed herein under "Resales of New Notes", (iv) that if the Eligible Holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, provided, however, by so acknowledging and by delivering a Prospectus, the Eligible Holder will not be deemed to admit that it is an "underwriter" within the meaning of Section 2(ii) of the Securities Act, (v) the Eligible Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K adopted by the SEC pursuant to the Securities Act, and (vi) neither the Eligible Holder nor any Beneficial Owner is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date, or (iii) who complete the procedures for book-entry transfer on a timely basis, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (A) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Eligible Holder, (B) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and a Notice of Guaranteed Delivery (by telegram, facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, any documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (C) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date. Any Eligible Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered (and not withdrawn) in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a telegram, telex, facsimile transmission or letter to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Eligible Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by a Medallion Signature Guarantor together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     First Trust National Association, a national banking corporation, is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

          By Hand, Registered or Certified Mail or Overnight Courier:

                        First Trust National Association
                               First Trust Center
                             180 East Fifth Street
                              Saint Paul, MN 55101
                         Attention: Therese Linscheid,
                        Specialized Finance Corporation
                                Trust Department

                                 By Facsimile:

                                 (612) 244-1537
                         Attention: Therese Linscheid,
                        Specialized Finance Corporation
                                Trust Department

                      Confirm by Telephone: (612) 244-1234

FEES AND EXPENSES

     All fees and expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including without limitation, and if applicable: (i) all Commission, stock exchange or NASD registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any of the New Notes or Registrable Securities and any filings with the NASD), (iii) all expenses of any persons in preparing or assisting in preparing, word processing, printing and distributing any registration statement, any prospectus, any amendments or supplements thereto, any underwriting agreements, securities sale agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges, (v) all rating agency fees, (vi) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (vii) the fees and expenses of the Trustee, and any escrow agent or custodian, (viii) the reasonable fees and disbursements of special counsel representing the holders of Registrable Securities, and (ix) any fees and disbursements of the underwriters required to be paid by issuers or sellers of securities, if any, and the reasonable fees and expenses of any special experts retained by the Company in connection with any registration statement, if any, but excluding underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by an Eligible Holder.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Upon consummation of the Exchange Offer, holders of Old Notes who did not tender their Old Notes and who were not legally prohibited from participating in the Exchange Offer based upon advice of counsel to that effect and who would have received fully tradeable New Notes pursuant to the Exchange Offer will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act.

     The Company is making the Exchange Offer in reliance on the position of the SEC Staff as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the SEC Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the SEC Staff, and subject to the following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by an Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act, or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the "distribution" (within the meaning of the Securities Act) of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, among other things, that such conditions have been met. Any Eligible Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of participating in the distribution of the New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the SEC Staff set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer, and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirement.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer may be deemed to be a statutory underwriter, must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the SEC Staff in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain conditions, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution". However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "-- The Exchange Agent; Assistance". Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

MISCELLANEOUS

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange Offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

                                THE REFINANCING

     On October 7, 1997, the Company completed the Refinancing which reduces interest expense, extends debt maturities and improves financial flexibility. The components of the Refinancing were (i) the Offering of $225 million aggregate principal amount of the Old Notes, (ii) the consummation of the Tender Offer with respect to the 13% Notes, and (iii) the application of the proceeds from the Offering to retire the 13% Notes. Pursuant to the Tender Offer, the Company purchased $177.4 million aggregate principal amount of the 13% Notes. The remaining $22.6 million aggregate principal amount of the 13% Notes not tendered in the Tender Offer are expected to be purchased, redeemed or defeased by the Company prior to the end of January 1998. In addition, the Indenture pursuant to which the 13% Notes were issued was substantially amended pursuant to the Tender Offer.

                                 CAPITALIZATION

     The following table sets forth the historical consolidated capitalization of the Company at June 30, 1997 and as adjusted to give effect to (i) the Stock Offering, (ii) the Refinancing, and (iii) the Exchange Offer.

                                                                  AS OF JUNE 30, 1997
                                        ------------------------------------------------------------------------
                                                                                             AS ADJUSTED FOR
                                                                                          THE STOCK OFFERING(A),
                                                                    AS ADJUSTED FOR       THE REFINANCING(b) AND
                                                ACTUAL           THE STOCK OFFERING(a)    THE EXCHANGE OFFER(C)
                                        ----------------------   ----------------------   ----------------------
                                                                     (IN MILLIONS)
Cash and equivalents....................         $  9.6                  $ 86.0                   $ 88.0
                                                =======                  ======                   ======
Long-term debt, including current
  portion:
     Securitization Facility............         $160.0                  $160.0                   $160.0
     Bank Credit Facility...............           12.0                      --                       --
     Capital lease obligations and
       other............................           25.8                    25.8                     25.8
     13% Notes..........................          200.0                   200.0                       --
     New Notes..........................             --                      --                    225.0
                                                -------                  ------                   ------
          Total debt....................          397.8                   385.8                    410.8
Stockholders' equity....................           13.3                   101.7                     81.1
                                                -------                  ------                   ------
          Total capitalization..........         $411.1                  $487.5                   $491.9
                                                =======                  ======                   ======

---------------

(a) The Stock Offering provided net proceeds of $88.4 million to the Company after deducting the underwriting discount and related expenses. The Company used a portion of the proceeds from the Stock Offering to repay amounts borrowed under the Bank Credit Facility.

(b) The components of the Refinancing were (i) the Offering of $225 million aggregate principal amount of the Old Notes, (ii) the consummation of the Tender Offer with respect to the 13% Notes, and (iii) the application of the proceeds from the Offering to retire the 13% Notes. Pursuant to the Tender Offer, the Company purchased $177.4 million aggregate principal amount of the 13% Notes. The remaining $22.6 million aggregate principal amount of the 13% Notes not tendered in the Tender Offer are expected to be purchased, redeemed or defeased by the Company prior to the end of January 1998. In connection therewith, the Company will recognize an extraordinary loss on the early extinguishment of debt of approximately $20.6 million due to the premium to retire all of the 13% Notes and the related write-off of unamortized debt issuance costs on the 13% Notes. The estimated fees and expenses of the Offering and the Exchange Offer total $6.8 million.

(c) Assumes all of the outstanding Old Notes are exchanged for New Notes pursuant to the Exchange Offer.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of the Company presented below for and as of the end of each of the three years ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. The data presented below for and as of the end of each of the years ended December 31, 1993 and 1992 and six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such interim data include all adjustments (which were of a normal recurring nature) necessary for a fair presentation of the information set forth therein. The Company's operations are subject to seasonal factors, and therefore, the results of operations for the six months ended June 30, 1997 and 1996 are not necessarily indicative of the results of operations for the full year. The data presented should be read in conjunction with financial information appearing elsewhere in this Prospectus. See "Consolidated Financial Statements" and "Management's Discussion and Analysis of Results of Operations and Financial Condition".

                                                    SIX MONTHS ENDED
                                                        JUNE 30,                     YEARS ENDED DECEMBER 31,
                                                    ----------------    --------------------------------------------------
                                                     1997      1996      1996      1995      1994       1993        1992
                                                    ------    ------    ------    ------    ------    --------    --------
                                                             (DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                               (AS RESTATED)(a)
STATEMENT OF OPERATIONS DATA:
Net revenues......................................  $330.5    $322.8    $640.2    $653.6    $682.0    $  666.7    $  688.6
Depreciation and amortization.....................    28.1      27.7      55.9      57.4      58.9        60.4        57.8
Operating income (loss)...........................     9.6       4.3      20.0       5.2     (16.1)      (18.1)      (19.3)
Loss before extraordinary item and cumulative
  effect on prior years of change in accounting
  for income taxes (b)(c).........................   (13.0)    (19.9)    (24.9)    (31.4)    (39.5)      (31.4)      (33.6)
Loss per common share (pro forma for 1995 and
  1994) (d).......................................   (1.06)    (1.63)    (2.04)    (3.25)    (4.61)
OTHER FINANCIAL DATA:
EBITDA (e)........................................  $ 37.7    $ 32.0    $ 75.9    $ 62.6    $ 42.8    $   42.3    $   38.5
Cash provided by (used in):
  Operating activities............................    (4.1)     (5.8)     (5.3)     (9.9)     32.8        49.9        64.5
  Investing activities............................   (13.2)    (11.0)     (9.8)    (42.1)    (21.4)      (36.1)      (25.1)
  Financing activities............................    10.2       7.2      10.4      60.4      (9.6)      (13.6)      (41.8)
Ratio of earnings to fixed charges (f)............      --        --        --        --        --          --          --
BALANCE SHEET DATA (AT END OF PERIOD):
Cash and equivalents (g)..........................  $  9.6    $ 11.7    $ 16.5    $ 21.3    $ 12.8    $   11.0    $   10.7
Installment contracts receivable, net.............   317.2     300.7     300.2     303.4     284.1       322.7       327.8
Total assets......................................   910.2     910.0     893.3     936.5     951.0     1,016.7     1,012.4
Total debt........................................   397.8     372.7     384.8     369.5     300.4       312.1       276.2
Stockholders' equity (c)(g).......................    13.3      18.9      24.2      31.7      34.8        50.6       146.8

---------------

(a) The selected consolidated financial data presented herein for periods prior to the six months ended June 30, 1997 have been restated to reflect a change in the Company's method of recognizing membership revenue. See "Consolidated Financial Statements".

(b) In 1996, the Company recognized a net extraordinary gain on extinguishment of debt consisting of (i) a gain (net of taxes) of $9.9 million ($.81 per share) resulting from indebtedness owed Entertainment which was forgiven as part of the December 1996 merger of Entertainment with and into Hilton and
    (ii) a charge (net of taxes) of $4.2 million ($.35 per share) resulting from the refinancing of the Company's prior securitization facility by the Securitization Facility. In 1993, the Company recognized an extraordinary loss on extinguishment of debt of $6.0 million (net of taxes) resulting from a refinancing of certain indebtedness.

(c) In 1993, the Company changed its method of accounting for income taxes as required by SFAS No. 109, "Accounting for Income Taxes". As permitted by SFAS No. 109, the Company elected to use the cumulative effect approach rather than to restate the consolidated financial statements of any prior years to apply the provisions of SFAS No. 109, which resulted in a charge of $69.0 million in 1993.

(d) The loss for the years ended December 31, 1995 and 1994 reflects a federal income tax benefit arising from the Company's prior tax sharing agreement with Entertainment of $7.1 million and $15.2 million, respectively. Pro forma loss per common share (which is unaudited) was calculated giving effect to (i) adjustments made to reflect the income tax provision/benefit as if the Company had filed its own separate consolidated income tax return for each year and (ii) the distribution of 11,845,161 shares of the Company's common stock to Entertainment stockholders as if such distribution had taken place as of the beginning of each year.

(e) EBITDA is defined as operating income (loss) before depreciation and amortization. The Company has presented EBITDA supplementally because management believes this information is useful given the significance of the Company's depreciation and amortization and because of its highly leveraged financial position. These data should not be considered as an alternative to any measure of performance or liquidity as promulgated under generally accepted accounting principles (such as net income/loss or cash provided by /used in operating, investing and financing activities), nor should they be considered as an indicator of the Company's overall financial performance. Also, the EBITDA definition used herein may not be comparable to similarly titled measures reported by other companies.

(f) The ratio of earnings to fixed charges is calculated by dividing (i) loss before income taxes, extraordinary item and cumulative effect on prior years of change in accounting for income taxes plus fixed charges (adjusted for capitalized interest) by (ii) fixed charges. Fixed charges consist of interest incurred (expensed or capitalized) and the portion of rent expense which is deemed representative of interest. Earnings were insufficient to cover fixed charges by $12.9 million, $19.0 million, $26.2 million, $37.1 million, $53.1 million, $55.9 million and $49.7 million for the six months ended June 30, 1997 and 1996 and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(g) In August 1997, the Company completed the Stock Offering, which provided net proceeds of $88.4 million to the Company after deducting the underwriting discount and related expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     The primary strategic initiative of management involves improving the results of its core business and, as capital is available, replicating the profitable new fitness center model through expansion. In 1993, the Company began building more efficient fitness centers by eliminating pools and other wet areas and racquet sports (all of which are costly to build and maintain and which have significantly lower utilization rates), and replacing much of that space with expanded workout areas which receive a higher degree of member use. At approximately the same time, the Company emphasized member payment plans using EFT for financed initial membership fees by adjusting sales commissions and member incentives. The Company's experience has indicated better collection results for financed memberships sold under EFT plans compared to those sold with standard coupon book payment plans. EFT-financed memberships represented approximately 56% of the total financed initial membership fee contracts in the receivables portfolio at June 30, 1997. Over the past several years, membership types and pricing options were standardized, making the selling process less complicated for both the customer and the sales personnel. In August 1994, the Company implemented a program to increase monthly dues for contracts sold after that date and in late 1995 began to curtail the practice of discounting dues for multiple year renewal offers. The Company believes all of these actions, certain of which reduced new membership unit sales and revenues, will ultimately improve cash flows and operating income.

     In addition, management made certain changes designed to integrate operations and reduce operating costs including personnel costs, advertising expenses and other operating expenses. As part of its continuing cost reduction program, the Company began a long-term consolidation project in 1991 and computer conversion in 1994 for its regional service centers ("RSCs"). The consolidation of five RSCs into two remaining RSCs was completed in the third quarter of 1995, and the elimination of cost redundancies continued throughout 1996. The primary phase of the computer conversion was completed in the fourth quarter of 1995. With the addition of new hardware and software, the Company has streamlined its processing procedures and developed efficiencies that enable the RSCs to service members better while reducing costs.

     The rate of the Company's provision for doubtful receivables can vary from period to period. The Company estimates the ultimate realization of initial membership fees originated on financed memberships based upon a number of factors such as method of payment (EFT vs. coupon books) and amount of downpayment, among others. The Company continually analyzes the provision because initial membership fees can be paid to the Company in installments. Updated collection experience trends are reviewed each reporting period and, if necessary, the allowance is adjusted accordingly. Changes in the allowance as a percentage of gross receivables may result from various factors including significant near-term fluctuations in amounts of initial membership fees originated for financed memberships (historically, approximately one-half of financed memberships that default do so within 120 days of origination) or the timing or acceleration of write-offs. The Company believes the qualitative profile of its receivables portfolio at June 30, 1997 is generally improved from that in recent years due to more accounts paying by EFT and higher average downpayments.

     Management also believes significant opportunities exist to increase revenues beyond those generated by the sale of memberships without significant capital expenditures. To capitalize on the Company's strong brand identity, extensive distribution infrastructure (approximately 320 facilities), significant member base (approximately four million members) and frequency of visitation (in excess of 100 million visits in 1996), management has begun to pursue the following growth opportunities: (i) the sale of nutritional products to its members through its fitness centers and telemarketing; (ii) the provision of comprehensive outpatient rehabilitation services to both members and non-members; and (iii) the sale of other goods and services, including apparel and other items in retail shops located within its fitness centers and certain financial services to its members.

RESULTS OF OPERATIONS

  Accounting change

     In connection with the Stock Offering, the SEC Staff advised the Company it requires all registrants operating fitness centers with membership plans that include initial membership fees to follow a "deferral method" of accounting with respect to the recognition of revenue from initial membership fees. The accompanying consolidated financial statements for periods prior to the six months ended June 30, 1997 have been restated from those originally reported because this "deferral method" differed from the revenue recognition method historically used by the Company. See "Consolidated Financial Statements".

  Comparison of the six months ended June 30, 1997 and 1996

     Net revenues for the first six months of 1997 were $330.5 million compared to $322.8 million in 1996, an increase of $7.7 million (2%). The average number of fitness centers selling memberships decreased from 323 in the first six months of 1996 to 318 in the first six months of 1997, reflecting the closure of 13 older, typically smaller and less profitable facilities and the sale of a fitness center to a franchisee, offset, in part, by the opening of six new, larger facilities between January 1996 and June 1997. Initial membership fees originated increased $6.4 million (3%) in the 1997 period, consisting of a $17.7 million (11%) increase in financed memberships originated, offset, in part, by an $11.3 million (26%) decrease in paid-in-full memberships originated. These results generally reflect management's current strategy of selling more financed membership plans and fewer discounted paid-in-full membership plans, which resulted in a 21% increase in the average selling price of contracts sold and a 14% decline in the number of contracts sold. Dues collected increased $11.2 million (13%) over 1996, reflecting the Company's continuing strategy of increasing renewal dues. Finance charges earned increased $1.0 million (5%) in the 1997 period due primarily to the increase in the size of the receivables portfolio. The change in deferred revenues for the 1997 period compared to the 1996 period negatively impacted net revenues by $11.1 million, and this unfavorable trend with respect to the change in deferred revenues in 1997 versus 1996 is expected to continue through the remainder of 1997.

     Operating income for the first six months of 1997 was $9.6 million compared to $4.3 million in 1996. The increase of $5.3 million is due to the aforementioned increase in revenues offset, in part, by a $2.3 million (1%) increase in operating costs and expenses, which includes a $3.4 million charge, principally non-recurring amortization, relating to restricted stock awards issued in conjunction with the Spin-off (for which the remaining restrictions lapsed in June 1997 and vesting did not occur until August 1997). Excluding the charge related to restricted stock awards and the provision for doubtful receivables, operating costs and expenses decreased $4.2 million (2%) from 1996 primarily due to a $3.1 million (15%) decrease in member processing and collection center expenses, which includes decreases in telephone expenses (as a result of renegotiated rates and fewer member service calls), equipment rental and printing costs. In addition, advertising expenses decreased $1.9 million (7%) due to reduced television spending and the elimination of certain agency fees in 1997. Operating costs and expenses for the third quarter of 1997 are anticipated to include a final $2.9 million charge in connection with the August 1997 vesting of the restricted stock awards described above, and results from an increase in the market price of the Company's common stock through the vesting date.

     The provision for doubtful receivables for the first six months of 1997 was $47.6 million compared to $44.4 million in 1996, an increase of $3.2 million (7%) primarily due to the increase in initial membership fees originated on financed memberships.

     Interest expense was $22.4 million for the first six months of 1997 compared to $23.9 million in 1996, a decrease of $1.5 million (6%) primarily due to lower average interest rates and an increase in the amount of capitalized interest.

     The income tax provision for the first six months of 1997 and 1996 has been determined using the estimated annual effective tax rate for each year and reflects state income taxes only, as no federal benefit has been provided due to the uncertainty of tax loss realization.

  Comparison of the years ended December 31, 1996 and December 31, 1995

     Net revenues for 1996 were $640.2 million compared to $653.6 million in 1995. The decrease in revenues results, in part, because the average number of fitness centers selling memberships decreased from 332 in 1995 to

322 in 1996, reflecting the closure of 25 older, typically smaller and less profitable facilities and the sale of a fitness center to Entertainment offset, in part, by the opening of 13 new, larger facilities over the two-year period. Initial membership fees originated decreased $29.7 million (7%) primarily due to a 12% decline in the number of contracts sold offset, in part, by a 6% increase in the average selling price as a result of the sale of more premium memberships. Dues collected increased $5.1 million (3%) over 1995 despite the 3% reduction in the average number of facilities operated, reflecting the Company's continuing strategy of increasing renewal dues. Finance charges earned decreased $.5 million (1%) in 1996 compared to 1995. Fees and other revenues decreased $1.3 million (8%) primarily due to the reduction of personal trainer revenue in 1996 as a result of temporarily outsourcing the service and non-recurring income in 1995 pertaining to insurance recoveries.

     Operating income for 1996 was $20.0 million compared to $5.2 million in 1995. The increase of $14.8 million was due to a $28.3 million (4%) reduction in operating costs and expenses offset, in part, by the aforementioned decrease in revenues. The reduction in operating costs and expenses was achieved despite an $8.3 million increase in the provision for doubtful receivables and a $5.1 million charge related to restricted stock awards issued in conjunction with the Spin-off for which restrictions lapsed due to an increase in the market price of the Company's common stock. Excluding the provision for doubtful receivables and charge related to restricted stock awards, operating costs and expenses decreased $41.6 million (7%) in 1996 compared to 1995 primarily due to reductions in fitness center operating expenses and member processing and collection center expenses. Fitness center operating expenses for 1996 decreased $30.1 million (8%) from 1995 primarily due to a reduction in payroll and related costs and other variable costs as a result of the continuing cost reduction program and the 3% reduction in the average number of fitness centers operated in 1996 compared to 1995. In addition, insurance expenses declined due to favorable experience in controlling general liability risks, and commissions decreased as a result of the decline in initial membership fees originated. Member processing and collection center expenses decreased $8.0 million (16%) primarily due to the aforementioned RSC consolidation and computer projects.

     The provision for doubtful receivables for 1996 was $80.4 million compared to $72.1 million in 1995, an increase of $8.3 million (12%). Management believes the additional provision for doubtful receivables in 1996 adequately reserves for collection experience that may ultimately be realized from sales programs in general, and specifically from sales promotions allowing very low downpayments offered from time to time between July 1995 and October 1996 that have shown indications of underperforming historical collection experience.

     Interest expense, net of capitalized interest, was $47.6 million in 1996 compared to $43.8 million in 1995, an increase of $3.8 million (9%) principally reflecting a higher average level of debt offset, in part, by lower average interest rates.

     As a result of the Spin-off, the Company is no longer included in the consolidated federal income tax return of Entertainment and is required to file its own separate consolidated federal income tax return. Accordingly, the income tax benefit for 1996 reflects a benefit equal to the federal provision allocated to the extraordinary item (no additional benefit has been provided due to the uncertainty of tax loss realization), net of a state income tax provision. Pursuant to a tax sharing agreement with Entertainment, the effective rate of the income tax benefit for 1995 was lower than the U.S. statutory tax rate (35%) due principally to operating losses without a current year tax benefit and non-deductible amortization of costs in excess of acquired assets.

  Comparison of the years ended December 31, 1995 and December 31, 1994

     Net revenues for 1995 were $653.6 million compared to $682.0 million in 1994. Dues collected increased by $4.2 million (2%) reflecting the Company's strategy of increasing renewal dues. Initial membership fees originated decreased $20.0 million (5%) in 1995 primarily due to a 6% decline in the number of contracts sold offset, in part, by a 4% increase in the average selling price, generally reflecting the Company's strategy of realigning its sales mix to include more financed contracts and somewhat fewer cash contracts, although some promotions were offered with an emphasis on cash contracts. Management believes that initial membership fees originated were also negatively impacted by the general retail climate and increased competition. The average number of fitness centers selling memberships decreased from 336 in 1994 to 332 in 1995, reflecting the closure of 26 older, typically smaller facilities and the sale of a fitness center to Entertainment offset, in part, by the opening of 13 new, larger facilities over the two-year period.

     Operating income for 1995 was $5.2 million compared to an operating loss of $16.1 million in 1994. The improvement of $21.3 million was due to a $49.8 million (7%) reduction in operating costs and expenses offset, in part, by the aforementioned decrease in revenues. Excluding the provision for doubtful receivables, operating costs and expenses decreased $18.0 million (3%) in 1995 compared to 1994 primarily due to a reduction in fitness center operating expenses. Fitness center operating expenses for 1995 decreased $10.6 million (3%) from 1994 primarily due to a reduction in salaries and other variable costs as a result of the continuing cost reduction program and, to a lesser extent, reduced commissions as a result of the decline in initial membership fees originated. In addition, member processing and collection center expenses decreased $1.8 million (4%) primarily due to the aforementioned RSC consolidation project.

     The provision for doubtful receivables for 1995 was $72.1 million compared to $103.9 million in 1994, a decrease of $31.8 million (31%). The reduction was primarily due to additional reserves recorded in 1994 in conjunction with management's reevaluation of collection risks associated with financed sales and due to the improving collection experience of installment contracts receivable, primarily the reduction in first payment defaults and an increase in EFT contracts within the receivables portfolio.

     Interest expense, net of capitalized interest, was $43.8 million in 1995 compared to $38.6 million in 1994, an increase of $5.2 million (13%) principally reflecting a higher average level of debt offset, in part, by lower average interest rates.

     Pursuant to a tax sharing agreement with Entertainment, the effective rates of the income tax benefit for 1995 and 1994 were lower than the U.S. statutory tax rate (35%) due principally to operating losses without a current year tax benefit and non-deductible amortization of costs in excess of acquired assets.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has no scheduled principal payments under the Notes until 2007. The principal amount of the certificates under the Securitization Facility remains fixed at $160 million through July 1999. The existing Bank Credit Facility, under which borrowings on the credit line totaled $12 million at June 30, 1997, expires in June 1998. Accordingly, without giving effect to the Stock Offering, the Refinancing or the Exchange Offer, debt service requirements (including interest) of the Company for the twelve months ending June 30, 1998 are approximately $64 million. See "Summary Historical and Pro Forma Consolidated Financial Data" for the pro forma effects of the Stock Offering, the Refinancing and the Exchange Offer.

     The Company raised $225 million through the issuance of the Old Notes, which is being used to retire the 13% Notes (including premiums paid to the holders thereof) and pay the fees and expenses of the Offering and the Exchange Offer. Pursuant to the Tender Offer, the Company purchased $177.4 million aggregate principal amount of the 13% Notes. The remaining $22.6 million aggregate principal amount of the 13% Notes not tendered in the Tender Offer are expected to be purchased, redeemed or defeased by the Company prior to the end of January 1998. The Company intends to substantially modify or replace the existing Bank Credit Facility. The Refinancing and the substantial modification or replacement of the existing Bank Credit Facility will reduce interest expense, extend debt maturities and improve financial flexibility.

     The Company intends to expand and upgrade its facilities in order to increase its membership base and more effectively capitalize on its streamlined marketing and administrative functions. Using cash generated by operations and through leasing arrangements, management plans to make capital expenditures of approximately $10 million to $12 million over the next twelve months to maintain and make minor upgrades to the Company's existing facilities, which include exercise equipment upgrades, HVAC and other operating equipment upgrades and replacements, and locker room and workout area refurbishments, among others.

     In addition, the Company issued 8,000,000 shares of its common stock in August 1997 through the Stock Offering, which provided net proceeds of $88.4 million to the Company. The Company has used or intends to use the proceeds of the Stock Offering as follows: (i) approximately $25 million to $30 million over the next three years for capital expenditures to open 20 to 30 new facilities,
(ii) approximately $10 million over the next two years to extensively refurbish and make major upgrades to approximately 25% of its clubs, which include converting low-usage pools and racquet areas into expanded exercise areas and to a lesser extent retail and outpatient rehabilitation service areas, adding and upgrading exercise equipment, and refreshing interior and exterior finishes to improve club ambience, among others, (iii) $7.5 million to repay a loan from an affiliate of an underwriter of the Stock Offering, (iv) as much as $3 million to support the introduction of new initiatives, and (v) the balance for general corporate and working capital purposes. Pending such uses, the Company may temporarily invest available funds from the Stock Offering in short-term securities and/or reduce indebtedness under its existing revolving credit agreement.

     Prior to the Stock Offering, the Company was dependent on availability under the existing Bank Credit Facility and its operations to provide for cash needs. The Company has managed liquidity requirements in recent years by utilizing membership plan discounting techniques designed to increase its cash sales and down-payments and to accelerate collections and dues payments to increase available cash reserves and, to a lesser extent, sales of non-strategic assets and sale/leaseback arrangements. Management believes use of these discounting techniques has had a negative impact on both current and long term results, and that the proceeds provided by the Stock Offering have reduced the need to continue the discounting techniques. Management also believes that the Company will be able to satisfy its debt service and capital expenditure requirements over the next twelve months. As a result of the Stock Offering and the Refinancing, the Company's liquidity and financial flexibility have significantly improved.

                                    BUSINESS

     The Company is the largest (and only nationwide) commercial operator of fitness centers in the United States in terms of revenues, the number of members, and the number and square footage of facilities. As of June 30, 1997, the Company operated approximately 320 fitness centers concentrated in major metropolitan areas in 27 states and Canada and had approximately four million members. During 1996, Bally's members made more than 100 million visits to its fitness centers.

     The Company offers its members value by providing access to state-of-the-art fitness facilities with affordable membership programs. Bally's fitness centers feature an outstanding selection of cardiovascular, conditioning and strength equipment and offer extensive aerobic training programs. The Company's new club prototype achieves efficiency by focusing on those fitness services that receive a high degree of member use. Most of the Company's current fitness centers include pools, racquet courts or other athletic facilities that receive a lower degree of member use. The Company has clustered its fitness centers in major metropolitan areas in order to achieve marketing and operating efficiencies. These markets include, among others, New York, Los Angeles, Chicago, Houston, Dallas, Detroit, Baltimore, Washington, D.C., Philadelphia, Miami, Cleveland, Atlanta, Milwaukee, Seattle, Minneapolis, Orlando, Denver, Phoenix, St. Louis, Boston and Kansas City. In 1996, the Company completed the process of renaming its fitness centers so they all use the servicemark "Bally Total Fitness", thereby enhancing brand identity, concentrating advertising and eliminating the prior practice of using more than 25 different regional servicemarks and trade names.

     The Company's primary target market for new members is the 18 to 34-year old, middle income segment of the population. Bally markets itself to this consumer segment through the use of a variety of membership options and payment plans. The membership options offered by the Company range from single-club memberships to premium memberships which provide additional amenities and the use of all of Bally's fitness centers nationwide. Similarly, the Company offers a broad range of payment alternatives. Typically, members pay an initiation fee which can either be financed (generally for 36 months and subject to downpayment requirements) or paid-in-full at the time of joining. Members are also required to pay monthly membership dues in order to use the Company's fitness facilities. Management believes the various memberships and payment plans, in addition to Bally's strong brand identity and the convenience of its multiple locations, provide the Company distinct competitive advantages.

OPERATING STRATEGIES

     In October 1996, Lee S. Hillman was named President and Chief Executive Officer of the Company. This completed the transition of senior management of the Company from predominantly marketing oriented managers, including the original founders of the Company, to managers with more financial and operational orientation. Until December 1996, a number of the Company's top executives, including Mr. Hillman, also performed significant functions for Entertainment, the owner of the Company until January 1996. Current management intends to pursue a number of operating strategies, including the following, which the Company believes will improve the results of its core business:

     - Reduce Discount Pricing on Paid-In-Full Membership Plans -- Since late 1990, the Company has managed its pricing structure to generate immediate cash for liquidity by significantly discounting its membership plans and by emphasizing paid-in-full instead of financed membership plans. Additional working capital provided by the Stock Offering will allow the Company to sell more financed membership plans, which historically have generated better long-term returns for the Company including streams of recurring dues revenues, rather than selling discounted paid-in-full memberships for which dues are frequently waived for up to three years.

     - Upgrade and Expand Fitness Centers -- The Company intends to expand and upgrade its facilities in order to increase its membership base and more effectively capitalize on its streamlined marketing and administrative functions. Management plans to make capital expenditures of approximately $10 million to $12 million over the next twelve months to maintain and make minor upgrades to the Company's existing facilities, which include exercise equipment upgrades, HVAC and other operating equipment upgrades and replacements, and locker room and workout area refurbishments, among others. In addition, the Company intends to invest approximately $10 million of the net proceeds from the Stock Offering over the next two years to extensively refurbish and make major upgrades to approximately 25% of its clubs, which include converting low-usage pools and racquet areas into expanded exercise areas and to a lesser extent retail and outpatient rehabilitation service areas, adding and upgrading exercise equipment, and refreshing interior and exterior finishes to improve club ambience, among others. The Company also intends to spend approximately $25 million to $30 million of the net proceeds from the Stock Offering over the next three years to open 20 to 30 new facilities based on its new prototype. These facilities are designed to cost less to construct and maintain than the Company's older facilities. The facilities are expected to range in size from 10,000 to 45,000 square feet and have the capacity to accommodate significantly more members than older clubs of the same size because the new facilities will contain only the most widely used amenities.

     - Increase Dues Revenues -- The Company believes that its dues are substantially less than those charged by its competitors and that it can significantly increase dues for its members who are beyond their initial financing period without any material loss in membership.

     - Improve Collections on Financed Contracts -- The Company plans to continue its focus on increasing the downpayment on financed membership plans and securing payment by EFT, which the Company's experience has shown results in higher quality receivables. Further, the Company intends to institute more focused collection efforts based on information provided by "credit scoring", which management believes will also improve the yield from the receivables portfolio.

     - Continue Cost Reduction Policies -- The Company's operating costs and expenses for 1996 were more than $75 million lower than in 1994. Management believes that other opportunities exist to cut additional costs in the areas of administration, advertising and self-insured losses incurred.

GROWTH OPPORTUNITIES

     The Company currently generates substantially all of its revenues from the sale of membership plans and the receipt of dues. Management believes that it can increase and diversify its revenues by leveraging its strong brand identity, extensive distribution infrastructure (approximately 320 facilities), significant member base (approximately four million members) and frequency of visitation (in excess of 100 million visits in 1996) by offering a number of ancillary products and services. In order to pursue these growth opportunities, the Company plans to:

     - Sell Nutritional Products -- The Company has successfully concluded test marketing certain nutritional products, predominantly vitamins and weight control supplements, and is launching the sale of these products to members through its fitness centers and telemarketing.

     - Provide Outpatient Rehabilitation Services -- The Company plans to contract with providers of health care programs and services whereby certain of the Company's existing facilities will also be used for comprehensive outpatient rehabilitation services. The Company believes it has opportunities with a number of third party providers and managers of health care programs and services to provide similar outpatient rehabilitation services in additional fitness centers, and expects to offer these services within three years to members and nonmembers alike in up to 100 of its facilities primarily using equipment already on-hand. Among others, the Company has recently contracted with Continucare Corporation to provide such services in certain, initially four, of the Company's fitness centers. The Company plans to spend approximately $1 million of the net proceeds from the Stock Offering to upgrade an initial group of its facilities to provide rehabilitation services.

     - Offer Other Goods and Services -- The Company plans to sell work-out and related apparel and market certain financial services and direct marketing programs provided by third parties to its members such as a co-branded credit card, credit life insurance, dining clubs and ATMs in its clubs through in-club sales efforts and direct marketing programs.

     The Company has entered into agreements with various entities to test market the provision by third parties of financial services to its members including the sale of credit life insurance, pursuant to which a participant's unpaid credit card debts are paid-off if the participant dies. The programs are typically designed such that the Company shares in either the revenue generated by or net profit resulting from members purchasing the offered services. Test marketing and, ultimately, the provision of services of this type by third parties to the Company's members do not require significant capital expenditures by the Company. Consequently, the Company expects to explore the sale of other similar or complementary services and expects to make those products that are most successful available to all of its members.

MEMBERSHIP PLANS

     The Company currently offers prospective members a number of membership plans that differ primarily by the inclusion of additional in-club services (such as racquet sports and child care) and access to other fitness centers operated by the Company, either locally or nationally. From time to time, the Company also offers special membership plans which limit access to fitness centers to certain days and non-peak hours. The initial membership fees for access to the Company's fitness center facilities range from approximately $399 to $1,179 depending on the membership plan selected, the diversity of facilities and services available at the club of enrollment, the local competitive environment, as well as the effects of seasonal promotional strategies.

     In addition to the one-time initial membership fee, members pay monthly membership dues in order to maintain their membership privileges. Monthly dues for memberships generally range from $4.00 to $5.50 during the typical financing period for a membership plan and vary based on the type of plan purchased by the member. Some seasonal promotional programs offered by the Company in the past have required no dues payments for up to 36 months if the member pays the initiation fee in full at the time of joining. Renewal dues (those paid after the typical 36 month initial period ends) generally range from as little as $2.00 to as much as $25.00 per month, with increases as contractually permitted. At June 30, 1997, approximately 90% of the Company's members were being charged dues ranging from $2.00 to $15.00 per month, with the overall average approximately $7.70 per month. The Company has experienced an annual growth rate of dues revenues of 7% from 1992 to 1996. The Company expects the annual increases in dues revenues will continue in the future due to the contractual terms of current membership plans and the Company's belief that it can significantly increase dues for its members who are beyond their initial financing period without any material loss in membership. The Company also offers renewal dues that vary depending on the member's historical usage of the fitness center facilities. The Company's recent experience has shown that members faced with a membership renewal decision for the first time renewed at a rate of approximately 58% and members faced with a membership renewal decision for subsequent periods renewed at a rate of approximately 84%.

     Members selecting finance membership plans can choose from several payment mechanisms and downpayment options. The Company expects to continue its focus on increasing the downpayment it receives on financed membership contracts and on securing payment by EFT. The Company believes that both these strategies result in better quality receivables. Further, the Company intends to modify its collection efforts, based on the information provided by "credit scoring", which management believes will also improve the yield from the receivables portfolio. See "-- Account Servicing".

FINANCING OF INITIAL MEMBERSHIP FEE

     Financed portions of initial membership fees may be prepaid without penalty at any time during the financing term. Generally, financing terms of 36 months are offered. Shorter terms are offered on a promotional basis or as required by applicable state law. Contracts are financed at a fixed annual percentage rate (generally between 16% and 18%, except as otherwise limited by applicable state retail installment laws). Management expects that approximately 80% to 85% of all new membership contracts originated during 1997 will be financed.

     The Company offers two payment methods for financed portions of initial membership fees: coupon books and EFT. EFT plans are the most popular mechanism for payment of the financed portion of initial membership fees. Under an EFT plan, on the same date each month a predetermined amount is either (i) automatically transferred from a member's bank checking or savings account to the Company, or (ii) automatically charged to a member's designated credit card. Currently, more than 60% of all financed memberships sold are paid by EFT. The other mechanism for payment financing is the use of a coupon book. This mechanism requires the member to mail a check monthly, accompanied by a payment coupon, to the RSC responsible for administering the membership account. Members have the option of changing their payment method.

     On average, the Company received a downpayment of approximately $75 on contracts that were financed during 1996. This downpayment adequately defrays both the initial account set-up cost as well as any collection costs should the account become immediately delinquent. As a result, the Company is able to attract new members who might otherwise be rejected while covering the incremental cost of new membership processing and collection through the downpayment. The Company does not perform individual credit checks on prospective members. This is due, in part, to the high cost associated with performing credit checks on the large volume of prospective members, but also due to the Company's ability, from past performance, to measure the average value of contracts between coupon book and EFT payers and satisfactorily manage credit risk. Historical analysis performed by the Company indicates that the collection experience of EFT accounts is approximately 50% better than that of coupon book accounts. As of June 30, 1997, approximately 56% of membership contract receivables consisted of EFT-financed memberships compared to 29% at December 31, 1992, when emphasis on payments by EFT was introduced by management.

FITNESS CENTERS

     Most of the Company's fitness centers are located near regional, urban and suburban shopping areas and in downtown areas of major cities and are generally operated under long-term leases. Fitness centers vary in size, available facilities and types of services provided. Fitness centers contain a wide variety of state-of-the-art progressive resistance, cardiovascular and conditioning exercise equipment as well as free weights. A member's use of a fitness center may include planned exercise programs and instruction stressing cardiovascular conditioning, strength development and improved appearance. The Company also has a comprehensive training program for its service personnel on the use of exercise equipment.

     Generally, the Company's fitness centers constructed prior to 1980 are smaller in size and have fewer amenities than the fitness centers constructed in the 1980's which average 35,000 square feet and generally include a colorful workout area, sauna and steam facilities, a lap pool, free-weight rooms, aerobic exercise rooms, an indoor jogging track and, in some cases, racquetball courts. The Company's prototype fitness center focuses on those fitness services that the Company's members most frequently use rather than on a broader range of fitness services that generally receive a lower degree of member use such as pools, racquet courts or other athletic facilities. These "dry" clubs, which tend to be approximately 20,000 to 30,000 square feet, have recently averaged approximately $800,000 to construct, exclusive of real estate and exercise equipment costs and net of any landlord contribution. The Company invests approximately $500,000 for exercise equipment for a typical new fitness center.

     The Company intends to expand and upgrade its facilities in order to increase its membership base and more effectively capitalize on its streamlined marketing and administrative functions. Management plans to make capital expenditures of approximately $10 million to $12 million over the next twelve months to maintain and make minor upgrades to the Company's existing facilities, which include exercise equipment upgrades, HVAC and other operating equipment upgrades and replacements, and locker room and workout area refurbishments, among others. In addition, the Company expects to invest approximately $10 million of the proceeds from the Stock Offering over the next two years to more extensively refurbish and make major upgrades to approximately 25% of its clubs, which include converting low-usage pools and racquet areas into expanded exercise areas and to a lesser extent retail and outpatient rehabilitation service areas, adding and upgrading exercise equipment, and refreshing interior and exterior finishes to improve club ambience, among others. For the last several years, the Company has spent $6 million to $15 million annually, as funds were available, to open new or replacement facilities. The Company also intends to spend approximately $25 million to $30 million of the proceeds from the Stock Offering over the next three years to open 20 to 30 new facilities based on its new prototype. These facilities are designed to cost less to construct and maintain than the Company's older facilities. The facilities are expected to range in size from 10,000 to 45,000 square feet and have the capacity to accommodate significantly more members than older clubs of the same size because they will contain only the most widely used amenities. At December 31, 1996, the Company had 35 of the new prototype facilities in operation, of which 30 had been in operation for at least one year. The average 1996 net revenues in excess of operating costs excluding depreciation and amortization for these 30 facilities was approximately $900,000 compared to the average 1996 results for all of the Company's other fitness facilities of approximately $650,000.

     The Company recently entered into an agreement pursuant to which three fitness centers in Syracuse, New York, including one facility previously owned by the Company, are operated by a third party under the service mark "Bally Total Fitness". The Company plans to seek additional franchise relationships for facilities located in smaller markets.

SALES AND MARKETING

     The Company devotes substantial resources to the marketing and promotion of its fitness centers and their services because the Company believes strong marketing support is critical to attracting new members both at existing and new fitness centers. In 1996, the Company completed the process of renaming its fitness centers so they all use the servicemark "Bally Total Fitness", thereby enhancing brand identity, concentrating advertising and eliminating the prior practice of using more than 25 different regional servicemarks and trade names.

     The Company's strategy is to cluster numerous fitness centers in major media markets in order to increase the efficiency of its marketing and advertising programs. At June 30, 1997, the Company operated approximately 260 clubs in 26 of the top 30 U.S. media markets.

     The Company expects to spend approximately $45 million for advertising and promotion during 1997 compared to approximately $47 million in 1996, $50 million in 1995 and $48 million in 1994. The Company primarily advertises on television, and, to a lesser extent, newspapers, telephone directories, radio and other promotional activities.

     The Company's sales and marketing programs emphasize the benefits of health, physical fitness and exercise by appealing to the public's desire to look and feel better. The Company's advertisements are augmented by individual sales presentations made by its sales personnel in the fitness centers. Management believes the various memberships and payment plans, in addition to Bally's strong brand identity and the convenience of its multiple locations, provide the Company distinct competitive advantages.

     The Company's marketing efforts also include corporate membership sales and insurance-eligible programs which are designed to reduce workers' compensation costs and improve productivity. In addition to its advertising, personal sales presentations and targeted marketing efforts, the Company is increasingly utilizing in-club marketing programs. Open houses and contests for members and their guests foster member loyalty and introduce fitness centers to prospective members. Referral incentive programs involve current members in the process of new member enrollments.

     Direct mail reminders encourage renewal of existing memberships. The Company has a group of approximately 100 individuals located at the Towson, Maryland RSC dedicated primarily to inbound telemarketing renewal programs to existing members, although telemarketing is not currently used to attract prospective new members.

ACCOUNT SERVICING

     The Company administers and collects amounts owing under its membership contracts according to uniform procedures implemented by its two RSCs. The RSCs enable the Company to conduct centralized data processing of all membership accounts. At June 30, 1997, the RSCs employed approximately 770 people in the account processing and collection areas, including approximately 155 employees dedicated to customer service, approximately 340 employees dedicated to account processing and administration and approximately 275 employees dedicated to account collections. The two RSCs collectively receive, deposit and post more than $550 million of membership transactions annually, including the processing of downpayments and cash sales, and collections of financed receivables and dues. In addition, the RSCs process, on average, 3,000 new membership accounts per day. The RSCs are also responsible for responding to member inquiries and maintaining membership data.

     All collections for past-due accounts are handled internally by the RSCs. The Company systematically collects accounts that are past due by utilizing a series of computer-generated correspondence and telephone contacts. Computer-generated correspondence is sent to a delinquent member at 7 and 20 days after an account becomes past due. Collectors with varying levels of experience are responsible for handling delinquent accounts, depending on the period of delinquency. At 30 and 60 days past due, the accounts are assigned to power dialer assisted collectors initially as a reminder and later as a demand for payment. Accounts that have not been collected for a 90-day period are transferred to a group of the most experienced collectors (unless the first scheduled payment has not been received on such accounts, in which case they are generally written-off and any downpayment received is not refunded). All remaining delinquent accounts are written-off after 180 days without payment. Written-off accounts are reported to credit reporting bureaus and sold to a third-party collection group. The Company intends to modify its collection efforts based on the information provided by "credit scoring", which management believes will improve the yield from the receivables portfolio. For example, the Company would not make costly collection calls to a member with a strong credit history until late in the collection cycle. Likewise, the Company would aggressively pursue collection tactics on a member with poor credit scoring early in the delinquency period and reduce collection efforts if results were not quickly realized. By tailoring its collection approach to reflect a delinquent member's likeliness to pay, the Company believes it can collect more of its receivables at a lower cost. The Company uses a national bureau which charges the Company a nominal fee per credit score. Beginning in March 1997, the Company has credit scored a majority of its financed members.

COMPETITION

     The Company is the largest (and only nationwide) commercial operator of fitness centers in the United States in terms of revenues, the number of members and the number and square footage of facilities. The Company is the largest operator, or among the largest operators, of fitness centers in every major market in which it has fitness centers. The Company believes its fitness centers generally offer a high level of amenities to its primary target market for new members, the 18 to 34-year old, middle income segment of the population. Within each market, the Company competes with other fitness centers, physical fitness and recreational facilities established by local governments and hospitals and by businesses for their employees, the YMCA and similar organizations and, to a certain extent, with racquet and tennis and other athletic clubs, country clubs, weight reducing salons and the home-use fitness equipment industry. However, the Company believes that its operating experience, its ability to allocate advertising and administration costs over all of its fitness centers, its nationwide operations and its account processing and collection infrastructure provide the Company distinct competitive advantages. There can be no assurance that the Company will be able to compete effectively in the future in the markets in which it operates.

     The Company believes that competition has increased in certain markets. The Company believes that this increase reflects the public's enthusiasm for fitness and the decrease in the cost of entering the market due to financing available from landlords and equipment manufacturers. The Company believes that its membership plans are affordable and have the flexibility to be responsive to economic conditions. However, the Company also competes with other entertainment and retail businesses for the discretionary income of its target market.

     When the Company embarks on its new initiatives, particularly the sale of nutritional products and apparel, the Company will be competing against large, established companies with more experience selling such products on a retail basis and, in some instances, with substantially greater financial resources than the Company. There can be no assurance that the Company will be able to compete effectively against such established companies.

PROPERTIES

     The Company operates approximately 320 fitness centers in 27 states and Canada. The Company owns approximately 30 fitness centers and leases either the land or the building or both for the remainder of its fitness centers. Aggregate rent expense (including office and administrative space) was $45.5 million, $86.7 million, $85.9 million and $83.3 million for the six months ended June 30, 1997 and the years ended December 31, 1996, 1995 and 1994, respectively. Most leases require the Company to pay real estate taxes, insurance, maintenance and, in the case of shopping center and office building locations, common area maintenance fees. A limited number of leases also provide for percentage rental based on receipts. Various leases also provide for rent adjustments based on changes in the Consumer Price Index, most with limits provided to protect the Company. Two fitness centers each accounted for between 1% to 2% of the Company's net revenues during 1996. The Company believes its properties are adequate for its current membership.

     Leases for fitness centers entered into in the last five years generally provide for an original term of no less than 15 years and, in some cases, for 20 years. Most leases for fitness centers contain at least one five-year option to renew and often two or more such options.

     The Company's executive offices are located in Chicago, Illinois where it is co-tenant at a monthly base rental cost to the Company of $43,700. The lease expires in January 2003. The Company also leases space in Huntington Beach, California and Towson, Maryland for RSC operations.

TRADEMARKS AND TRADE NAMES

     In 1996, the Company completed the process of renaming its fitness centers so they all use the servicemark "Bally Total Fitness", thereby enhancing brand identity, concentrating advertising and eliminating the prior practice of using more than 25 different regional servicemarks or trade names. The name "Bally Total Fitness" is a servicemark of Hilton as successor to Entertainment. In January 1996, the Company and Entertainment entered into a 10-year trademark license agreement to allow the Company to use certain marks, including the "Bally Total Fitness" servicemark, in connection with its fitness center business. The Company paid no royalty or license fee for the first year of the license and now pays a fee of $1 million per year. Following the initial ten-year term, the Company has the option to renew the license for an additional five-year period at a rate equal to the greater of the fair market value or $1 million per year.

SEASONAL MEMBERSHIP FEE ORIGINATIONS

     Historically, the Company has experienced greater membership fee originations in the first quarter and lower membership fee originations in the fourth quarter. Certain of the new initiatives the Company plans to undertake may have the effect of further increasing the seasonality of the Company's business.

EMPLOYEES

     At June 30, 1997, the Company had approximately 13,700 employees, including approximately 7,100 part-time employees. Approximately 12,650 employees are involved in club operations, including sales personnel, instructors, supervisory or custodial personnel, approximately 770 are involved in the operation of the RSCs and approximately 280 are administrative support personnel, including accounting, legal, human resources, real estate and other national services.

     The Company is not a party to any collective bargaining agreement with its employees. Although the Company experiences high turnover of non-management personnel, the Company historically has not experienced difficulty in obtaining adequate replacement personnel, except with respect to sales personnel, which the Company believes have become somewhat more difficult to replace due, in part, to increased competition for skilled retail sales personnel.

GOVERNMENT REGULATION

     The operations and business practices of the Company are subject to regulation at federal, state and, in some cases, local levels. General rules and regulations of the FTC, and of state and local consumer protection agencies, apply to the Company's advertising, sales and other trade practices.

     Statutes and regulations affecting the fitness industry have been enacted or proposed in all of the states in which the Company conducts business. Typically, these statutes and regulations prescribe certain forms and regulate the terms and provisions of membership contracts, giving the member the right to cancel the contract, in most cases, within three business days after signing, requiring an escrow for funds received from pre-opening sales or the posting of a bond or proof of financial responsibility and, in some cases, establishing maximum prices and terms for membership contracts and limitations on the term of contracts. In addition, the Company is subject to numerous other types of federal and state regulations governing the sale, financing and collection of memberships including, among others, the Truth-in-Lending Act and Regulation Z adopted thereunder, as well as state laws governing the collection of debts. These laws and regulations are subject to varying interpretations by a large number of state and federal enforcement agencies and the courts. The Company maintains internal review procedures in order to comply with these requirements and it believes that its activities are in substantial compliance with all applicable statutes, rules and decisions.

     Under so-called state "cooling-off" statutes, members of fitness centers have the right to cancel their memberships for a period of three to ten days after the date the contract was entered into (depending on the applicable state law) and are entitled to refunds of any payment made. In addition, the Company's membership contracts provide that a member may cancel his or her membership at any time for qualified medical reasons or if the member relocates a certain distance away from the health club, and a membership may be canceled in the event of a member's death. The specific procedures for cancellation in these circumstances vary according to differing state laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due to the Company upon cancellation and the Company may offset such amount against any refunds owed.

     The Company is a party to several state and federal consent orders. From time to time, the Company makes minor adjustments in its operating procedures to comply with such consent orders. The consent orders essentially require continued compliance with applicable laws and require that the Company refrain from activities that are not in compliance with applicable laws.

     The provision of rehabilitation services is affected by federal, state and local laws and regulations concerning the development and operation of physical rehabilitation health programs, licensing, certification and reimbursement and other matters, which may vary by jurisdiction and which are subject to periodic revision. The opening of a rehabilitation facility may require approval from state and/or local governments and re-licensure from time to time, both of which may be subject to a number of conditions. In addition, a substantial number of recipients of rehabilitation services have fees paid by governmental programs as well as private third-party payors. Governmental reimbursement programs (including Medicare and Medicaid) generally require facilities and services to meet certain standards promulgated by the federal and/or state government. Additionally, reimbursement levels by governmental and private third-party payors are subject to change which could limit or reduce reimbursement levels and could have a material adverse effect on the demand for rehabilitation services. Further, in a number of states and in certain circumstances pursuant to federal law, the referral of patients to rehabilitation services is subject to limitations imposed by law, the violation of which may, in certain circumstances, constitute a felony. Recently, federal and state governments have focused significant attention on health care reform and cost control. These proposals include cut-backs to Medicare and Medicaid programs. It is uncertain at this time what legislation and health care reform may ultimately be enacted or whether other changes in the administration or interpretation of government health care programs will occur. There can be no assurance that future health care legislation or other changes in the administration or interpretation of government health care programs will not have a material adverse effect on the provision of rehabilitation services by the Company.

LEGAL PROCEEDINGS

     A class action entitled Jackson v. Health & Tennis Corporation of America was filed in the state district court in Bexar County, Texas on May 8, 1995. The complaint alleges that the defendant, a subsidiary of the Company, charged excessive amounts on its financed memberships in violation of the Texas Credit Code and the Texas Deceptive Trade Practices -- Consumer Protection Act. A purported class action entitled Vasquez et al. v. Bally Total Fitness Corporation, d/b/a Bally's, was filed in state district court in Bexar County, Texas on September 18, 1997. The complaint alleges that the defendant, a subsidiary of the Company, charged excessive amounts on its finance memberships in violation of the Texas Credit Code, the Federal Truth-in-Lending Act and Federal Reserve Board regulations. The relief sought in both cases is damages equal to the alleged overpayments and statutory remedies. The Company is currently unable to estimate the amount sought in these actions because the potential size of each class and the amount of damages for each member of the putative classes are currently unknown. The Company is vigorously defending these actions. The outcome of this litigation is not currently determinable and, consequently, the Company cannot predict whether it will have a material adverse effect on the Company's financial condition or results of operations in any future period.

     The Company is involved in various other claims and lawsuits incidental to its business, including claims arising from accidents at its fitness centers. In the opinion of management, the Company is adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

     The following table sets forth certain information concerning the Company's directors and executive officers.

                 NAME                AGE                POSITIONS WITH COMPANY
     ----------------------------    ---     ---------------------------------------------
     Arthur M. Goldberg              55      Chairman of the Board
     Lee S. Hillman                  42      President, Chief Executive
                                             Officer and Director
     John W. Dwyer                   45      Senior Vice President, Chief Financial
                                             Officer and Treasurer
     Cary A. Gaan                    51      Senior Vice President, Secretary and
                                             General Counsel
     Harold Morgan                   41      Senior Vice President, Human Resources
     John H. Wildman                 38      Senior Vice President, Sales and Marketing
     Julie Adams                     52      Vice President and Controller
     Aubrey C. Lewis                 62      Director
     J. Kenneth Looloian             75      Director
     James F. Mc Anally, M.D.        48      Director
     Liza M. Walsh                   39      Director

     Arthur M. Goldberg has been a director of the Company since 1990, has served as Chairman of the Board of Directors of the Company since September 1995, and was the Company's Chief Executive Officer from September 1995 until October 1996. Mr. Goldberg also serves as Executive Vice President, President -- Gaming Division and a director of Hilton, and he was Chairman of the Board of Directors and Chief Executive Officer of Entertainment between October 1990 and December 1996, and President of Entertainment between January 1993 and December 1996. Mr. Goldberg has been Chairman of the Board of Directors of Bally's Grand, Inc. since August 1992 and has been its Chief Executive Officer since September 1992. In addition, Mr. Goldberg has been Chairman of the Board of Directors, President and Chief Executive Officer of Di Giorgio Corporation and a director of White Rose Foods, Inc. (food distributors) since February 1990. Mr. Goldberg is also a director of First Union Corporation (a financial services company) and Continucare Corporation (a manager of outpatient rehabilitation programs) and Managing Partner of Arveron Investments L.P. (an investment partnership).

     Lee S. Hillman has been director of the Company since September 1992 and was elected President and Chief Executive Officer of the Company in October 1996. Additionally, Mr. Hillman was Treasurer of the Company from April 1991 to October 1996, Executive Vice President of the Company from September 1995 to October 1996, Senior Vice President of the Company from April 1991 to September 1995 and Chief Financial Officer of the Company from April 1991 to May 1994. Mr. Hillman was Vice President, Chief Financial Officer and Treasurer of Entertainment between November 1991 and December 1996 and Executive Vice President of Entertainment between August 1992 and December 1996. Mr. Hillman also served as Vice President-Administration of Bally's Grand, Inc. from August 1993 through February 1997. From October 1989 to April 1991, Mr. Hillman was a partner with the accounting firm of Ernst & Young LLP.

     John W. Dwyer was elected Vice President and Chief Financial Officer of the Company in May 1994, a Senior Vice President of the Company in September 1995 and Treasurer of the Company in October 1996. Mr. Dwyer was Corporate Controller of Entertainment between June 1992 and December 1996 and a Vice President of Entertainment between December 1992 and December 1996. From October 1986 to June 1992, Mr. Dwyer was a partner with the accounting firm of Ernst & Young LLP.

     Cary A. Gaan was elected Senior Vice President and General Counsel of the Company in January 1991 and Secretary of the Company in April 1996. Mr. Gaan served as a Vice President of the Company from 1987 to 1991.

     Harold Morgan has been employed by the Company since August 1991 and he was elected a Vice President of the Company in January 1992 and Senior Vice President, Human Resources of the Company in September 1995. Mr. Morgan was Vice President, Human Resources of Entertainment between December 1992 and December 1996. From 1985 until August 1991, Mr. Morgan was Director of Employee and Labor Relations of the Hyatt Corporation.

     John H. Wildman was elected Senior Vice President, Sales and Marketing of the Company in November 1996 and Vice President, Sales and Marketing of the Company in September 1995. For approximately four years prior thereto, Mr. Wildman was a Senior Area Director of the Company.

     Julie Adams was elected Vice President and Controller of the Company in January 1994 and was Controller of the Company from December 1992 to January 1994. Ms. Adams was Director of Financial Reporting of the Company from August 1985 to December 1992.

     Aubrey C. Lewis was elected a director of the Company in December 1995. Mr. Lewis has been a Vice President of Woolworth Corporation (a global retailer) since 1967. Mr. Lewis also serves on the Boards of Directors of the United States Naval Academy Foundation, the University of Notre Dame, the Port Authority of New York and New Jersey, the New Jersey State Chamber of Commerce and the Y.M.C.A. of Chinatown in New York City.

     J. Kenneth Looloian was elected a director of the Company in December 1995. Mr. Looloian is an Executive Vice President of Di Giorgio Corporation, a former partner in Arveron Investments L.P. and a former Executive Vice President of International Controls Corporation. Mr. Looloian is also a director of Bally's Grand, Inc.

     James F. Mc Anally, M.D. was elected a director of the Company in December 1995. Dr. Mc Anally is a private practitioner who specializes in hypertension and kidney disease. He has been in private practice since 1980. Dr. Mc Anally has been the Medical Director of Nephrology Services at Elizabeth General Medical Center in Elizabeth, New Jersey since 1984. Dr. Mc Anally has also been Chief of Nephrology at St. Elizabeth's Hospital in Elizabeth, New Jersey since 1981.

     Liza M. Walsh was elected a director of the Company in December 1995. Ms. Walsh has been an attorney at the law firm of Connell, Foley & Geiser since 1986, was named a partner of the firm in 1992 and concentrates in commercial litigation. Ms. Walsh has also served as an Arbitrator for the United States District Court for the District of New Jersey since 1990.

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

BANK CREDIT FACILITY

     The existing Bank Credit Facility was amended in February 1997 to provide for a $20 million line of credit, which is reduced by the amount of any outstanding letters of credit in excess of $10 million (which excess may not exceed $10 million). The maximum amount available under the existing Bank Credit Facility, including letters of credit, is $30 million. The rate of interest on borrowings is at the Company's option, based upon either the agent bank's prime rate plus 2% or a Eurodollar rate plus 3%. A fee of 2.25% on outstanding letters of credit is payable quarterly. A commitment fee of one-half of 1% is payable quarterly on the unused portion of the Bank Credit Facility. At August 31, 1997, the entire line of credit was unused and outstanding letters of credit totalled $10.1 million. The existing Bank Credit Facility is secured by substantially all real and personal property (excluding installment contracts receivable) of the Company. The Company intends to substantially modify or replace the existing Bank Credit Facility.

SECURITIZATION FACILITY

     In December 1996, the Company completed a private placement of asset-backed securities pursuant to which $145.5 million of 8.43% Accounts Receivable Trust Certificates and $14.5 million of Floating Rate Accounts Receivable Trust Certificates (the "Floating Certificates") were issued as undivided interests in the Trust. The Floating Certificates bear interest (8.22% at August 31, 1997) at 2.57% above the London Interbank Offer Rate ("LIBOR"), with the interest rate on the Floating Certificates capped at 9.43% pursuant to an interest rate cap agreement. The Trust was created for the issuance of asset-backed securities and was formed pursuant to a pooling and servicing agreement. The Trust includes a portfolio of substantially all of the Company's installment contracts receivable from membership sales and the proceeds thereof. The amount by which installment contracts receivable in the Trust exceed the $160 million principal amount of certificates issued by the Trust is generally retained by the Company. The Company services the installment contracts receivable held by the Trust and earns a servicing fee which approximates the servicing costs incurred by the Company. Through July 1999, the principal amount of the certificates remains fixed and collections of installment contracts receivable flow through to the Company in exchange for the securitization of additional installment contracts receivable, except that collections are first used to fund interest requirements. The amortization period commences in August 1999, after which collections of installment contracts receivable will be used first to fund interest requirements and then to repay principal on the certificates. The amortization period ends upon the earlier to occur of the certificates being repaid in full or August 2002.

                          DESCRIPTION OF THE NEW NOTES

     The New Notes offered hereby will be issued under the Indenture dated as of October 7, 1997 between the Company and First Trust National Association, as Trustee, a copy of which will be made available to Eligible Holders upon request to the Company.

     Upon the effectiveness of the Registration Statement (as hereinafter defined) of which this Prospectus is a part, the Indenture will be subject to and governed by the Trust Indenture Act. The following summaries of the material provisions of the Indenture do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions".

GENERAL

     The New Notes will mature on October 15, 2007, will be limited to $225,000,000 aggregate principal amount and will be unsecured senior subordinated obligations of the Company. Each New Note will bear interest at 9 7/8% per annum from the date of exchange or from the most recent interest payment date to which interest has been paid on the Old Note which was exchanged, payable semiannually on April 15 and October 15 in each year, commencing April 15, 1998, to the Person in whose name the New Note (or any predecessor Note) is registered at the close of business on the April 1 or October 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The New Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of New Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     Settlement for the New Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The New Notes will trade in the Same Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the New Notes will therefore settle in same day funds.

     When issued, the New Notes will be new securities for which there is no established trading market. There can be no assurance as to the development or liquidity of any market for the New Notes. See "Risk Factors -- Absence of Public Market for the New Notes".

     The New Notes will not be entitled to the benefits of any sinking fund.

CERTAIN DIFFERENCES BETWEEN NEW NOTES AND OLD NOTES

     Old Notes which remain outstanding after the consummation of the Exchange Offer will have substantially similar terms to those of the New Notes. However, following the consummation of the Exchange Offer, Old Notes which are not validly tendered and accepted by the Company in the Exchange Offer will continue to be subject to the same transfer restrictions currently applicable to the Old Notes. In addition, the Company is required, at its cost, to file with the SEC, and use its best efforts to cause to be declared effective as promptly as practicable but in no event later than February 4, 1998 (or, in the case of a request by the Initial Purchasers, within 30 days of such request), a Shelf Registration Statement with respect to the Old Notes solely for the benefit of Eligible Holders in the event that (i) any changes in law, rules or regulations of the SEC or applicable interpretations thereof by the SEC Staff do not permit the Company to effect the Exchange Offer, (ii) the Registration Statement is not declared effective by January 5, 1998 or the Exchange Offer is not consummated by February 4, 1998, (iii) upon the request of the Initial Purchasers acquiring a majority of the initial aggregate principal amount of the Old Notes with respect to any Registrable Securities acquired directly from the Company and, with respect to other Registrable Securities held by them, if such Initial Purchasers are not permitted, in the reasonable opinion of counsel, to participate in the Exchange Offer or otherwise receive fully tradeable New Notes, or (iv) if a holder of Old Notes is not legally permitted to participate in the Exchange Offer based upon advice of counsel to that effect or does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company. Subject to certain exceptions, the Company will use its best efforts to keep the Shelf Registration Statement continuously effective for two years (or one year in the case of a request by the Initial Purchasers), or such shorter period terminating when all such Old Notes have been sold pursuant to the Shelf Registration Statement or cease to be outstanding or otherwise to be Registrable Securities. In the event that a Shelf Registration Statement, if required, is not declared effective on or prior to February 4, 1998 (or, if required to be filed pursuant to a request of the Initial Purchasers, 30 days after such request), the interest rate borne by the Old Notes not exchanged in the Exchange Offer shall be increased by one-quarter of one percent (0.25%) per annum, which rate (as increased aforesaid) will increase by an additional one-quarter of one percent (0.25%) each 90-day period that such additional interest continues to accrue under such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of such Registration Default, the accrual of additional interest will cease and the interest rate on such Old Notes will revert to 9 7/8%.

OPTIONAL REDEMPTION

     The New Notes will be subject to redemption at any time on or after October 15, 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or any integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on October 15 of the years indicated below:

                                                                       REDEMPTION
            YEAR                                                         PRICE
            ----                                                       ----------
            2002.....................................................   104.938%
            2003.....................................................   103.292%
            2004.....................................................   101.646%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on the relevant record dates to receive interest due on an interest payment date).

     In addition, at any time on or prior to October 15, 2000, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of Notes originally issued at a redemption price equal to 109 7/8% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least $146.3 million aggregate principal amount of Notes remains outstanding immediately after giving effect to such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 60 days after the related closing of the Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

PURCHASE OF NOTES UPON A CHANGE OF CONTROL

     If a Change of Control shall occur at any time, then each holder of Notes shall have the right to require the Company to repurchase all or a portion of such holder's Notes, in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, together with accrued and unpaid interest (if any) to the date of purchase (the "Change of Control

Purchase Date"), pursuant to the offer described below (a "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

     Within 30 days of any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his, her or its address appearing in the security register, stating, among other things, that a Change of Control has occurred and the date of such event, the circumstances and relevant facts regarding such Change of Control (including, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is first mailed to the holders of the Notes, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be tendered by holders of the Notes seeking to accept the Change of Control Offer. See "-- Ranking". The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "-- Events of Default".

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture with respect to a Change of Control involving (or asserted to involve) the transfer or lease of all or substantially all of the Company's assets (as described in clause (iii) of such definition) and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret such term.

     The existence of a holder's right to require the Company to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     In addition to the obligations of the Company under the Indenture with respect to the Notes in the event of a "Change of Control", the Bank Credit Facility also contains an event of default upon a "Change of Control" clause as defined therein which obligates the Company to repay amounts outstanding under the Bank Credit Facility upon an acceleration of the indebtedness issued thereunder. See "Description of Certain Other Indebtedness".

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

RANKING

     The payment of the principal of, premium (if any) and interest on the New Notes or other obligations under the Indenture will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, of all Senior Indebtedness. The New Notes will be senior subordinated indebtedness of the Company, ranking pari passu in right of payment with all other existing and future senior subordinated indebtedness of the Company and senior to all existing and future Subordinated Indebtedness of the Company. The New Notes will rank pari passu in right of payment with the Old Notes.

     Upon the occurrence of any default in the payment of any Designated Senior Indebtedness beyond any applicable grace period, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture" or "-- Satisfaction and Discharge") or distribution of any assets of the Company or any Subsidiary of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made on account of the principal of, premium (if any) or interest on, the Notes or other obligations under the Indenture unless and until such default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or Cash Equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

     Upon the occurrence and during the continuance of any non-payment default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated immediately (a "Non-payment Default") and after the receipt by the Trustee and the Company from a representative of holders of any Designated Senior Indebtedness (collectively, a "Senior Representative") of written notice of such Non-payment Default, no payment (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture" or "-- Satisfaction and Discharge") or distribution of any assets of the Company of any kind or character (excluding certain permitted equity interests or subordinated securities) may be made by the Company or any Subsidiary on account of the principal of, premium (if any) or interests on the Notes or other obligations under the Indenture or on account of the purchase, redemption, defeasance or other acquisition of or in respect of, the Notes or other obligations under the Indenture for the period specified below (the "Payment Blockage Period").

     A Payment Blockage Period shall commence upon the receipt of notice of the Non-payment Default by the Trustee and the Company from a Senior Representative and shall end on the earliest of (i) the 179th day after such commencement, (ii) the date on which such Non-payment Default (and all Non-payment Defaults as to which notice is also given after such Payment Blockage Period is initiated) is cured, waived or ceases to exist or on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents or, as acceptable to the holders of Senior Indebtedness, in any other manner, or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the Senior Representative initiating such Payment Blockage Period, after which, in the case of each of clauses (i), (ii) and (iii), the Company will promptly resume making any and all required payments in respect of the Notes, including any missed payments. In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Company and the Trustee of the notice initiating such Payment Blockage Period (such 179-day period referred to as the "Initial Period"). Any number of notices of Non-payment Defaults may be given during the Initial Period; provided that during any period of 365 consecutive days only one Payment Blockage Period, during which payment of principal of, premium, if any, or interest on, the Notes may not be made, may commence and the duration of such period may not exceed 179 days. No Non-payment Default with respect to any Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period, will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 365 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days.

     If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "-- Events of Default".

     The Indenture will provide that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other winding up of the Company, whether voluntary or involuntary, or whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or any other marshaling of assets or liabilities of the Company, all Senior Indebtedness must be paid in full before any payment or distribution (excluding distributions of certain permitted equity interest or subordinated securities) is made on account of the principal of, premium (if any) or interest on the Notes or other obligations under the Indenture or on account of the purchase, redemption, defeasance or other acquisition of, or in respect of, the Notes (other than payments previously made pursuant to the provisions described under "-- Defeasance or Covenant Defeasance of Indenture").

     By reason of such subordination, in the event of liquidation or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations fully with respect to the Notes.

     "Senior Indebtedness" under the Indenture means the principal of, premium (if any) and interest (including interest accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law whether or not allowable as a claim in such proceeding) and all other monetary obligations on any Indebtedness of the Company (other than as otherwise provided in this definition), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, and whether at any time owing, actually or contingently, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, Senior Indebtedness shall include principal, premium (if any) and interest (including interest accruing after the filing of a petition initiating any proceedings under any state, federal or foreign bankruptcy laws whether or not allowable as a claim in such proceeding) and all other monetary obligations of every kind and nature of the Company from time to time owed under the Bank Credit Facility or under the Securitization Facility; provided, however, that any Indebtedness under any refinancing, refunding or replacement of the Bank Credit Facility or the Securitization Facility shall not constitute Senior Indebtedness to the extent the Indebtedness thereunder is by its express terms subordinate to any other Indebtedness of the Company. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes, (ii) Indebtedness that is by its terms subordinate or junior in right of payment to any Indebtedness of the Company, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of title 11 United States Code, is without recourse to the Company, (iv) Indebtedness which is represented by Redeemable Capital Stock, (v) any liability for foreign, federal, state, local or other tax owed or owing by the Company to the extent such liability constitutes Indebtedness, (vi) Indebtedness of the Company to a Subsidiary or any other Affiliate of the Company or any of such Affiliate's subsidiaries, and (vii) that portion of any Indebtedness which at the time of issuance is issued in violation of the Indenture.

     As of June 30, 1997, after giving effect to the Refinancing and the Stock Offering, the Company would have had approximately $196 million of Senior Indebtedness, including $160 million under the Securitization Facility (which is a Subsidiary liability), and approximately $484 million of other non-intercompany Subsidiary liabilities (including $364 million of deferred revenues and $26 million of deferred income taxes) to which the Notes would be subordinated. As of June 30, 1997, other than Indebtedness under the 13% Notes, the Bank Credit Facility and capital lease obligations, substantially all of the Company's liabilities, including the Securitization Facility (which is also Senior Indebtedness), were non-intercompany Subsidiary liabilities.

     The Indenture will limit, but not prohibit, the incurrence by the Company and its Subsidiaries of additional Indebtedness, and the Indenture will prohibit the incurrence by the Company of Indebtedness that is subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Notes.

     The Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any such Subsidiary upon the liquidation or reorganization of any such Subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Company will not create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise suffer to exist (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless such Indebtedness is incurred by the Company and the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial results are available immediately preceding the date of incurrence of such Indebtedness (the "Incurrence Date"), taken as one period (and after giving pro forma effect to:
(i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition and any such related payments had been consummated on the first day of such four-quarter period), would be at least 1.8:1 from the date of the Indenture to and including December 31, 1998, and 2.0:1 thereafter. The Company will not permit any of its Subsidiaries to incur any Indebtedness (other than Permitted Subsidiary Indebtedness).

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than Capital Stock of any Wholly Owned Subsidiary of the Company);

          (iii) prior to any scheduled principal payment, sinking fund payment or maturity of any Subordinated Indebtedness, make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, such Subordinated Indebtedness (other than any such Indebtedness owed to the Company or a Wholly Owned Subsidiary);

          (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than to the Company or any of its Wholly Owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any person (other than the Company or any of its Wholly Owned Subsidiaries);

          (v) incur, create, or assume, any guarantee of Indebtedness of any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); or

          (vi) make any Investment in any Person

(other than, in the case of clauses (ii) through (vi) above, Permitted Investments) (any of the foregoing actions described in clauses (i) through
(vi), other than any such action that is a Permitted Payment (as defined below), collectively, a "Restricted Payment") (the amount of any such Restricted Payment, if other than cash, being determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution); unless (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Subsidiaries; (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the provisions described under "-- Limitation on Indebtedness"; and (3) after giving effect to the proposed

Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture plus the Permitted Payments made under clause (b)(vi), do not exceed $5.0 million plus the sum of:

          (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 1998 and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus

          (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (x) as capital contributions in the form of common equity to the Company or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below), in each case, other than Net Cash Proceeds received from the issuance or sale of Qualified Capital Stock or options, warrants or rights to purchase Qualified Capital Stock in, or otherwise received in connection with, the Refinancing; plus

          (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company; plus

          (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance; plus

          (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

     (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses
(i) through (vii) being referred to as a "Permitted Payment"):

          (i) the payment of any dividend within 60 days after the date of declaration thereof if at the date of declaration thereof such other dividend (A) would be permitted by the provisions of paragraph (a) of this Section and (B) shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

          (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3) (B) of paragraph (a) of this Section;

          (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;

          (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the Notes; and (4) is expressly subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

          (v) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of the Company, provided that any such new Redeemable Capital Stock (1) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes; and (3) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the Notes;

          (vi) the repurchase of shares of, or options or warrants to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; and

          (vii) the repurchase, redemption, defeasance, retirement or acquisition for value of the 13% Notes on or prior to their scheduled maturity.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Subsidiary) unless such transaction or series of related transactions is entered into in good faith and (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $1.0 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $10.0 million, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions are fair to the Company or such Subsidiary from a financial point of view; provided, however, that clauses (a) through (c) above shall not apply to (i) any transaction with an employee or director of the Company or any of its Subsidiaries entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer, director or employee of the Company or any Subsidiary, including under any stock option or stock incentive plans), (ii) Restricted Payments made in accordance with "-- Limitation on Restricted Payments" or Permitted Payments, (iii) any transactions related to the Securitization Facility, (iv) management agreements or similar agreements between (A) the Company or any Subsidiary and (B) Affiliates in which the Company or any

Subsidiary has made an Investment, and (v) contributions by the Company or any Subsidiary to a real estate investment trust pursuant to clause (ix) of the definition of Permitted Investments.

     Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create or incur any Lien of any kind securing any Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Subsidiary owned on the date of the Indenture or acquired after the date of the Indenture, or any income or profits therefrom, unless the Notes are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Notes shall have with respect to such Subordinated Indebtedness) the obligations or liability secured by such Lien except for Liens (A) securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "-- Consolidation, Merger, Sale of Assets" or securing Acquired Indebtedness which, in each case, were created prior to (and not created in connection with, or in contemplation of) the incurrence of such Pari Passu Indebtedness or Subordinated Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Subsidiary) and which Indebtedness is permitted under the provisions of "-- Limitation on Indebtedness", (B) securing any Indebtedness incurred in connection with any refinancing, renewal, substitutions or replacements of any such Indebtedness described in clause (A), so long as the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (i) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or (ii) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, provided, however, that in the case of clauses (A) and
(B), any such Lien only extends to the assets that were subject to such Lien securing such Indebtedness prior to the related acquisition by the Company or its Subsidiaries, or (C) securing Indebtedness incurred to effect a defeasance of the Notes pursuant to the defeasance provisions of the Indenture.

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash or Cash Equivalents, and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution).

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness, or if no such Senior Indebtedness is then outstanding, then the Company or a Subsidiary may, within 360 days of the Asset Sale, invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related or complementary thereto. The amount of such Net Cash Proceeds not applied to repay Senior Indebtedness or used or invested within 360 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds".

     (c) When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Company will apply the Excess Proceeds to the repayment of the Notes and any other Pari Passu Indebtedness outstanding with provisions requiring the Company to make an offer to purchase or to purchase or redeem such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an "Offer") from all holders of the Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Notes tendered), and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) The Indenture will provide that, if the Company becomes obligated to make an Offer pursuant to clause (c) above, the Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of such Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

     (e) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-l under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     Limitation on Senior Subordinated Indebtedness. The Company will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise in any manner become directly or indirectly liable for or with respect to or otherwise permit to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company unless such Indebtedness is also pari passu with the Notes or subordinate in right of payment to the Notes at least to the same extent as the Notes are subordinate in right of payment to Senior Indebtedness.

     Limitation on Preferred Stock of Subsidiaries.  The Company will not permit
(a) any Subsidiary of the Company to issue any Preferred Stock, except for (i) Preferred Stock issued to the Company or a Wholly Owned Subsidiary, and (ii) Preferred Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary, or (C) a Subsidiary merges with or into such Person; provided that the Preferred Stock referred to in clause (ii) above was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or
(C); or (b) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire Preferred Stock of any Subsidiary from the Company or any Subsidiary, except, in the case of clause (a) or (b), upon the acquisition of all the outstanding Preferred Stock of such Subsidiary in accordance with the terms of the Indenture.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary, or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except for: (a) any encumbrance or restriction pursuant to any agreement in effect on the date of the Indenture; (b) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (c) customary non-assignment or subletting provisions of any lease, license or other contract;
(d) any restriction entered into in the ordinary course of business contained in any lease of any Subsidiary or any security agreement or mortgage securing Indebtedness of any Subsidiary to the extent such restriction restricts the transfer of property subject to such security agreement, mortgage or lease; (e) any restriction contained in an agreement pursuant to which Permitted Subsidiary Indebtedness is incurred; and (f) any encumbrance or restriction existing under any agreement that amends, substitutes, restructures, supplements, extends, renews, refinances, replaces or otherwise modifies the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b),
(c), (d) or (e), or in this clause (f); provided in each case that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so amended, substituted, restructured, supplemented, extended, renewed, refinanced, replaced or modified.

     Limitations on Unrestricted Subsidiaries. The Company will not make, and will not permit its Subsidiaries to make, an Investment in Unrestricted Subsidiaries unless, at the time thereof, (a) the aggregate amount of such Investments would not exceed the amount of Restricted Payments then permitted to be made pursuant to the provisions described under "-- Limitation on Restricted Payments", or (b) such Investment is a Permitted Investment. Except for Permitted Investments, any Investment in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) must be permitted to be made pursuant to the provision described under "-- Limitation on Restricted Payments" and will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company, and (ii) may be made in cash or property.

     Provision of Financial Statements. After the earlier to occur of the consummation of the Exchange Offer and the 120th calendar day following the date of original issue of the Notes, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the SEC the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were so subject, such documents to be filed with the SEC on or prior to the date (a "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date occurring after the issuance of the Notes (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections, and (y) if filing such documents by the Company with the SEC is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

CONSOLIDATION, MERGER, SALE OF ASSETS

     The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture, as the case may be, and the Notes and the Indenture will remain in full force and effect as so supplemented, (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing, (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial results are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the provisions of "-- Certain Covenants -- Limitation on Indebtedness", and (iv) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that the foregoing prohibition shall not prohibit any merger between or among Subsidiaries or between a Subsidiary and the Company, provided the Company is the continuing corporation.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from all obligations and covenants under the Indenture and the Notes, as the case may be.

EVENTS OF DEFAULT

          An Event of Default will occur under the Indenture if:

          (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee, or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Notes;

          (iv) (a) there shall be a default in the performance or breach of the provisions described in "Consolidation, Merger, Sale of Assets", (b) the Company shall have failed to make or consummate an Offer required in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets", or (c) the Company shall have failed to make or consummate a Change of Control Offer required in accordance with the provisions of "-- Purchase of Notes Upon a Change of Control";

          (v) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $10.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity, or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

          (vi) one or more judgments, orders or decrees for the payment of money in excess of $10.0 million, either individually or in the aggregate, shall be rendered against the Company or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree, or (b) there shall have been a period of

     60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of an appeal or otherwise, shall not be in effect, provided that the amount of such money judgment, order or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment, order or decree;

          (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law, or (b) a decree or order adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (viii) (a) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Significant Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of their respective properties, (II) makes an assignment for the benefit of creditors, or (III) admits in writing its inability to pay its debts generally as they become due, or (e) the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii).

     If an Event of Default (other than as specified in clauses (vii) and (viii) of the prior paragraph with respect to the Company) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (vii) or (viii) of the prior paragraph occurs with respect to the Company and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all Notes then outstanding, (iii) the principal of and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes; and (b) all Events of Default, other than the nonpayment of principal of the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

     The Company is also required to notify the Trustee within ten business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company and any other obligor upon the Notes discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after October 15, 2002 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption
Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit) shall have occurred and be continuing on the date of such deposit or insofar as clauses (vii) or (viii) under the first paragraph under "-- Events of Default" are concerned, at any time during the period ending on the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); (v) such defeasance or covenant defeasance shall not cause the Trustee for the Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, (A) the Indenture or (B) any other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound, if such breach, violation, or default thereof would have a material adverse effect on the Company and its Subsidiaries taken as a whole; (vii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (viii) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to avoidance under Section 547 of the United States Bankruptcy Code (or any successor provision thereto) and related judicial decisions; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (xi) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when (a) either (i) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation, or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on, such Notes at such Maturity, Stated Maturity or redemption date; (b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with, and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of at least a majority of aggregate principal amount of the Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "-- Certain Covenants -- Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "-- Purchase of Notes Upon a Change of Control", including, in each case, amending, changing or modifying any definitions relating thereto; (iii) reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for any such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets", consent to the assignment or transfer by the Company of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions referred to under "-- Ranking" in any manner adverse to the holders of the Notes.

     Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Company or any other obligor upon the Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture and in the Notes in accordance with "-- Consolidation, Merger, Sale of Assets"; (b) to add to the covenants of the Company or any other obligor upon the Notes for the benefit of the holders of the Notes, or to surrender any right or power conferred upon the Company or any other obligor upon the Notes, as applicable, in the Indenture or in the Notes;
(c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or in any supplementary indenture or the Notes which may be defective or inconsistent with any other provision in the Indenture or the Notes or make any other provisions with respect to matters or questions arising under the Indenture or the Notes; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; or (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

GOVERNING LAW

     The Indenture is, and the New Notes will be, governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee with such conflict or resign as Trustee.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or merges with or into the Company or any Subsidiary, or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, as the case may be.

     "Adjusted Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries (exclusive of deferred financing fees and any premiums or penalties paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity) for such period, on a Consolidated basis, including without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, and (ii) all capitalized interest of such Person and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP consistently applied.

     "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Capital Stock or beneficial equity interest in such Person (if such Person is a real estate investment trust), or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or (iii) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets
(A) that is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets", (B) that is by any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture, (C) that is of obsolete equipment or other obsolete assets in the ordinary course of business, (D) that constitutes the making of a Permitted Investment (other than pursuant to clause (v) of the definition of "Permitted Investment"), (E) the Fair Market Value of which in the aggregate does not exceed $1.0 million in any transaction or series of related transactions, (F) sales of accounts receivable and other transactions among the Company and its Subsidiaries pursuant to the Securitization Facility, or (G) Investments by the Company which comply with the terms of clause (ix) of the definition of "Permitted Investments".

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment; by (ii) the sum of all such principal payments.

     "Bank Credit Facility" means the third amended and restated Credit Agreement dated as of June 26, 1995 among the Company, the Banks and The Chase Manhattan Bank, as agent, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Banks" means the lenders under the Bank Credit Facility.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or other equity interests whether now outstanding or issued after the date of the Indenture.

     "Cash Equivalents" means: (i) Temporary Cash Investments; (ii) securities received by the Company or any Subsidiary from the transferee in an Asset Sale that are promptly converted by the Company or such Subsidiary into cash; (iii) the assumption of Indebtedness or other obligations or liabilities of the Company or any Subsidiary in connection with an Asset Sale; and (iv) in connection with an Asset Sale to a Person where the assets sold, issued, conveyed, transferred, leased or otherwise disposed of are included in a business which will be a party to the Franchise Program, the net present value of payments by such Person pursuant to the Franchise Program as calculated and certified by the chief financial officer of the Company.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where
(A) the outstanding Voting Stock of the Company is changed into or exchanged for
(x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Certain
Covenants -- Limitation on Restricted Payments") and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than a majority of the total outstanding Voting Stock of the surviving corporation; or
(iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets".

     "Company" means Bally Total Fitness Holding Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of EBITDA to the sum of Adjusted Consolidated Interest Expense for such period and cash dividends paid on any Preferred Stock of such Person during such period; provided that (i) in making such computation, the Adjusted Consolidated Interest Expense attributable to interest on any Indebtedness shall be computed on a pro forma basis and (A) where such Indebtedness was outstanding during the period and bore a floating interest rate, interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and (B) where such Indebtedness was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rates, and (ii) in making such computation, the Adjusted Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (exclusive of all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (or losses) (except for all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (vii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person, (viii) transaction costs charged in connection with the Refinancing, or (ix) amortization of intangible assets of such Person and its Subsidiaries on a consolidated basis under GAAP.

     "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

     "Consolidated Tangible Assets" means consolidated total assets of the Company and its Subsidiaries as reported in the Company's Consolidated balance sheet from time to time as required by "-- Certain Covenants -- Provision of Financial Statements" less (A) (i) any asset which is treated as an intangible asset in conformity with GAAP (including, without limitation, leasehold rights, franchise rights, non-compete agreements, goodwill, unamortized debt discounts, patents, patent applications, trademarks, trade names, copyrights and licenses), and (ii) any deferred charges determined in conformity with GAAP (including, without limitation, deferred finance charges and deferred membership origination costs), plus (B) any treasury stock.

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

     "Credit Card Program Guarantee" means the Company's obligation to remit funds in excess of the sum of (a) $25.0 million plus (b) a reserve (of up to 25% of the amount owed to the Company by a member which becomes an obligation due to the credit card issuer by such member) with respect to the Company's credit card program pursuant to the Company's Credit Card Program Agreement dated December 21, 1995, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented, or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" under the Indenture means (i) all Senior Indebtedness under, or in respect of, the Bank Credit Facility and the Securitization Facility, and (ii) any other Senior Indebtedness which at the time of determination, has an aggregate principal amount outstanding of at least $15 million and is specifically designated in the instrument evidencing such Senior Indebtedness or the agreement under which such Senior Indebtedness arises as "Designated Senior Indebtedness" by the Company.

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "EBITDA" means the sum of Consolidated Net Income, Adjusted Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP consistently applied.

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any successor statute.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

     "Franchise Program" means the program under which the Company and/or its Subsidiaries grant franchises to third parties which require franchisees, among other things, to pay fees to the Company and/or its Subsidiaries, and which, among other things, grants to the franchisee the right to receive training from the Company or its Subsidiaries or sell memberships to use facilities of the franchisee and the Company or its Subsidiaries. The Franchise Program may include the conversion of facilities owned by the Company or its Subsidiaries to franchise facilities and includes such a program as it may be amended, renewed, extended, substituted, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewal, extension, substitution, restructuring, replacement, supplementation or other modification of the foregoing).

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),
(iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business or guarantees of operating leases.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, (ix) the Credit Card Program Guarantee, (x) indebtedness incurred by a real estate investment trust in which the Company or any Subsidiary has invested pursuant to clause (ix) of the definition of "Permitted Investments" and as to which, in the event that the Company controls such trust, any of the Company or any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in respect to, such indebtedness), and (xi) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability which constitutes Indebtedness of the types referred to in clauses (i) through (ix) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees) or other extension of credit or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) or any purchase, acquisition or ownership (other than ownership obtained without making, or becoming liable, directly or indirectly, contingent or otherwise, for the making of, any advance, loan (or the forgiveness thereof), payment, extension of credit or capital contribution in connection therewith), by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issue Date" means the date on which the Notes are originally issued under the Indenture.

     "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

     "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Chance of Control Offer in respect of a Change of Control, call for redemption or otherwise.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee, and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "-- Certain Covenants -- Limitation on Restricted Payments", the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

     "Permitted Indebtedness" means:

          (i) Indebtedness under the Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $70.0 million, minus any permanent reductions of the amount outstanding under the Bank Credit Facility, which reduction is a result of the Limitation on Sale of Assets covenant of the Indenture;

          (ii) Indebtedness under the Securitization Facility in an aggregate amount not to exceed the greater of $160.0 million or 80% of the net book value of the consolidated accounts receivable of the Company and its Subsidiaries, calculated in accordance with GAAP;

          (iii) Indebtedness of the Company (a) represented by the Notes, or (b) that is incurred, in any amount, and in whole or in part, to (1) redeem all of the Notes outstanding as described herein, or (2) effect a complete defeasance or a covenant defeasance thereof as described herein; provided, in either case, that any Indebtedness incurred under this subclause (b) is actually applied in accordance with the applicable redemption or defeasance provision of the Indenture;

          (iv) Indebtedness of the Company outstanding on the date of the Indenture and listed on a schedule thereto;

          (v) Indebtedness of the Company owing to a Subsidiary; provided that any Indebtedness of the Company owing to a Subsidiary is made pursuant to an intercompany note and is expressly subordinated in right of payment to the payment and performance of the Company's obligations under the Notes, and, upon an Event of Default, such Indebtedness shall not be due and payable until such Event of Default is cured, waived or rescinded; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (v);

          (vi) obligations of the Company entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding;

          (vii) Indebtedness of the Company represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, improvement or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company and any refinancings of such Indebtedness made in accordance with subclauses (a), (b) and (c) of clause (xi) below, in an aggregate principal amount pursuant to this clause (vii) not to exceed $25.0 million outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause (vii) did not in each case at the time of incurrence exceed the cost of the acquired or constructed asset or improvement so financed;

          (viii) Indebtedness of the Company in respect of performance bonds, surety bonds and replevin bonds provided by the Company in the ordinary course of business;

          (ix) other Indebtedness of the Company that does not exceed $50.0 million in the aggregate at any one time outstanding;

          (x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other financial instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within four business days of its incurrence; and

          (xi) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (iv) and (v) of this definition of "Permitted Indebtedness", including any successive refinancings (a) so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced, (b) the aggregate principal amount of Indebtedness represented thereby as of the date of the Indenture is not increased by such refinancing by an amount greater than the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing, and (c) (A) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness.

     "Permitted Investment" means: (i) Investments in any Subsidiary or any Person which, as a result of such Investment, (a) becomes a Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Subsidiary; (ii) Indebtedness of the Company described under clause (v) of the definition of "Permitted Indebtedness"; (iii) Investments in any of the Notes; (iv) Temporary Cash Investments; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "-- Certain
Covenants -- Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the date of the Indenture; (vii) Investments in the aggregate amount of $5.0 million to purchase Capital Stock of any Subsidiary; (viii) any advance, loan (including guarantees) or other extension of credit to any Person who purchases or acquires assets of the Company or any Subsidiaries which are to be included in a business which will be or is a party to the Franchise Program, limited to the purchase or acquisition price of such assets; (ix) a one-time contribution of real property independently valued at not more than $10.0 million to a real estate investment trust which is an Affiliate of the Company and additional contributions (and/or the non-cash component of sales in a situation where less than 75% of the consideration was received in cash or Cash Equivalents) to such trust of real property independently valued, which in the aggregate at the time of each additional contribution, together with all previous additional contributions, do not have a value in excess of 3% of the Company's Consolidated Tangible Assets as of the end of the next immediately preceding fiscal year; and (x) any other Investments in joint ventures, partnerships, real estate investment trusts or other Persons reasonably related or complementary to the business of the Company on the date of the Indenture in an aggregate amount not greater than $25.0 million at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the board of directors of the Company) at the time of Investment.

     "Permitted Subsidiary Indebtedness" means:

          (i) Indebtedness of a Subsidiary owing to the Company or another Subsidiary; provided that such Indebtedness is made pursuant to an intercompany note, and, upon an Event of Default, all amounts owing pursuant to such Indebtedness are immediately due and payable; and provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Subsidiary) shall be an incurrence of such Indebtedness by the obligor not within the definition of "Permitted Subsidiary Indebtedness" pursuant to this clause (i), and (b) any transaction pursuant to which any Subsidiary ceases to be a Subsidiary shall be deemed to be the incurrence of Indebtedness by such Subsidiary that is not within the definition of "Permitted Subsidiary Indebtedness" pursuant to this clause (i);

          (ii) Indebtedness of a Subsidiary represented by Indebtedness which would be permitted by clause (iv), (vi), (vii), (viii), (ix), (x) or (xi) of the definition of "Permitted Indebtedness" if incurred by the Company;

          (iii) Acquired Indebtedness of a Subsidiary that would be permitted to be incurred by the Company if such Acquired Indebtedness were being incurred by the Company;

          (iv) Indebtedness of a Subsidiary under the Securitization Facility;

          (v) guarantees of Senior Indebtedness of the Company; and

          (vi) guarantees of Indebtedness of Affiliates provided that the Investment in such Affiliate complies with the limitation on Restricted Payments covenant of the Indenture or constitutes a Permitted Investment.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Redeemable Capital Stock) pursuant to a registration statement that has been declared effective by the SEC (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and its Subsidiaries and any additions and accessions thereto, which are purchased at any time after the Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security

Agreement") shall be entered into within 120 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby, be increased, except in connection with the purchase of additions and accession thereto and except in respect of fees and other obligations in respect of such Indebtedness, and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company and its Subsidiaries of the assets subject thereto, or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of any event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Refinancing" means (i) the offering and sale of the Notes pursuant to the Indenture, (ii) the modification of the Bank Credit Facility, and (iii) the consummation of the tender offer by the Company for its 13% Notes outstanding prior to the Issue Date.

     "SEC" means the United States Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

     "Securities Act" means the United States Securities Act of 1933, as amended, or any successor statute.

     "Securitization Facility" means the asset-backed securities issued by the H&T Master Trust on December 13, 1996 in the aggregate principal amount of $160.0 million, as such facility in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced (including, without limitation, with bank financing secured by receivables), supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancing, restructurings, replacements, supplementations or other modifications of the foregoing).

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes.

     "Subsidiary" means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries; provided that (i) any Unrestricted Subsidiary shall not be deemed a Subsidiary under the Indenture, and (ii) any real estate investment trust in which the Company or any Subsidiary has invested pursuant to clause
(ix) of the definition of "Permitted Investment" shall not be deemed a Subsidiary under the Indenture.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit (or, with respect to non-U.S. banking institutions, similar instruments) maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, that has combined capital and surplus and undivided profits of not less than $500 million (or the foreign currency equivalent thereof), whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Rating Group, a division of McGraw Hill, Inc. ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts or demand deposit accounts issued or offered by a domestic commercial bank or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof); provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, and (v) any other Investments, that at any one time do not exceed $100,000 in the aggregate, issued or offered by any domestic commercial bank or any commercial banking institution organized and located in a country recognized by the United States of America.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

     "13% Notes" means the 13% Senior Subordinated Notes due 2003 of the
Company.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that exists on the Issue Date and is so designated as an Unrestricted Subsidiary on a schedule attached to the Indenture, (ii) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the board of directors of the Company, as provided below), and (iii) any subsidiary of an Unrestricted Subsidiary. The board of directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Subsidiaries provides credit support for Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness or the Bank Credit Facility, (c) any Investment by the Company in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions described under "-- Certain Covenants -- Limitation on Unrestricted Subsidiaries" and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any other subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such other subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment, and (d) such Unrestricted Subsidiary does not own any Capital Stock in any subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the board of directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and any Investment by the Company in such Unrestricted Subsidiary shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the Fair Market Value of such Investment as determined in good faith by the Company's board of directors. The board of directors of the Company may designate any Unrestricted Subsidiary as a Subsidiary; provided (i) that if such Unrestricted Subsidiary has any Indebtedness, that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) pursuant to the restrictions under "-- Certain
Covenants -- Limitation on Indebtedness", and (ii) that all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.

     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of any Unrestricted Subsidiary (i) as to which neither the Company nor any Subsidiary is directly or indirectly liable (by virtue of the Company or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), and (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Subsidiary to declare, a default on such Indebtedness of the Company or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than qualifying shares, if any) is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

     The Old Notes, which were offered and sold to qualified institutional buyers (as defined under Rule 144A) ("QIBs") and were deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. are registered in book-entry form and are represented by two global notes, in definitive, fully registered form without interest coupons (the "U.S. Global Notes").

     The Old Notes (i) originally purchased by or transferred to "accredited investors" (as defined in Rule 501(a)(1), (2), (3) and (7) under the Securities
Act) ("Institutional Accredited Investors") who are not QIBs, or (ii) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the U.S. Global Notes (and which are then unable to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"), were issued in registered form without interest coupons ("Certificated Notes"). Upon the transfer of such Certificated Notes held by a Non-Global Purchaser to a QIB, such Certificated Notes will, unless the transferee requests otherwise or the U.S. Global Notes have previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the U.S. Global Note.

     The Old Notes offered and sold to persons outside the United States who received such Old Notes pursuant to sales in accordance with Regulation S under the Securities Act were each initially represented by a global note certificate in fully registered form without interest coupons (the "Offshore Global Note and, together with the U.S. Global Notes, the "Old Global Notes"). The Offshore Global Note was deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. Prior to the expiration of the "40-day restricted period" within the meaning of Rule 903 of Regulation S under the Securities Act, transfers of interest in the Offshore Global Note may only be effected through records maintained by DTC, Cedel Bank, societe anonyme ("Cedel") or Euroclear System ("Euroclear").

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Except as set forth below, it is expected that the New Notes will be issued in global form (the "New Global Notes" and, together with the Old Global Notes, the "Global Notes"). The Company expects that pursuant to procedures established by DTC (a) upon the issuance of the New Global Notes, DTC or its custodian will credit on its internal system portions of the New Global Notes which shall be comprised of the corresponding respective principal amount of the Old Global Note to the respective accounts of persons who have accounts with such depositary, and (b) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by the Exchange Agent and ownership of beneficial interest in the New Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the New Global Notes directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of a New Global Note, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owners of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's applicable procedures in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on the New Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium (if any) or interest in respect of the Global Notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of Certificated Notes for any reason, including selling the Notes to persons in states which require delivery of the Notes or pledging the Notes, such holder must transfer its interest in the U.S. Global Note, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     DTC has advised the Company that neither DTC nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the Global Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Interests in the New Global Notes will be exchangeable or transferable, as the case may be, for Certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such New Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Notes to be delivered.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer may be deemed to be a statutory underwriter, must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making or other trading activities. Subject to certain conditions, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- The Exchange Agent; Assistance". See "The Exchange Offer -- Resales of the New Notes". Any Participating Broker-Dealer who is an "affiliate" of the Company must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     The Company will not receive any cash proceeds from the Exchange Offer. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

     Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer or any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facility maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional Offices, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov that contains reports, registration statements, proxy statements and other information regarding registrants, such as the Company, that file electronically with the SEC.

     The Company has filed a Registration Statement on Form S-4 (the "Registration Statement") with the SEC under the Securities Act, in respect of the New Notes offered for exchange hereby. For purposes hereof, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered for exchange hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the SEC as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by, and subject to, such reference in all respects.

                                 LEGAL MATTERS

     The validity, authorization and issuance of the New Notes offered hereby will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio. George N. Aronoff, a partner in Benesch, Friedlander, Coplan & Aronoff LLP, owns 22,359 shares of the Company's common stock.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company at December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, appearing and incorporated by reference in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing herein and incorporated by reference, and are included herein and incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the SEC pursuant to the Exchange Act are incorporated herein by reference:

        (1) the Company's Annual Report on Form 10-K/A for the year ended December 31, 1996 (file no. 0-27478) (the "Annual Report");

        (2) the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1997 (file no. 0-27478);

        (3) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (file no. 0-27478);

        (4) the Company's Current Report on Form 8-K filed with the SEC on August 4, 1997 (file no. 0-27478);

        (5) the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders filed with the SEC on October 17, 1997 (file no. 0-27478); and

        (6) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A/A filed with the SEC on January 3, 1996 (file no. 0-27478).

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the Expiration Date shall be deemed incorporated by reference in this Prospectus and a part hereof from the respective date of filing each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to the Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, telephone
(773) 380-3000.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                  PAGE
                                                                             ---------------
Report of independent auditors...............................................        F-2
Consolidated balance sheet at December 31, 1996 and 1995.....................        F-3
Consolidated statement of operations for the years ended December 31, 1996,
  1995 and 1994..............................................................        F-4
Consolidated statement of stockholders' equity for the years ended December
  31, 1996, 1995 and 1994....................................................        F-5
Consolidated statement of cash flows for the years ended December 31, 1996,
  1995 and 1994..............................................................        F-6
Notes to consolidated financial statements for the years ended December 31,
  1996, 1995 and 1994........................................................        F-8
Supplementary data:
  Quarterly consolidated financial information (unaudited)...................       F-22
Condensed consolidated balance sheet at June 30, 1997 (unaudited)............       F-23
Consolidated statement of operations for the six months ended June 30, 1997
  and 1996 (unaudited).......................................................       F-24
Consolidated statement of stockholders' equity for the six months ended June
  30, 1997 (unaudited).......................................................       F-25
Consolidated statement of cash flows for the six months ended June 30, 1997
  and 1996 (unaudited).......................................................       F-26
Notes to condensed consolidated financial statements for the six months ended
  June 30, 1997 and 1996 (unaudited).........................................       F-28

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Bally Total Fitness Holding Corporation

     We have audited the accompanying consolidated balance sheet of Bally Total Fitness Holding Corporation as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bally Total Fitness Holding Corporation at December 31, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     The consolidated financial statements referred to above have been restated as discussed in the "Summary of significant accounting policies -- Restatement and Membership revenue recognition" notes to the consolidated financial statements.

                                                     ERNST & YOUNG LLP

Chicago, Illinois

February 25, 1997, except for the
  "Summary of significant accounting
  policies -- Restatement, Membership
  revenue recognition and Impact of
  recently issued accounting
  standards" and "Income Taxes" notes,
  as to which the date is July 14,
  1997

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                           CONSOLIDATED BALANCE SHEET

                       (In thousands, except share data)
                                 (As restated)

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
ASSETS
Current assets:
  Cash and equivalents...............................................    $ 16,534     $ 21,263
  Installment contracts receivable, net..............................     153,235      155,504
  Deferred income taxes..............................................                    6,953
  Other current assets...............................................      24,075       20,216
                                                                         --------     --------
     Total current assets............................................     193,844      203,936
Long-term installment contracts receivable, net......................     146,972      147,856
Property and equipment, at cost:
  Land...............................................................      22,550       22,550
  Buildings..........................................................     108,361      106,945
  Leasehold improvements.............................................     400,340      393,418
  Equipment and furnishings..........................................      99,073      119,253
                                                                         --------     --------
                                                                          630,324      642,166
  Accumulated depreciation and amortization..........................     304,865      293,698
                                                                         --------     --------
     Net property and equipment......................................     325,459      348,468
Intangible assets, less accumulated amortization of $49,619 and
  $45,117............................................................     105,725      110,227
Deferred income taxes................................................      13,656
Deferred membership origination costs................................      82,140       86,253
Other assets.........................................................      25,506       39,771
                                                                         --------     --------
                                                                         $893,302     $936,511
                                                                         ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................    $ 41,565     $ 43,740
  Income taxes payable...............................................       2,258        2,241
  Deferred income taxes..............................................      15,145
  Accrued liabilities................................................      55,063       64,977
  Current maturities of long-term debt...............................       8,401        1,481
  Deferred revenues..................................................     265,465      285,153
                                                                         --------     --------
     Total current liabilities.......................................     387,897      397,592
Long-term debt, less current maturities..............................     376,397      368,032
Tax obligation to Bally Entertainment Corporation....................                   15,200
Deferred income taxes................................................                    8,442
Other liabilities....................................................       6,824        7,596
Deferred revenues....................................................      98,032      107,960
Stockholders' equity:
  Preferred stock, $.10 par value; 10,000,000 shares authorized; none issued --
     Series A Junior Participating; 300,000 shares authorized; none issued.........................................................
  Common stock, $.01 par value; 60,200,000 shares authorized;
     12,495,161 and 11,845,161 shares issued and outstanding.........         125          118
  Contributed capital................................................     303,811      290,062
  Accumulated deficit................................................    (277,733)    (258,491)
  Unearned compensation (restricted stock)...........................      (2,051)
                                                                         --------     --------
     Total stockholders' equity......................................      24,152       31,689
                                                                         --------     --------
                                                                         $893,302     $936,511
                                                                         ========     ========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                       (In thousands, except share data)
                                 (As restated)

                                                                   YEARS ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1996         1995         1994
                                                             ----------   ----------   ----------
Net revenues:
  Membership revenues --
     Initial membership fees on paid-in-full memberships
       originated..........................................  $   85,624   $   95,695   $  102,961
     Initial membership fees on financed memberships
       originated..........................................     290,378      309,974      322,752
     Dues collected........................................     182,909      177,783      173,549
     Change in deferred revenues...........................      29,791       16,813       26,975
                                                             ----------   ----------   ----------
                                                                588,702      600,265      626,237
  Finance charges earned...................................      36,405       36,889       34,877
  Fees and other...........................................      15,080       16,399       20,929
                                                             ----------   ----------   ----------
                                                                640,187      653,553      682,043
Operating costs and expenses:
  Fitness center operations................................     366,466      396,564      407,119
  Member processing and collection centers.................      42,257       50,255       52,080
  Advertising..............................................      47,428       50,037       47,578
  General and administrative...............................      23,586       21,603       21,925
  Provision for doubtful receivables.......................      80,350       72,145      103,930
  Depreciation and amortization............................      55,940       57,359       58,856
  Change in deferred membership origination costs..........       4,113          428        6,692
                                                             ----------   ----------   ----------
                                                                620,140      648,391      698,180
                                                             ----------   ----------   ----------
Operating income (loss)....................................      20,047        5,162      (16,137)
Interest expense...........................................      47,644       43,750       38,556
                                                             ----------   ----------   ----------
Loss before income taxes and extraordinary item............     (27,597)     (38,588)     (54,693)
Income tax benefit.........................................      (2,700)      (7,188)     (15,213)
                                                             ----------   ----------   ----------
Loss before extraordinary item.............................     (24,897)     (31,400)     (39,480)
Extraordinary gain on extinguishment of debt...............       5,655
                                                             ----------   ----------   ----------
Net loss...................................................  $  (19,242)  $  (31,400)  $  (39,480)
                                                             ==========   ==========   ==========
Pro forma net loss reflecting income taxes
  on a separate return basis...............................               $  (38,469)  $  (54,640)
                                                                          ==========   ==========
Per common share (pro forma for 1995 and 1994):
  Loss before extraordinary item...........................  $    (2.04)  $    (3.25)  $    (4.61)
  Extraordinary gain on extinguishment of debt.............         .46
                                                             ----------   ----------   ----------
  Net loss.................................................  $    (1.58)  $    (3.25)  $    (4.61)
                                                             ==========   ==========   ==========
Average common shares outstanding (pro forma for
  1995 and 1994)...........................................  12,174,601   11,845,161   11,845,161
                                                             ==========   ==========   ==========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                       (In thousands, except share data)
                                 (As restated)

                                     COMMON STOCK                        RETAINED        UNEARNED
                                  -------------------                    EARNINGS      COMPENSATION        TOTAL
                                    NUMBER       PAR     CONTRIBUTED    (ACCUMULATED   (RESTRICTED     STOCKHOLDERS'
                                  OF SHARES     VALUE      CAPITAL       DEFICIT)         STOCK)          EQUITY
                                  ----------    -----    -----------    -----------    ------------    -------------
Balance at December 31, 1993, as
  originally reported............ 19,000,000    $190      $ 238,007      $  23,118       $               $ 261,315
Cumulative effect of change in
  accounting for membership
  revenue........................                                         (210,729)                       (210,729)
                                  ----------    ----      ---------      ---------       --------        ---------
Balance at December 31, 1993, as
  restated....................... 19,000,000     190        238,007       (187,611)                         50,586
Net loss.........................                                          (39,480)                        (39,480)
Settlement of pre-acquisition
  contingency....................                            (7,669)                                        (7,669)
Forgiveness of income tax
  obligation by Bally
  Entertainment Corporation......                            31,400                                         31,400
                                  ----------    ----      ---------      ---------       --------        ---------
Balance at December 31, 1994..... 19,000,000     190        261,738       (227,091)                         34,837
Net loss.........................                                          (31,400)                        (31,400)
Effects of spin-off from Bally
  Entertainment Corporation:
    Forgiveness of income tax
      obligation by Bally
      Entertainment
      Corporation................                            44,507                                         44,507
    Increase in income tax
      valuation allowance due to
      adjustments to the income
      tax basis of certain
      assets.....................                           (20,147)                                       (20,147)
    Excess of sales price over
      historical basis of assets
      sold to Bally Entertainment
      Corporation................                             3,892                                          3,892
    Reduction in number of shares
      issued and outstanding..... (7,154,839)    (72)            72                                             --
                                  ----------    ----      ---------      ---------       --------        ---------
Balance at December 31, 1995..... 11,845,161     118        290,062       (258,491)                         31,689
Net loss.........................                                          (19,242)                        (19,242)
Common stock issued under
  long-term incentive plan.......    650,000       7          4,389                        (4,396)              --
Capital contributions by Bally
  Entertainment Corporation......                             9,360                                          9,360
Amortization of unearned
  compensation...................                                                           2,345            2,345
                                  ----------    ----      ---------      ---------       --------        ---------
Balance at December 31, 1996..... 12,495,161    $125      $ 303,811      $(277,733)      $ (2,051)       $  24,152
                                  ==========    ====      =========      =========       ========        =========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (In thousands)
                                 (As restated)

                                                                  YEARS ENDED DECEMBER 31,
                                                             -----------------------------------
                                                               1996         1995         1994
                                                             ---------    ---------    ---------
OPERATING:
  Loss before extraordinary item...........................  $ (24,897)   $ (31,400)   $ (39,480)
  Adjustments to reconcile to cash provided (used)--
     Depreciation and amortization, including amortization
       included in interest expense........................     59,124       60,701       60,760
     Provision for doubtful receivables....................     80,350       72,145      103,930
     Change in operating assets and liabilities............   (119,764)    (112,922)     (94,150)
     Other, net............................................       (114)       1,622        1,774
                                                             ---------    ---------    ---------
          Cash provided by (used in) operating
            activities.....................................     (5,301)      (9,854)      32,834

INVESTING:
  Purchases and construction of property and equipment.....    (20,612)     (22,469)     (21,357)
  Reserve fund deposit refunded (paid) pursuant to
     securitization facility...............................     10,000      (20,000)
  Other, net...............................................        833          353          (19)
                                                             ---------    ---------    ---------
          Cash used in investing activities................     (9,779)     (42,116)     (21,376)

FINANCING:
  Debt transactions --
     Proceeds from securitization facility.................    160,000      150,000
     Proceeds from other long-term borrowings..............      2,318
     Repayment of securitization facility..................   (153,613)
     Net repayments under revolving credit agreement.......                 (77,000)      (3,910)
     Repayments of other long-term debt....................     (2,299)      (5,917)      (5,149)
     Debt issuance costs...................................     (2,815)      (6,654)        (575)
                                                             ---------    ---------    ---------
          Cash provided by (used in) debt transactions.....      3,591       60,429       (9,634)
  Equity transaction --
     Capital contribution by Bally Entertainment
       Corporation.........................................      6,760
                                                             ---------    ---------    ---------
          Cash provided by (used in) financing
            activities.....................................     10,351       60,429       (9,634)
                                                             ---------    ---------    ---------
Increase (decrease) in cash and equivalents................     (4,729)       8,459        1,824
Cash and equivalents, beginning of year....................     21,263       12,804       10,980
                                                             ---------    ---------    ---------
Cash and equivalents, end of year..........................  $  16,534    $  21,263    $  12,804
                                                             =========    =========    =========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                                 (In thousands)
                                 (As restated)

                                                                  YEARS ENDED DECEMBER 31,
                                                            ------------------------------------
                                                              1996          1995          1994
                                                            ---------     ---------     --------
SUPPLEMENTAL CASH FLOWS INFORMATION:

Changes in operating assets and liabilities, net of
  effects from acquisitions or sales, were as follows --
     Increase in installment contracts receivable.........  $ (75,491)    $ (91,422)    $(65,890)
     (Increase) decrease in other current and other
       assets.............................................     (4,063)        1,589       (3,081)
     Decrease in deferred membership origination costs....      4,113           428        6,692
     Decrease in accounts payable.........................       (475)         (498)         (85)
     Increase (decrease) in income taxes payable..........     (2,866)         (503)      (6,257)
     Increase (decrease) in accrued and other
       liabilities........................................    (11,191)       (5,703)       1,446
     Decrease in deferred revenues........................    (29,791)      (16,813)     (26,975)
                                                            ----------    ----------    ----------
                                                            $(119,764)    $(112,922)    $(94,150)
                                                            ==========    ==========    ==========

Cash payments for interest and income taxes were as
  follows--
     Interest paid........................................  $  44,604     $  42,221     $ 36,499
     Interest capitalized.................................       (236)         (278)        (253)
     Income taxes paid (refunded), net....................        166        (6,685)      (8,956)

Investing and financing activities exclude the following
  non-cash activities--
     Forgiveness of income tax obligations by Bally
       Entertainment Corporation/Hilton Hotels
       Corporation........................................  $  15,200     $  44,507     $ 31,400
     Acquisition of property and equipment through capital
       leases.............................................      5,266         2,445
     Common stock issued under long-term incentive plan...      4,396
     Capital contribution by Bally Entertainment
       Corporation........................................      2,600
     Increase in income tax valuation allowance due to
       adjustments to the income tax basis of certain
       assets upon spin-off from Bally Entertainment
       Corporation........................................                   20,147
     Excess of sales price over historical basis of assets
       sold to Bally Entertainment Corporation............                    3,892
     Reduction of intangible assets resulting from
       settlement of pre-acquisition contingency..........                                10,331

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (All dollar amounts in thousands, except share data)

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

     The accompanying consolidated financial statements include the accounts of Bally Total Fitness Holding Corporation (the "Company") and the subsidiaries which it controls. The Company, through its subsidiaries, is a nationwide commercial operator of fitness centers with approximately 320 facilities concentrated in 27 states and Canada. The Company operates in one industry segment, and all significant revenues arise from the commercial operation of fitness centers, primarily in major metropolitan markets in the United States. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries.

     The Company was a wholly owned subsidiary of Bally Entertainment Corporation ("Entertainment") until the consummation of Entertainment's spin-off of the Company. On November 6, 1995, the Board of Directors of Entertainment declared a distribution in the form of a dividend (the "Spin-off") to holders of record of its common stock as of the close of business on November 15, 1995 (the "Record Date") on the basis of one share of common stock, par value $.01 per share (the "Common Stock") of the Company, along with an associated stock purchase right (a "Right") issued pursuant to a stockholder rights plan (the "Stockholders Rights Plan"), for every four shares of Entertainment common stock held on the Record Date. On January 9, 1996 (the "Distribution Date"), 11,845,161 shares of Common Stock were distributed. For financial accounting purposes, the Company has reflected the effect of the Spin-off as of December 31, 1995.

     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates.

Restatement

     The Staff of the Securities and Exchange Commission (the "SEC Staff") has advised the Company, in connection with an offering of Common Stock, it requires all registrants operating fitness centers with membership plans that include initial membership fees to follow a "deferral method" of accounting with respect to the recognition of such initial membership fees. The Company's fitness centers primarily offer a dues membership, which permits members, upon paying initial membership fees, which may be financed, to maintain their membership on a month-to-month basis as long as monthly dues payments are made. Since 1985, the Company has recognized the initial membership fee portion of the membership as revenue at the time the membership was sold (when contractually enforceable) and deferred the dues portion of such membership (when the dues were waived or prepaid) under a method that approximated the "selling and service" method. In connection with an offering of Common Stock, the SEC Staff informed the Company it no longer agreed with this methodology and the Company should change its method of recognizing initial membership fees to a "deferral method", which recognizes the initial membership fee over the weighted average expected life of the memberships sold. Following a series of extensive discussions with the SEC Staff, the Company has agreed to restate its consolidated financial statements for all years presented to this new method. See "-- Membership revenue recognition". Accordingly, the accompanying consolidated financial statements have been restated from those originally reported to reflect the resolution of these discussions between the Company and the SEC Staff regarding revenue recognition methods. The deferral of historical revenues resulting from the change in the method of recognizing membership revenue had no impact on the Company's liquidity or cash flows; and

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

summarized financial information illustrating the effect of the restatement on the Company's consolidated financial statements is as follows:

                                         1996                    1995                    1994
                                 ---------------------   ---------------------   ---------------------
                                     AS                      AS                      AS
                                 ORIGINALLY      AS      ORIGINALLY      AS      ORIGINALLY      AS
                                  REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
                                 ----------   --------   ----------   --------   ----------   --------
    Financial position --
      Deferred membership
         origination costs.....   $      --   $ 82,140    $      --   $ 86,253
      Current deferred
         revenues..............      55,927    265,465       61,881    285,153
      Long-term deferred
         revenues..............      26,440     98,032       29,686    107,960
      Stockholders' equity.....     216,507     24,152      240,347     31,689
    Results of operations --
      Net revenues.............   $ 625,640   $640,187    $ 661,740   $653,553    $ 661,505   $682,043
      Operating income
         (loss)................       3,744     20,047        7,591      5,162      (37,248)   (16,137)
      Loss before extraordinary
         item..................     (41,200)   (24,897)     (25,160)   (31,400)     (50,791)   (39,480)
      Net loss.................     (35,545)   (19,242)     (25,160)   (31,400)     (50,791)   (39,480)
      Net loss per common share
         (pro forma for 1995
         and 1994).............       (2.92)     (1.58)       (3.08)     (3.25)       (6.44)     (4.61)

Cash equivalents

     The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value due to the short maturity of those instruments.

Property and equipment

     Depreciation of buildings, equipment and furnishings is provided on the straight-line method over the estimated economic lives of the related assets and amortization of leasehold improvements is provided on the straight-line method over the lesser of the estimated economic lives of the improvements or the lease periods. Depreciation and amortization of property and equipment was $48,444, $51,999 and $53,476 for 1996, 1995 and 1994, respectively.

Deferred finance costs

     Deferred finance costs are amortized over the terms of the related debt using the bonds outstanding method. Included in "Other assets" at December 31, 1996 and 1995 were deferred finance costs of $8,252 and $10,971, respectively, net of accumulated amortization of $4,430 and $4,034, respectively.

Intangible assets

     Intangible assets consist principally of cost in excess of net assets of acquired businesses (goodwill), which is being amortized on the straight-line method over periods ranging up to forty years from dates of acquisition, and amounts assigned to acquired operating lease rights, which are being amortized on the straight-line method over the remaining lease periods.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

     The Company evaluates annually whether the remaining estimated useful life of goodwill may warrant revision or the remaining balance of goodwill may not be recoverable, generally considering expectations of future profitability and cash flows (undiscounted and without interest charges) on a consolidated basis. If the sum of the Company's expected future cash flows was less than the carrying value of the Company's long-lived assets and identifiable intangibles, an impairment loss would be recognized equal to the amount by which the carrying value of the Company's long-lived assets and identifiable intangibles exceeded their fair value. Based on present operations and strategic plans, the Company believes that no impairment of goodwill exists at December 31, 1996. However, if future operations do not perform as expected, or if the Company's strategic plans for its business were to change, a reduction in the carrying value of these assets may be required.

Membership revenue recognition

     The Company's fitness centers primarily offer a dues membership, which permits members, upon paying initial membership fees, which may be financed, to maintain their membership on a month-to-month basis as long as monthly dues payments are made. Initial membership fees may be paid-in-full when members join or may be financed via installment contracts over periods ranging up to 36 months. Revenues from initial membership fees are deferred and recognized straight-line over the weighted average expected life of the memberships, which for paid-in-full memberships and financed memberships sold after December 31, 1993 has been calculated to be 36 months and 22 months, respectively (previously 34 months and 20 months, respectively). Costs directly related to the origination of memberships (substantially all of which are sales commissions paid, which are included in "Fitness center operations") are also deferred and are amortized using the same methodology as for initial membership fees described above. Dues revenue is recorded as monthly services are provided. Accordingly, when dues are prepaid, the prepaid portion is deferred and recognized over the applicable term. Installment contracts bear interest at, or are adjusted for financial accounting purposes at the time the contracts are sold to, rates for comparable consumer financing contracts. Unearned finance charges are amortized over the term of the contracts on the sum-of-the-months-digits method, which approximates the interest method.

     Components of deferred revenues as of December 31, 1996 and 1995 are as follows:

                                              1996                              1995
                                 -------------------------------   -------------------------------
                                 CURRENT    LONG-TERM    TOTAL     CURRENT    LONG-TERM    TOTAL
                                 --------   ---------   --------   --------   ---------   --------
    Paid-in-full initial
      membership fees
      deferred.................  $ 75,614    $55,278    $130,892   $ 81,563   $  58,400   $139,963
    Financed initial membership
      fees deferred............   148,251     31,981     180,232    162,918      35,967    198,885
    Prepaid dues...............    41,600     10,773      52,373     40,672      13,593     54,265
                                 --------   --------    --------   --------    --------   --------
                                 $265,465    $98,032    $363,497   $285,153   $ 107,960   $393,113
                                 ========   ========    ========   ========    ========   ========

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

     Components of the change in deferred revenues for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                             1996        1995        1994
                                                           ---------   ---------   ---------
    Paid-in-full initial memberships fees --
      Originating........................................  $ (85,624)  $ (95,695)  $(102,961)
      Recognized.........................................     94,870     116,608     138,654
                                                           ---------   ---------   ---------
         Decrease in deferral............................      9,246      20,913      35,693
    Financed initial membership fees --
      Originating........................................   (290,378)   (309,974)   (322,752)
      Less provision for doubtful receivables............     80,350      72,145     103,930
                                                           ---------   ---------   ---------
      Originating, net...................................   (210,028)   (237,829)   (218,822)
      Recognized.........................................    228,681     220,885     215,270
                                                           ---------   ---------   ---------
         Decrease (increase) in deferral.................     18,653     (16,944)     (3,552)
    Decrease (increase) in prepaid dues..................      1,892      12,844      (5,166)
                                                           ---------   ---------   ---------
    Change in deferred revenues..........................  $  29,791   $  16,813   $  26,975
                                                           =========   =========   =========

     Components of the change in deferred membership origination costs for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                             1996        1995        1994
                                                           ---------   ---------   ---------
    Incurred (substantially all of which are sales
      commissions paid, which are included in "Fitness
      center operations")................................  $ (77,257)  $ (82,720)  $ (85,704)
    Amortized............................................     81,370      83,148      92,396
                                                           ---------   ---------   ---------
    Change in deferred membership origination costs......  $   4,113   $     428   $   6,692
                                                           =========   =========   =========

Income taxes

     For tax periods after January 9, 1996, the Company is required to file its own separate consolidated federal income tax return. For tax periods prior to and including January 9, 1996, taxable income or loss of the Company was included in the consolidated federal income tax return of Entertainment. Pursuant to a tax sharing agreement with Entertainment, income taxes were allocated to the Company based on amounts the Company would pay or receive if it filed a separate consolidated federal income tax return, except that the Company received from Entertainment an amount equal to the tax benefit of the Company's net operating losses and tax credits, if any, that could be utilized in Entertainment's consolidated federal income tax return, whether or not such losses or credits could be utilized by the Company on a separate return basis. As a result of the Spin-off, the Company and Entertainment entered into the Tax Allocation and Indemnity Agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal income taxes for tax periods through January 9, 1996. In connection therewith, Entertainment assumed substantially all responsibility for any federal income tax adjustments related to the Company for tax periods through January 9, 1996. The Tax Allocation and Indemnity Agreement was amended in 1996 to include a portion of the Company's losses in Entertainment's consolidated federal income tax return. As a result, capital contributions totalling $9,360 were received by the Company ($6,760 in cash and $2,600 as an offset to certain indebtedness) representing a portion of the benefit that Entertainment receives from the utilization of the Company's loss carrybacks.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

Loss per common share

     Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year, which totalled 12,174,601 shares for 1996. Certain restricted stock was issued subject to forfeiture unless certain conditions are met. These contingent shares are considered common stock equivalents and are excluded from the loss per share computation until the conditions are met because their effect would be anti-dilutive.

Impact of recently issued accounting standards

     In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets, secured borrowing and collateral transactions, and extinguishments of liabilities occurring after December 31, 1996. SFAS No. 125 addresses whether a transfer of financial assets constitutes a sale and, if so, the determination of any resulting gain or loss. SFAS No. 125 is based on a "financial-components approach" that focuses on control. Under this approach, following a transfer of financial assets (including portions of financial assets), an entity recognizes the assets it controls and liabilities it has incurred, and derecognizes financial assets for which control has been surrendered and financial liabilities that have been extinguished. The Company has determined that SFAS No. 125 does not have any impact on the accounting for its securitization facility.

EXTRAORDINARY ITEM

     The extraordinary gain on extinguishment of debt for 1996 consists of (i) a gain of $9,880 ($.81 per share), net of income taxes of $5,320, resulting from a $15,200 tax obligation to Entertainment which was forgiven as part of the December 1996 merger (the "Merger") of Entertainment with and into Hilton Hotels Corporation ("Hilton") and (ii) a charge of $4,225 ($.35 per share), net of income taxes of $2,270, resulting from the refinancing of the Company's securitization facility.

INSTALLMENT CONTRACTS RECEIVABLE

                                                                        1996       1995
                                                                      --------   --------
     Current:
       Installment contracts receivable.............................  $226,173   $244,522
       Less --
          Unearned finance charges..................................    24,467     27,128
          Allowance for doubtful receivables and cancellations......    48,471     61,890
                                                                      --------   --------
                                                                      $153,235   $155,504
                                                                      ========   ========
     Long-term:
       Installment contracts receivable.............................  $195,978   $211,549
       Less --
          Unearned finance charges..................................    11,382     13,055
          Allowance for doubtful receivables and cancellations......    37,624     50,638
                                                                      --------   --------
                                                                      $146,972   $147,856
                                                                      ========   ========

     The carrying amount of installment contracts receivable at December 31, 1996 and 1995 approximates fair value based on discounted cash flow analyses, using interest rates in effect at the end of each year comparable to similar consumer financing contracts.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

ACCRUED LIABILITIES

                                                                        1996       1995
                                                                      --------   --------
     Payroll and benefit-related liabilities........................  $ 16,384   $ 18,263
     Interest.......................................................    11,938     12,041
     Taxes other than income taxes..................................     3,853      7,389
     Other..........................................................    22,888     27,284
                                                                      --------   --------
                                                                      $ 55,063   $ 64,977
                                                                      ========   ========

LONG-TERM DEBT

                                                                        1996       1995
                                                                      --------   --------
     Nonsubordinated:
       Securitization facility......................................  $160,000   $150,000
       Revolving credit agreement...................................        --         --
       Capital lease obligations....................................     6,686      2,176
       Other secured and unsecured obligations......................    18,112     17,337
     Subordinated:
       13% Senior Subordinated Notes due 2003.......................   200,000    200,000
                                                                      --------   --------
     Total long-term debt...........................................   384,798    369,513
     Current maturities of long-term debt...........................    (8,401)    (1,481)
                                                                      --------   --------
     Long-term debt, less current maturities........................  $376,397   $368,032
                                                                      ========   ========

     In December 1996, the Company refinanced its $150,000 securitization facility by completing a private placement of asset-backed securities (the "Securitization") pursuant to which $145,500 of 8.43% Accounts Receivable Trust Certificates and $14,500 of Floating Rate Accounts Receivable Trust Certificates (the "Floating Certificates") were issued as undivided interests in the H&T Master Trust (the "Trust"). The Floating Certificates bear interest (8.175% at December 31, 1996) at 2.57% above the London Interbank Offer Rate ("LIBOR"), with the interest rate on the Floating Certificates capped at 9.43% pursuant to an interest rate cap agreement. The Trust was created for the issuance of asset-backed securities and was formed pursuant to a pooling and servicing agreement. The Trust includes a portfolio of substantially all of the Company's installment contracts receivable from membership sales and the proceeds thereof. The amount by which installment contracts receivable in the Trust exceed the $160,000 principal amount of certificates issued by the Trust is generally retained by the Company. The Company services the installment contracts receivable held by the Trust and earns a servicing fee which approximates the servicing costs incurred by the Company. Through July 1999, the principal amount of the certificates remains fixed and collections of installment contracts receivable flow through to the Company in exchange for the securitization of additional installment contracts receivable, except that collections are first used to fund interest requirements. The amortization period commences in August 1999, after which collections of installment contracts receivable will be used first to fund interest requirements and then to repay principal on the certificates. The amortization period ends upon the earlier to occur of the certificates being repaid in full or August 2002.

     The Company's revolving credit agreement was amended in February 1997 to provide for a $20,000 line of credit, which is reduced by the amount of any outstanding letters of credit in excess of $10,000 (which excess may not exceed $10,000). The maximum amount available under this revolving credit agreement, including letters of credit, is $30,000. The rate of interest on borrowings is at the Company's option, based upon either the agent bank's prime rate plus 2% or a Eurodollar rate plus 3%. A fee of 2.25% on outstanding letters of credit is payable quarterly. A commitment fee of 1/2 of 1% is payable quarterly on the unused portion of the credit facility. At December 31, 1996, the entire line of credit was unused and outstanding letters of credit totalled $12,687. The

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

revolving credit agreement is secured by substantially all real and personal property (excluding installment contracts receivable) of the Company.

     The Company leases certain fitness equipment under capital leases expiring in periods ranging from three to five years. Included in "Property and equipment" at December 31, 1996 and 1995 were assets recorded under capital leases of $11,981 and $6,018, respectively, net of accumulated amortization of $3,318 and $1,611, respectively.

     The 13% Senior Subordinated Notes due 2003 (the "13% Notes") are not subject to any sinking fund requirement, but may be redeemed beginning in January 1998, in whole or in part, with premiums ranging from 6.5% in 1998 to zero in 2000 and thereafter. The payment of the 13% Notes is subordinated to the prior payment in full of all senior indebtedness of the Company, as defined (approximately $198,000 at December 31, 1996).

     The Company is restricted from paying cash dividends by the terms of its 13% Notes and its revolving credit agreement. The covenants also limit the amounts available for capital expenditures, restrict additional borrowings, and require maintenance of certain financial ratios.

     Maturities of long-term debt and future minimum payments under capital leases together with the present value of future minimum rentals as of December 31, 1996 are as follows:

                                                           LONG-TERM     CAPITAL
                                                             DEBT        LEASES       TOTAL
                                                           ---------     -------     --------
     1997................................................  $   6,725     $ 2,398     $  9,123
     1998................................................      6,711       2,420        9,131
     1999................................................     66,187       1,956       68,143
     2000................................................     95,414       1,341       96,755
     2001................................................        743         267        1,010
     Thereafter..........................................    202,332                  202,332
                                                            --------      ------     --------
                                                             378,112       8,382      386,494
     Less amount representing interest...................                  1,696        1,696
                                                            --------      ------     --------
                                                           $ 378,112     $ 6,686     $384,798
                                                            ========      ======     ========

     The fair value of the Company's long-term debt at December 31, 1996 and 1995 approximates its carrying amount, except for the 13% Notes which had a fair market value (based on quoted market prices) of $190,875 and $161,500 at December 31, 1996 and 1995, respectively. The fair values are not necessarily indicative of the amounts the Company could acquire the debt for in a purchase or redemption.

INCOME TAXES

     The income tax provision (benefit) applicable to loss before income taxes and extraordinary item consists of the following:

                                                             1996        1995         1994
                                                            -------     -------     --------
     Federal (all current)................................  $(3,050)    $(7,069)    $(15,160)
     State and other (all current)........................      350        (119)         (53)
                                                            -------     --------    --------
                                                            $(2,700)    $(7,188)    $(15,213)
                                                            =======     ========    ========

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial accounting and income tax purposes. Significant components of the Company's

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

deferred tax assets and liabilities as of December 31, 1996 and 1995, along with their classification, are as follows:

                                                            1996                      1995
                                                   -----------------------   -----------------------
                                                    ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                                   ---------   -----------   ---------   -----------
     Installment contract revenues...............  $  27,466     $           $  73,503     $
     Amounts not yet deducted for tax purposes:
          Bad debts..............................     33,509                    48,630
          Other..................................     14,275                    13,253
     Amounts not yet deducted for book purposes:
          Deferred membership origination
            costs................................                 32,412                    38,064
     Depreciation and capitalized costs..........                  2,308                     5,791
     Tax loss carryforwards......................    118,313                    49,817
     Other, net..................................                  1,460                     2,012
                                                    --------     -------      --------     -------
                                                     193,563     $36,180       185,203     $45,867
                                                                 =======                   =======
     Valuation allowance.........................   (158,872)                 (140,825)
                                                    --------                  --------
                                                   $  34,691                 $  44,378
                                                    ========                  ========
     Current.....................................  $   7,420     $22,565     $  33,964     $27,011
     Long-term...................................     27,271      13,615        10,414      18,856
                                                    --------     -------      --------     -------
                                                   $  34,691     $36,180     $  44,378     $45,867
                                                    ========     =======      ========     =======

     Upon consummation of the Spin-off, a portion of Entertainment's federal tax loss and Alternative Minimum Tax ("AMT") credit carryforwards were allocated to the Company pursuant to U.S. Treasury Regulations. The amount of carryforwards allocated to the Company may ultimately be different as a result of Internal Revenue Service (the "IRS") adjustments. At December 31, 1996, estimated federal AMT credit and tax loss carryforwards of $2,987 and $243,508, respectively, have been recorded by the Company. The AMT credits can be carried forward indefinitely, while the tax loss carryforwards expire through 2011. In addition, the Company has substantial state tax loss carryforwards which begin to expire in 1997 and fully expire through 2011. Based upon the Company's past performance and the expiration dates of its carryforwards, the ultimate realization of all of the Company's deferred tax assets can not be assured. Accordingly, a valuation allowance has been recorded to reduce deferred tax assets to a level which, more likely than not, will be realized.

     A reconciliation of the income tax benefit with amounts determined by applying the U.S. statutory tax rate to loss before income taxes and extraordinary item is as follows:

                                                                1996       1995       1994
                                                              --------   --------   --------
     Benefit at U.S. statutory tax rate (35%)...............  $ (9,659)  $(13,506)  $(19,143)
     Add (deduct):
       Operating losses without a current year tax
          benefit...........................................     5,509      4,904      3,309
       State income taxes, net of related federal income tax
          effect and valuation allowance....................       770         96       (695)
       Amortization of cost in excess of acquired assets....     1,411      1,391      1,393
       Prior years' taxes...................................        (5)      (336)      (327)
       Other, net...........................................      (726)       263        250
                                                              --------   --------   --------
     Income tax benefit.....................................  $ (2,700)  $ (7,188)  $(15,213)
                                                              ========   ========   ========

     In May 1994, the Company, Entertainment and the IRS reached a settlement with respect to certain income tax matters. As the Company adequately provided deferred and current taxes in connection therewith, the settlement did not have an adverse effect on the Company's consolidated financial position or results of

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

operations. For financial accounting purposes, this settlement resulted in a reversal of previously recorded pre-acquisition contingencies totaling $10,331, which was reflected as a reduction of intangible assets. Since Entertainment had agreed to indemnify the Company for a substantial portion of such contingencies, the settlement resulted in a $7,669 reduction of contributed capital.

STOCKHOLDERS' EQUITY

     The Series A Junior Participating Preferred Stock, $.10 par value (the "Series A Junior Stock"), if issued, will have a minimum preferential quarterly dividend payment equal to the greater of (i) $1.00 per share and (ii) an amount equal to 100 times the aggregate dividends declared per share of Common Stock during the related quarter. In the event of liquidation, the holders of the shares of Series A Junior Stock will be entitled to a preferential liquidation payment equal to the greater of (a) $100 per share and (b) an amount equal to 100 times the liquidation payment made per share of Common Stock. Each share of Series A Junior Stock will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Junior Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

     The Board of Directors of the Company adopted the Stockholder Rights Plan and issued and distributed a Right for each share of Common Stock distributed to Entertainment stockholders pursuant to the Spin-off. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Stock at a price of $40.00 per one one-hundredth of a share of Series A Junior Stock, subject to adjustment (the "Purchase Price").

     The Rights are not exercisable or transferable apart from the Common Stock until the occurrence of one of the following: (i) ten days (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any person or group of affiliated persons becomes an Acquiring Person) after the date of public announcement that a person (other than an Exempt Person, as defined below) or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the Common Stock (an "Acquiring Person"), or (ii) ten days after the date of the commencement of a tender offer or exchange offer by a person (other than an Exempt Person) or group of affiliated or associated persons, the consummation of which would result in beneficial ownership by such person or group of 20% or more of the outstanding shares of Common Stock. "Exempt Persons" include the Company, any subsidiary of the Company, employee benefit plans of the Company, directors of the Company on January 5, 1996 who are also officers of the Company, Entertainment and any person holding the warrant to purchase shares of Common Stock initially issued to Entertainment.

     In the event that, at any time after a person or group of affiliated or associated persons has become an Acquiring Person, (i) the Company consolidates with or merges with or into any person and is not the surviving corporation,
(ii) any person merges with or into the Company and the Company is the surviving corporation, but the shares of Common Stock are changed or exchanged, or (iii) 50% or more of the Company's assets or earning power are sold, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or under certain circumstances, an economically equivalent security or securities) of such other person which at the time of such transaction would have a market value of two times the exercise price of the Right. The Rights, which do not have voting privileges, are subject to adjustment to prevent dilution and expire on January 5, 2006. The Company may redeem or exchange all, but not less than all, of the Rights at a price of $.01 per Right, payable in cash or Common Stock, at any time prior to such time as a person or group of affiliated or associated persons becomes an Acquiring Person.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were owned beneficially by the Acquiring Person (which, from and after the later of the Rights distribution date and the date of the earliest of any such events, will be void), will thereafter have the right to receive, upon exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock (or, under certain circumstances, an economically equivalent security or securities of the Company) having a market value of two times the exercise price of the Right.

     At December 31, 1996, 4,492,805 shares of Common Stock were reserved for future issuance (2,942,805 shares in connection with outstanding warrants and 1,550,000 shares in connection with certain stock plans).

SAVINGS PLANS

     The Company sponsors several defined contribution plans that provide retirement benefits for certain full-time employees. Eligible employees may elect to participate by contributing a percentage of their pre-tax earnings to the plans. Employee contributions to the plans, up to certain limits, are matched in various percentages by the Company. The expense related to the plans totaled $974, $557 and $807 in 1996, 1995 and 1994, respectively.

STOCK PLANS

     In January 1996, the Board of Directors of the Company adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for the grant of non-qualified stock options to non-employee directors of the Company. Initially, 100,000 shares of Common Stock were reserved for issuance under the Directors' Plan and at December 31, 1996, 80,000 shares of Common Stock were available for future grant under the Directors' Plan. Stock options may not be granted under the Directors' Plan after January 3, 2006.

     Pursuant to the Directors' Plan, non-employee directors of the Company are granted an option to purchase 5,000 shares of Common Stock upon the commencement of service on the Board of Directors, with another option to purchase 5,000 shares of Common Stock granted on the second anniversary thereof. Options under the Directors' Plan are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant. Option grants under the Directors' Plan become exercisable in three equal annual installments commencing one year from the date of grant and have a 10-year term.

     Also in January 1996, the Board of Directors of the Company adopted the 1996 Long-Term Incentive Plan (the "Incentive Plan"). The Incentive Plan provides for the grant of non-qualified stock options, incentive stock options and compensatory restricted stock awards (collectively "Awards") to officers and key employees of the Company. Initially, 2,100,000 shares of Common Stock were reserved for issuance under the Incentive Plan and at December 31, 1996, 125,340 shares of Common Stock were available for future grant under the Incentive Plan. Awards may not be granted under the Incentive Plan after January 3, 2006.

     Pursuant to the Incentive Plan, non-qualified stock options are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant. Incentive stock options must be granted at not less than the fair market value of the Common Stock at the date of grant. Option grants become exercisable at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Option grants in 1996 under the Incentive Plan have a 10-year term and are exercisable in four equal annual installments commencing one year from the date of grant except, if at any time on or before the third anniversary of the date of grant the fair market value of the Common Stock reaches a targeted stock price, vesting of such options is accelerated so that they become exercisable in three equal annual installments commencing one year from the date of grant.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

     A summary of 1996 stock option activity under the Directors' Plan and Incentive Plan is as follows:

                                                    NUMBER        WEIGHTED-
                                                   OF SHARES       AVERAGE         RANGE OF
                                                  REPRESENTED     EXERCISE         EXERCISE
                                                  BY OPTIONS        PRICE           PRICES
                                                  -----------     ---------     --------------
     Granted....................................   1,594,580       $  4.23      $4.125 - 5.125
     Forfeited..................................    (249,920)         4.125      4.125
                                                   ---------
     Outstanding at December 31, 1996, none of
       which were exercisable...................   1,344,660          4.25       4.125 - 5.125
                                                   =========

     The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing stock options. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the Common Stock on the date of grant, no compensation expense is recognized.

     SFAS No. 123 requires pro forma net loss and loss per share information be provided as if the Company had accounted for stock options under the fair value method prescribed by SFAS No. 123, which for 1996 is $20,032 and $1.65, respectively. In addition, the weighted-average fair value of stock options granted in 1996 was $1.93 per share. The fair value for stock options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1996: risk-free interest rate of 6.22%; no dividend yield; volatility factor of the expected market price of the Common Stock of 0.413; and a weighted-average expected life of the options of five years. Pro forma results under SFAS No. 123 in 1996 are not likely to be representative of future pro forma results because, for example, options vest over several years and additional awards may be made in future years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     Pursuant to the Incentive Plan, restricted stock awards are rights granted to an employee to receive shares of stock without payment but subject to forfeiture and other restrictions as set forth in the Incentive Plan. Generally, the restricted stock awarded, and the right to vote such stock or to receive dividends thereon, may not be sold, exchanged or otherwise disposed of during the restricted period. Except as otherwise determined by the Compensation Committee, the restrictions and risks of forfeiture will lapse in three equal annual installments commencing one year after the date of grant.

     In 1996, the Compensation Committee awarded 650,000 shares of restricted Common Stock to certain executive officers of the Company. Restrictions on these shares generally lapse based upon the market price of the Common Stock reaching certain targeted stock prices unless less than half of such shares awarded vest within two years after the date of grant, at which time a number of shares will vest so that the total number of vested shares equals 50% of the original grants. In addition, a recipient of these restricted stock awards will receive a cash payment from the Company upon the lapse of restrictions in an amount sufficient to insure that the recipient will receive the Common Stock net of all taxes imposed upon the recipient because of the receipt of such Common Stock and cash payment. Restrictions applicable to 433,355 of these shares generally lapsed upon reaching certain targeted stock prices in 1996 and, accordingly, the fair value of these shares ($2,345) was amortized to

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

expense in connection therewith. The weighted-average fair value of restricted Common Stock awarded in 1996 was $4.87 per share as determined under SFAS No. 123.

     Prior to the Spin-off, certain officers and key employees of the Company participated in the 1989 Incentive Plan of Entertainment (the "1989 Plan"), pursuant to which Entertainment granted these individuals options (generally becoming exercisable in three equal annual installments commencing one year after the date of grant) to purchase Entertainment common stock at a price equal to the fair market value of the stock at the date of grant. Pursuant to the 1989 Plan, following the Spin-off, these officers and key employees no longer affiliated with Entertainment could no longer participate in this plan. As a result, their unexercisable options were cancelled on January 9, 1996, and their vested options terminated 90 days thereafter to the extent not exercised prior thereto.

COMMITMENTS AND CONTINGENCIES

Operating leases

     The Company leases various fitness center facilities, office facilities, and equipment under operating leases expiring in periods ranging from one to twenty-five years excluding optional renewal periods. Certain of the leases contain contingent rental provisions generally related to cost of living criteria or revenues of the respective fitness centers. Rent expense under operating leases was $86,717, $85,857 and $83,288 for 1996, 1995 and 1994,
respectively.

     Minimum future rent payments under long-term noncancellable operating leases in effect as of December 31, 1996, exclusive of taxes, insurance, other expenses payable directly by the Company and contingent rent, are $82,441, $82,638, $81,295, $75,248 and $70,036 for 1997 through 2001, respectively, and
$447,357 thereafter.

     Included in the amounts above are leases with real estate partnerships in which certain of the Company's current or former executive officers have ownership interests. Rent expense under these leases was $2,002, $1,991 and $1,953 for 1996, 1995 and 1994, respectively. In addition, these leases require minimum rent payments of $1,954 for 1997.

Litigation

     A class action entitled Jackson v. Health & Tennis Corporation of America was filed in the state district court in Bexar County, Texas on May 8, 1995. The complaint alleges that the defendant, a subsidiary of the Company, charged excessive amounts on its financed memberships in violation of the Texas Credit Code and the Texas Deceptive Trade Practices -- Consumer Protection Act. The relief sought is damages equal to the alleged overpayments and statutory remedies. The Company is currently unable to estimate the amount sought in this action because the potential size of the class and the amount of damages for each member of the putative class are currently unknown. The Company is vigorously defending this action. The outcome of this litigation is not currently determinable and, consequently, the Company cannot predict whether it will have a material adverse effect on the Company's financial condition or results of operations in any future period.

     The Company is involved in various other claims and lawsuits incidental to its business, including claims arising from accidents at its fitness centers. In the opinion of management, the Company is adequately insured against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on the financial condition or results of operations of the Company.

TRANSACTIONS WITH ENTERTAINMENT

     In connection with the Spin-off, the Company issued Entertainment a warrant (the "Warrant") entitling Entertainment to acquire 2,942,805 shares of Common Stock at an exercise price of $5.26 per share (equal to 110% of the average daily closing price of the Common Stock for the twenty consecutive trading days beginning

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

on the first trading day after the Distribution Date). At the time of the Merger, Entertainment sold the Warrant to two directors and executive officers of the Company. The Warrants are exercisable until December 31, 2005.

     In January 1996, the Company and Entertainment entered into a Trademark License Agreement pursuant to which Entertainment (Hilton after the Merger) licenses the use of the name "Bally" and certain trademarks, trade names and servicemarks to the Company in connection with its fitness center business. The license is for a period of ten years, subject to termination in certain circumstances. The Company paid no royalty or license fee for the first year and pays a fee of $1,000 per year thereafter. Following the initial ten-year term, the Company has an option to renew the license for an additional five-year period at a rate equal to the greater of the then market rate or $1,000 per year.

     In connection with the Spin-off, Entertainment purchased a fitness center from the Company for $6,200. The Company and Entertainment entered into a management agreement pursuant to which the Company provides certain administrative services to Entertainment in connection with the operation of this fitness center, including membership contract processing, membership card issuance, collections, processing cash receipts and renewal solicitation. Entertainment pays the Company a management fee equal to 4% of membership revenues and 2% of total revenues of this fitness center for these services, which was $279 for 1996. In addition, Entertainment purchased from the Company all of the shares of capital stock and warrants to purchase shares of capital stock of Holmes Place PLC owned by the Company, as well as a note receivable from Holmes Place PLC held by the Company, for $1,800. For financial accounting purposes, because of Entertainment's ownership interest at the time, the excess of the sales price over the historical net book value of the fitness center and Holmes Place PLC assets of $5,988 was accounted for as an increase to stockholders' equity, net of income taxes of $2,096.

     In January 1996, the Company and Entertainment entered into a Transitional Services Agreement pursuant to which Entertainment provided the Company certain services for a period of one year following the Spin-off. The services provided to the Company by Entertainment included services relating to insurance, tax matters, accounting and other financial services and the administration of employee benefit programs. The Company provided payroll services to Entertainment during this period. The net amount charged to the Company by Entertainment in 1996 pursuant to the Transitional Services Agreement was $2,344, based on the costs incurred for such services. Prior to the Spin-off, the Company and Entertainment reimbursed each other for the proportionate share of costs (salaries, benefits, rent, etc.) related to employees performing functions on behalf of both companies, based on estimates of time spent on behalf of each company. The net amount charged to (by) Entertainment in 1995 and 1994 was $(3,045) and $1,510, respectively. The costs charged to (by) Entertainment varied in amount from year to year primarily due to changes in the time devoted to each company by personnel based on events at both companies. Management believes that the method used to allocate these costs was reasonable. In addition, certain of the Company's insurance coverage was obtained by Entertainment pursuant to corporate-wide programs and Entertainment charged the Company its proportionate share of the respective insurance premiums, which totalled $4,625, $5,668 and $7,176 for 1996, 1995 and 1994, respectively.

     Pursuant to the Transitional Services Agreement, the Company indemnified Entertainment against (i) debts and liabilities of the Company and (ii) liabilities relating to litigation currently pending or claims, controversies or other causes of action relating to the Company's business arising through the Distribution Date. The Transitional Services Agreement also provided for the payment by the Company of $15,200 due Entertainment under the prior tax sharing agreement (plus interest at 10% per annum from the Distribution Date). At the time of the Merger, the $15,200 of indebtedness was forgiven by Hilton, which the Company reflected as an extraordinary gain. The Company also paid interest, calculated primarily at a prime rate, on advances from Entertainment. Interest paid to Entertainment was $1,551, $430 and $720 for 1996, 1995 and 1994, respectively.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

PRO FORMA INFORMATION (UNAUDITED)

     The net loss for the years ended December 31, 1995 and 1994 reflects a federal income tax benefit arising from the Company's prior tax sharing agreement with Entertainment of $7,069 and $15,160, respectively. Pro forma net loss and related per share amounts have been presented on the consolidated statement of operations giving effect to (i) adjustments made to reflect the income tax provision/benefit as if the Company had filed its own separate consolidated income tax return for each year and (ii) the distribution of 11,845,161 shares of Common Stock to Entertainment stockholders as if such distribution had taken place as of the beginning of each year.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                               SUPPLEMENTARY DATA

            QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
              (All dollar amounts in millions, except share data)

                                                                      QUARTERS ENDED
                                          ----------------------------------------------------------------------
                                             MARCH 31,         JUNE 30,        SEPTEMBER 30,      DECEMBER 31,
                                          ---------------   ---------------   ---------------   ----------------
                                           1996     1995     1996     1995     1996     1995     1996      1995
                                          ------   ------   ------   ------   ------   ------   -------   ------
                                          (AS RESTATED)
Net revenues............................  $163.9   $165.1   $159.0   $160.2   $157.0   $163.2   $ 160.4   $165.1
Operating income (loss).................      --      1.0      4.2      (.9)     3.0     (1.4)     12.8      6.4
Income (loss) before extraordinary item
  (pro forma for 1995)..................   (12.0)    (9.0)    (7.9)   (11.6)    (9.2)   (12.9)      4.2     (5.0)
Extraordinary gain on extinguishment of
  debt..................................                                                            5.7
Net income (loss) (pro forma for
  1995).................................   (12.0)    (9.0)    (7.9)   (11.6)    (9.2)   (12.9)      9.9     (5.0)
Per common share (pro forma for 1995):
  Income (loss) before extraordinary
    item................................  $ (.98)  $ (.76)  $ (.65)  $ (.98)  $ (.76)  $(1.09)  $   .35   $ (.42)
  Extraordinary gain on extinguishment
    of debt.............................                                                            .46
  Net income (loss).....................    (.98)    (.76)    (.65)    (.98)    (.76)   (1.09)      .81     (.42)

---------------
1. The quarterly consolidated financial information presented herein has been restated to reflect a change in the Company's method of recognizing membership revenue. See "Summary of significant accounting policies-- Restatement" in notes to the consolidated financial statements.

2. The Company's operations are subject to seasonal factors.

3. The Company was a wholly owned subsidiary of Entertainment until January 9, 1996, the date 11,845,161 shares of Common Stock were distributed by Entertainment in the Spin-off. For financial accounting purposes, the Company has reflected the effect of the Spin-off as of December 31, 1995.

4. Pro forma net loss and related per share amounts for each of the 1995 quarters were calculated giving effect to (i) adjustments made to reflect the income tax provision/benefit as if the Company had filed its own separate consolidated income tax return for each quarter and (ii) the distribution of 11,845,161 shares of Common Stock to Entertainment stockholders as if such distribution had taken place as of the beginning of each quarter.

5. The extraordinary gain on extinguishment of debt for the quarter ended December 31, 1996 consists of (i) a gain (net of taxes) of $9.9 million ($.81 per share) resulting from indebtedness owed Entertainment which was forgiven as part of the December 1996 merger of Entertainment with and into Hilton Hotels Corporation and (ii) a charge (net of taxes) of $4.2 million ($.35 per share) resulting from the December 1996 refinancing of the Company's securitization facility.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 (In thousands)

                                                                                     JUNE 30,
                                                                                       1997
                                                                                  --------------
                      ASSETS
Current assets:
  Cash and equivalents..........................................................     $  9,565
  Installment contracts receivable, less unearned finance charges of $26,406 and
     allowance for doubtful receivables and cancellations of $49,832............      161,499
  Other current assets..........................................................       32,648
                                                                                    ---------
     Total current assets.......................................................      203,712
Installment contracts receivable, less unearned finance charges of $12,339 and
  allowance for doubtful receivables and cancellations of $38,798...............      155,652
Property and equipment, less accumulated depreciation and amortization of
  $308,841......................................................................      317,720
Intangible assets, less accumulated amortization of $51,871.....................      103,473
Deferred income taxes...........................................................       24,761
Deferred membership origination costs...........................................       80,658
Other assets....................................................................       24,237
                                                                                    ---------
                                                                                     $910,213
                                                                                    =========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................................................     $ 48,161
  Income taxes payable..........................................................        2,325
  Deferred income taxes.........................................................       26,250
  Accrued liabilities...........................................................       52,155
  Current maturities of long-term debt..........................................       20,837
  Deferred revenues.............................................................      265,208
                                                                                    ---------
     Total current liabilities..................................................      414,936
Long-term debt, less current maturities.........................................      376,977
Other liabilities...............................................................        6,483
Deferred revenues...............................................................       98,540
Stockholders' equity............................................................       13,277
                                                                                    ---------
                                                                                     $910,213
                                                                                    =========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

                     (In thousands, except per share data)

                                                                               SIX MONTHS
                                                                             ENDED JUNE 30,
                                                                       --------------------------
                                                                         1997            1996
                                                                       --------       -----------
                                                                                     (AS RESTATED)
Net revenues:
  Membership revenues --
     Initial membership fees on paid-in-full memberships
      originated.....................................................  $ 32,023        $   43,285
     Initial membership fees on financed memberships originated......   175,561           157,906
     Dues collected..................................................    96,857            85,642
     Change in deferred revenues.....................................      (945)           10,159
                                                                       --------          --------
                                                                        303,496           296,992
  Finance charges earned.............................................    19,533            18,556
  Fees and other.....................................................     7,458             7,296
                                                                       --------          --------
                                                                        330,487           322,844
Operating costs and expenses:
  Fitness center operations..........................................   189,368           187,400
  Member processing and collection centers...........................    18,194            21,318
  Advertising........................................................    23,936            25,810
  General and administrative.........................................    12,227            10,089
  Provision for doubtful receivables.................................    47,565            44,420
  Depreciation and amortization......................................    28,072            27,672
  Change in deferred membership origination costs....................     1,482             1,880
                                                                       --------          --------
                                                                        320,844           318,589
                                                                       --------          --------
Operating income.....................................................     9,643             4,255
Interest expense.....................................................    22,423            23,900
                                                                       --------          --------
Loss before income taxes.............................................   (12,780)          (19,645)
Income tax provision.................................................       200               249
                                                                       --------          --------
Net loss.............................................................  $(12,980)       $  (19,894)
                                                                       ========          ========
Net loss per common share............................................  $  (1.06)       $    (1.63)
                                                                       ========          ========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (UNAUDITED)

                       (In thousands, except share data)

                                     COMMON STOCK                                        UNEARNED
                                  -------------------                                  COMPENSATION        TOTAL
                                    NUMBER       PAR     CONTRIBUTED    ACCUMULATED    (RESTRICTED     STOCKHOLDERS'
                                  OF SHARES     VALUE      CAPITAL        DEFICIT         STOCK)          EQUITY
                                  ----------    -----    -----------    -----------    ------------    -------------
Balance at December 31, 1996..... 12,495,161    $125      $ 303,811      $(277,733)      $ (2,051)        $24,152
Net loss.........................                                          (12,980)                       (12,980)
Issuance of common stock upon
  exercise of stock options......     15,219                     54                                            54
Amortization of unearned
  compensation...................                                                           2,051           2,051
                                  ----------    ----       --------       --------        -------        --------
Balance at June 30, 1997......... 12,510,380    $125      $ 303,865      $(290,713)      $     --         $13,277
                                  ==========    ====       ========       ========        =======        ========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                 (In thousands)

                                                                                SIX MONTHS
                                                                              ENDED JUNE 30,
                                                                         ------------------------
                                                                           1997          1996
                                                                         --------     -----------
                                                                                     (AS RESTATED)
OPERATING:
  Net loss.............................................................  $(12,980)     $ (19,894)
  Adjustments to reconcile to cash used --
     Depreciation and amortization, including amortization included in
      interest expense.................................................    29,236         29,274
     Provision for doubtful receivables................................    47,565         44,420
     Change in operating assets and liabilities........................   (67,886)       (59,642)
                                                                         --------       --------
          Cash used in operating activities............................    (4,065)        (5,842)

INVESTING:
  Purchases and construction of property and equipment.................   (13,060)       (11,450)
  Other, net...........................................................       (93)           472
                                                                         --------       --------
          Cash used in investing activities............................   (13,153)       (10,978)

FINANCING:
  Debt transactions --
     Net borrowings under revolving credit agreement...................    12,000
     Proceeds from other long-term borrowings..........................                    1,500
     Repayments of other long-term debt................................    (1,798)          (897)
     Debt issuance costs...............................................        (7)          (144)
                                                                         --------       --------
          Cash provided by debt transactions...........................    10,195            459
  Equity transaction --
     Proceeds from issuance of common stock upon exercise of stock
      options..........................................................        54
     Capital contribution by Bally Entertainment Corporation...........                    6,760
                                                                         --------       --------
          Cash provided by financing activities........................    10,249          7,219
                                                                         --------       --------
Decrease in cash and equivalents.......................................    (6,969)        (9,601)
Cash and equivalents, beginning of period..............................    16,534         21,263
                                                                         --------       --------
Cash and equivalents, end of period....................................  $  9,565      $  11,662
                                                                         ========       ========

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                                 (In thousands)

                                                                                SIX MONTHS
                                                                              ENDED JUNE 30,
                                                                         ------------------------
                                                                           1997          1996
                                                                         --------     -----------
                                                                                     (AS RESTATED)
SUPPLEMENTAL CASH FLOWS INFORMATION:

Changes in operating assets and liabilities, net of effects from the sale of a fitness center, were as follows --
     Increase in installment contracts receivable......................  $(65,148)     $ (41,746)
     Increase in other current and other assets........................    (8,783)        (3,471)
     Decrease in deferred membership origination costs.................     1,482          1,880
     Increase (decrease) in accounts payable...........................     6,596        (10,706)
     Increase (decrease) in income taxes payable.......................        67         (1,655)
     Increase (decrease) in accrued and other liabilities..............    (3,045)         6,215
     Increase (decrease) in deferred revenues..........................       945        (10,159)
                                                                         --------       --------
                                                                         $(67,886)     $ (59,642)
                                                                         ========       ========

Cash payments for interest and income taxes were as follows --
     Interest paid.....................................................  $ 22,149      $  21,818
     Interest capitalized..............................................      (892)          (163)
     Income taxes paid, net............................................       133          1,904

Investing and financing activities exclude the following non-cash transactions --
     Acquisition of property and equipment through capital
      leases/borrowings................................................  $  2,814      $   2,853

                            See accompanying notes.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

              (All dollar amounts in thousands, except share data)

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the accounts of Bally Total Fitness Holding Corporation (the "Company") and the subsidiaries which it controls. The Company, through its subsidiaries, is a nationwide commercial operator of fitness centers with approximately 320 facilities concentrated in 27 states and Canada. The Company operates in one industry segment, and all significant revenues arise from the commercial operation of fitness centers, primarily in major metropolitan markets in the United States. Unless otherwise specified in the text, references to the Company include the Company and its subsidiaries. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the years ended December 31, 1996, 1995 and 1994 included elsewhere herein.

     All adjustments have been recorded which are, in the opinion of management, necessary for a fair presentation of the condensed consolidated balance sheet of the Company at June 30, 1997, its consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1996, and its consolidated statement of stockholders' equity for the six months ended June 30, 1997. All such adjustments were of a normal recurring nature.

     The accompanying condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles which require the Company's management to make estimates and assumptions that affect the amounts reported therein. Actual results could vary from such estimates.

RESTATEMENT

     As more fully described in the "Summary of significant accounting policies -- Restatement and Membership revenue recognition" notes to the consolidated financial statements of the Company for the years ended December 31, 1996, 1995 and 1994 included elsewhere herein, following a series of extensive discussions with the Staff of the Securities and Exchange Commission, the Company restated its condensed consolidated financial statements for periods prior to the issuance of its June 30, 1997 financial statements to reflect a change in the method of recognizing membership revenue. Summarized financial information illustrating the effect of the restatement on the Company's consolidated statements of operations for the six months ended June 30, 1996 is as follows:

                                                                         AS
                                                                     ORIGINALLY        AS
                                                                      REPORTED      RESTATED
                                                                     ----------     --------
    Revenues.......................................................   $ 329,641     $322,844
    Operating income...............................................      14,748        4,255
    Net loss.......................................................      (9,452)     (19,894)
    Net loss per common share......................................        (.78)       (1.63)

     In addition, certain reclassifications have been made to prior period financial statements to conform with the 1997 presentation.

SEASONAL FACTORS

     The Company's operations are subject to seasonal factors and, therefore, the results of operations for the six months ended June 30, 1997 and 1996 are not necessarily indicative of the results of operations for the full year.

                    BALLY TOTAL FITNESS HOLDING CORPORATION

              (All dollar amounts in thousands, except share data)

LOSS PER COMMON SHARE

     Loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period, which totaled 12,296,896 shares and 12,170,161 shares for the six months ended June 30, 1997 and 1996, respectively. Certain restricted stock was issued subject to forfeiture unless certain conditions were met. These contingent shares were considered common stock equivalents and were excluded from the loss per share computation until the conditions were met because their effect was anti-dilutive.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", which establishes new standards for computing and presenting earnings per share. SFAS No. 128 requires a dual presentation of basic earnings per share (computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period) and diluted earnings per share (computed similarly to fully diluted earnings per share pursuant to APB Opinion No. 15) on the face of the Company's statement of operations. The Company will adopt SFAS No. 128 in the fourth quarter of 1997; earlier application is not permitted. As computed under SFAS No. 128, basic and diluted loss per share for the six months ended June 30, 1997 each would have been $1.06 per share.

SUBSEQUENT EVENT

     In August 1997, the Company issued 8,000,000 shares of its common stock through an underwritten public offering. The offering provided net proceeds of $88,400 after deducting the underwriting discount and related expenses, which the Company intends to use for capital expenditures to develop new facilities and more extensively refurbish and upgrade existing facilities, to repay certain indebtedness, to support the introduction of new initiatives and for general corporate and working capital purposes.

======================================================

  ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

  BY HAND, REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER:

    FIRST TRUST NATIONAL ASSOCIATION
    FIRST TRUST CENTER
    180 EAST FIFTH STREET
    SAINT PAUL, MN 55101
    ATTENTION: THERESE LINSCHEID,
               SPECIALIZED FINANCE CORPORATION TRUST DEPARTMENT

  BY FACSIMILE:

    (612) 244-1537
    ATTENTION: THERESE LINSCHEID,
               SPECIALIZED FINANCE CORPORATION TRUST DEPARTMENT
    CONFIRM BY TELEPHONE: (612) 244-1234
    (ORIGINALS OF ALL DOCUMENTS SENT BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER).

                                  ------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Summary.........................    5
Risk Factors...............................   17
The Exchange Offer.........................   21
The Refinancing............................   29
Capitalization.............................   30
Selected Consolidated Financial Data.......   31
Management's Discussion and Analysis of
  Results of Operations and Financial
  Condition................................   32
Business...................................   37
Management.................................   45
Description of Certain Other
  Indebtedness.............................   47
Description of the New Notes...............   48
Plan of Distribution.......................   76
Available Information......................   76
Legal Matters..............................   77
Experts....................................   77
Incorporation of Certain Information by
  Reference................................   77
Index to Consolidated Financial
  Statements...............................  F-1

  NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

======================================================
======================================================

                                  $225,000,000

                                      LOGO

                              BALLY TOTAL FITNESS

                              HOLDING CORPORATION

                   9 7/8% SENIOR SUBORDINATED NOTES DUE 2007

                       ---------------------------------

                                   PROSPECTUS
                       ---------------------------------
                                          , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the indemnification of the directors and officers of the Company. The Company By-laws provide that it will indemnify the officers, directors, employees and agents of the Company to the extent permitted by the DGCL.

     The Company Certificate provides for the indemnification of directors and officers of the Company, and persons who serve or served at the request of the Company as a director, officer, employee or agent of another corporation, including service with respect to employee benefit plans, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties in amounts paid or to be paid in settlement) reasonably incurred with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, provided, however, the Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board. In the event a claim for indemnification by any person has not been paid in full by the Company after written request has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The right to indemnification conferred in the Company Certificate is a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The Company maintains insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under state law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

       1.1      Purchase Agreement dated September 29, 1997 among Bally Total Fitness Holding
                Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
                Incorporated, Chase Securities Inc., Societe Generale Securities Corporation
                and Ladenburg Thalmann & Co. Inc.
       4.1      Indenture dated as of October 7, 1997 between Bally Total Fitness Holding
                Corporation and First Trust National Association, as Trustee, including the form of Old Note and form of New Note.
       4.2      Registration Rights Agreement dated as of October 7, 1997 among Bally Total
                Fitness Holding Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce,
                Fenner & Smith Incorporated, Chase Securities Inc., Societe Generale
                Securities Corporation and Ladenburg Thalmann & Co. Inc.
      *4.3      Indenture dated as of January 15, 1997 between Bally Total Fitness Holding
                Corporation and Amalgamated Bank of Chicago, as Trustee (filed as an exhibit to Entertainment's Annual Report on Form 10-K, file no. 1-7244, for the fiscal year ended December 31, 1993).
       4.4      Supplemental Indenture dated September 24, 1997 between Bally Total Fitness
                Holding Corporation and Amalgamated Bank of Chicago, as Trustee.
       4.5      Senior Subordinated Note Specimen Certificate.
       5.1      Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
      12.1      Computation of Ratio of Earnings to Fixed Charges.
      23.1      Consent of Ernst & Young LLP.
      23.2      Consent of Benesch, Friedlander, Coplan & Aronoff LLP (contained in its
                Opinion filed as Exhibit 5.1 hereto).
      24.1      Powers of Attorney for the Company (set forth on the signature page hereof).
      25.1      Statement of Eligibility of Trustee on Form T-1.

---------------

* Incorporated by reference.

(b) Financial Statement Schedule

     Report of independent auditors on financial statement schedule

     Schedule II -- Valuation and qualifying accounts for each of the three years in the period ended December 31, 1996

     All other schedules specified under Regulation S-X for the Company are omitted because they are either not applicable or required under the instructions, or because the information required is already set forth in the consolidated financial statements or related notes thereto.

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON OCTOBER 31, 1997.

                                            BALLY TOTAL FITNESS HOLDING
                                              CORPORATION

                                            By: /s/ LEE S. HILLMAN
                                              ----------------------------------
                                              Lee S. Hillman
                                              Chief Executive Officer and
                                                President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Lee S. Hillman and John W. Dwyer, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                               TITLE                        DATE
-----------------------------------   ---------------------------------  ----------------------
/s/ Arthur M. Goldberg                Chairman of the Board of              October 31, 1997
-----------------------------------   Directors
       Arthur M. Goldberg

/s/ LEE S. HILLMAN                    Chief Executive Officer,              October 31, 1997
-----------------------------------   President, and Director
       Lee S. Hillman

/s/ JOHN W. DWYER                     Senior Vice President, Chief          October 31, 1997
-----------------------------------   Financial Officer and Treasurer
       John W. Dwyer

/s/ JULIE ADAMS                       Vice President and Controller         October 31, 1997
-----------------------------------
       Julie Adams

/s/ AUBREY C. LEWIS                   Director                              October 31, 1997
-----------------------------------
       Aubrey C. Lewis

/s/ J. KENNETH LOOLOIAN               Director                              October 31, 1997
-----------------------------------
       J. Kenneth Looloian

/s/ JAMES F. MC ANALLY, M.D.          Director                              October 31, 1997
-----------------------------------
       James F. Mc Anally, M.D.

/s/ LIZA M. WALSH                     Director                              October 31, 1997
-----------------------------------
       Liza M. Walsh

                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                        PAGE
                                                                                        ----
Report of independent auditors on financial statement schedule.......................... S-2
Schedule II -- Valuation and qualifying accounts for each of the three years in the period ended December 31, 1996........................................................ S-3

     All other schedules specified under Regulation S-X for Bally Total Fitness Holding Corporation are omitted because they are either not applicable or required under the instructions, or because the information required is already set forth in the consolidated financial statements or related notes thereto.

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

     We have audited the consolidated financial statements of Bally Total Fitness Holding Corporation as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, and have issued our report thereon dated February 25, 1997, except for the "Summary of significant accounting policies -- Restatement, Membership revenue recognition and Impact of recently issued accounting standards" and "Income Taxes" notes, as to which the date is July 14, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                     ERNST & YOUNG LLP

Chicago, Illinois

February 25, 1997, except for the
  "Summary of significant accounting
  policies -- Restatement, Membership
  revenue recognition and Impact of
  recently issued accounting
  standards" and "Income Taxes" notes,
  as to which the date is July 14,
  1997

                    BALLY TOTAL FITNESS HOLDING CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                       (All dollar amounts in thousands)

                                                             ADDITIONS
                                                    ----------------------------
                                      BALANCE AT     CHARGED TO      CHARGED TO                      BALANCE AT
                                      BEGINNING       COSTS AND         OTHER                          END OF
            DESCRIPTION                OF YEAR       EXPENSES(a)     ACCOUNTS(b)    DEDUCTIONS(c)       YEAR
------------------------------------  ----------    -------------    -----------    -------------    ----------
1996:
  Allowance for doubtful receivables
     and cancellations..............   $ 112,528      $  80,350       $ 111,736       $ 218,519       $  86,095
                                        ========       ========        ========        ========        ========
1995:
  Allowance for doubtful receivables
     and cancellations..............   $ 120,329      $  72,145       $ 114,729       $ 194,675       $ 112,528
                                        ========       ========        ========        ========        ========
1994:
  Allowance for doubtful receivables
     and cancellations..............   $  82,317      $ 103,930       $ 113,320       $ 179,238       $ 120,329
                                        ========       ========        ========        ========        ========

---------------

(a) Amounts are included as a component of the deferred revenue computation as set forth in the "Summary of significant accounting policies--Membership revenue recognition" note to the consolidated financial statements.

(b) Additions charged to accounts other than costs and expenses primarily consist of charges to revenues.

(c) Deductions include write-offs of uncollectible amounts, net of recoveries.

                                 EXHIBIT INDEX

                                                                                      PAGE
                                                                                    NUMBER IN
                                                                                    SEQUENTIAL
                                                                                    NUMBERING
EXHIBIT                                                                              SYSTEM
-------                                                                             ---------
   1.1    Purchase Agreement dated September 29, 1997 among Bally Total Fitness
          Holding Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce,
          Fenner & Smith Incorporated, Chase Securities Inc., Societe Generale
          Securities Corporation and Ladenberg Thalmann & Co. Inc.
   4.1    Indenture dated as of October 7, 1997 between Bally Total Fitness
          Holding Corporation and First Trust National Association, as Trustee,
          including the form of Old Note and form of New Note.
   4.2    Registration Rights Agreement dated as of October 7, 1997 among Bally
          Total Fitness Holding Corporation and Merrill Lynch & Co., Merrill
          Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc.,
          Societe Generale Securities Corporation and Ladenburg, Thalmann & Co.
          Inc.
  *4.3    Indenture dated as of January 15, 1997 between Bally Total Fitness
          Holding Corporation and Amalgamated Bank of Chicago, as Trustee (filed as an exhibit to Entertainment's Annual Report on Form 10-K, file no.
          1-7244, for the fiscal year ended December 31, 1993).
   4.4    Supplemental Indenture dated September 24, 1997 between Bally Total
          Fitness Holding Corporation and Amalgamated Bank of Chicago, as Trustee.
   4.5    Senior Subordinated Note Specimen Certificate.
   5.1    Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
  12.1    Computation of Ratio of Earnings to Fixed Charges.
  23.1    Consent of Ernst & Young LLP.
  23.2    Consent of Benesch, Friedlander, Coplan & Aronoff LLP (contained in its
          Opinion filed as Exhibit 5.1 hereto).
  24.1    Powers of Attorney for the Company (set forth on the signature page hereof).
  25.1    Statement of Eligibility of Trustee on Form T-1.

---------------

*Incorporated by reference.